Exhibit T3C.1

CLIFFORD CHANCE LLP

NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY
AS ISSUER,

NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY
AS PARENT,

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION
AS TRUSTEE

INDENTURE
DATED AS OF JUNE [1], 2022

4.75% SENIOR SECURED NOTES DUE JUNE 30, 2026

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06;
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	12.01 13.02; 13.04; 13.05
(b)	12.07
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	12.07
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.10; 7.07; 7.08
316(a)	13.06
(a)(1)(A)	6.04
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.06
(c)	2.12
317(a)(1)	6.07
(a)(2)	6.08
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01
N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

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Appendix –	Provisions Relating to Securities
Exhibit A –	Form of Security
Exhibit B –	Form of Portfolio Report
Exhibit C –	Insurances
Exhibit D –	Core Lease Criteria
Exhibit E –	Required Documentation
Exhibit F –	Form of Monthly Management Report

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INDENTURE, dated as of June [1], 2022, between NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated and existing under the laws of Ireland with registered number 599680 (“NAC 29”), NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated and existing under the laws of Ireland with registered number 567526 (“NAC DAC”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (together with its successors and assigns under this Indenture, the “Trustee”), as Trustee.

RECITALS

WHEREAS, pursuant to the terms and conditions of the Plan of Reorganization (as hereinafter defined), the Initial Holders (as hereinafter defined) are to be issued beneficial interests in the Securities (as hereinafter defined) in an aggregate principal amount of $[•];

WHEREAS, NAC DAC has duly authorized the execution and delivery of this Indenture in connection with its guarantee (documented under the Intercreditor Agreement) in respect of the Securities issued hereunder; and

WHEREAS, (a) all acts and things necessary to make (i) the Securities, when executed by NAC 29 and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of NAC 29; and (ii) this Indenture a valid agreement of NAC 29 and NAC DAC, according to its terms, have been done and performed, and (b) the execution of this Indenture and the issuance hereunder of the Securities have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Securities are, and are to be, issued, authenticated and delivered, and in consideration of the premises set forth herein, NAC 29 and NAC DAC covenant and agree with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Securities (except as otherwise provided below), as follows:

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01.        Definitions.

“Accounting Reference Date” means December 31 or such other date as notified in writing by NAC 29 to, and agreed by, the Security Agent.

“Acquisition LTV” means, in respect of any Permitted NAC 29 Aircraft Asset Acquisition, an amount (expressed as a percentage) equal to:

(a)        the aggregate amount of Permitted Additional Pari Passu Indebtedness proposed to be incurred in relation to such Permitted NAC 29 Aircraft Asset Acquisition; divided by

(b)          Acquisition Appraised Value of the relevant Aircraft Assets that are subject to such Permitted NAC 29 Aircraft Asset Acquisition.

“Acquisition Appraised Value” means, in respect of a Permitted NAC 29 Aircraft Asset Acquisition:

(a)          in the case of any Aircraft Asset(s) (or Aircraft Asset(s) held within the relevant Aircraft AOE) which are On-Lease, either (A) if such Aircraft Asset(s) are being, or were, purchased by a member of the NAC 29 Group “new, ex-factory”, the full life value given in a Desktop Valuation, or (B) otherwise, the half-life value given in a Desktop Valuation; or

(b)         in the case of any Aircraft Asset(s) (or Aircraft Asset(s) held within the relevant Aircraft AOE) which are Off-Lease, the full-life market valuation given in a Desktop Valuation less a Maintenance Adjustment as prepared for the relevant Aircraft Asset(s), in each case such valuation to be prepared as at a date no earlier than 30 days prior to the date of such Permitted NAC 29 Aircraft Asset Acquisition.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. Unless the context otherwise clearly requires, any reference to an “Affiliate”, is a reference to an Affiliate of NAC DAC.

“Aggregate Senior Debt” means, from time to time, an amount equal to (a) the entire unpaid principal amount of the Securities, plus (b) the aggregate principal amount outstanding under the Senior Secured Loans, plus (c) the aggregate principal amount outstanding under any Permitted Additional Pari Passu Indebtedness.

“Aircraft AOE” means any limited liability company or other entity whose principal asset(s) are Aircraft Assets.

“Aircraft Asset” means an aircraft, airframe or aircraft engine (including any related part).

“Allocable Amount” means, in respect of any NAC 29 Aircraft Asset or the related NAC 29 Aircraft AOE at any time, the pro-rated portion of the outstanding Aggregate Senior Debt, calculated based on the Appraised Value(s) of such NAC 29 Aircraft Asset, compared to the aggregate Appraised Values of all the NAC 29 Aircraft Assets, in each case based on the most recent Appraised Values provided by NAC 29 for the NAC 29 Aircraft Assets.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate offences, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of the Depository, if any, that are applicable to such matter at such time.

“Appraised Values” means, with respect to any NAC 29 Aircraft Asset, the most recently provided full-life market valuation for that NAC 29 Aircraft Asset, less the most recent Maintenance Adjustment for that NAC 29 Aircraft Asset, in each case, as provided pursuant to Section 12.02.

“Approved Appraiser” means Ascend by Cirium or any other aircraft appraiser agreed between NAC 29 and the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) in writing.

“Approved Replacement Exit Facility” means a Super Senior Credit Facility to be made available to NAC DAC by PK Air 1 IRL DAC (or one or more of its Affiliates) on terms that are consistent with those approved by the Majority Consenting Equitizing Creditors (as such term is defined in the Plan of Reorganization) pursuant to the Plan of Reorganization and the Confirmation Order.

“Asset Trade” means:

(a)        for any NAC 29 Aircraft Asset, any sale, exchange, substitution or other disposition of all or part of an engine, part or component for that NAC 29 Aircraft Asset (but, for the avoidance of doubt, not a complete NAC 29 Aircraft Asset) which is being made pursuant to, and satisfies all the requirements of, paragraph (k) of the definition of “Permitted NAC 29 Disposal” (each such engine, part or component, a “Traded-Out Asset”) in exchange for, or the proceeds of which are being used to purchase or otherwise acquire, a replacement engine, part or component (each such replacement engine, part or component, a “Traded-In Asset”); and

(b)         for any other Group Aircraft Asset that is not a NAC 29 Aircraft Asset, any sale, exchange, part-out, substitution or other disposition of all or part of an engine, part or component for that Group Aircraft Asset (but, for the avoidance of doubt, not a complete Group Aircraft Asset) in exchange for, or the proceeds of which are being used to purchase or otherwise acquire, a replacement engine, part or component.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq).

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

“Board of Directors” means:

(a)          with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)          with respect to a partnership, the board of directors of the general partner of the partnership;

(c)          with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)          with respect to any other Person, the board or committee of such Person serving a similar function.

Unless otherwise specified herein, each reference to a Board of Directors will refer to the Board of Directors of NAC 29.

“Business” means the ownership, leasing, servicing, lease management, trading and financing of commercial jet and turboprop aircraft with a primary focus on the regional and single-aisle passenger aircraft market, the investment in aircraft, aviation and aerospace related companies and activities (including joint ventures and minority participations) with a primary focus on the regional and single-aisle aircraft market and, in each case, activities ancillary or incidental thereto.

“Business Day” means each day which is not a Legal Holiday.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol to the Convention on Matters Specific to Aircraft Equipment (the “Aircraft Protocol”), both signed in Cape Town, South Africa on 16 November 2001, together with any regulations made in connection with them, and references to any Articles of the Cape Town Convention refer to the English language version of the Consolidated Text of the Cape Town Convention and the Aircraft Protocol attached to Resolution No. 1 of the final Act of the Diplomatic Conference to adopt the Convention and the Aircraft Protocol.

“Capital Stock” means:

(a)          in the case of a corporation, corporate stock;

(b)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)          in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests or shares in the capital of a company; and

(d)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash” means, at any time, cash at bank credited to an account of any member of the NAC Group and to which any member(s) of the NAC Group is or are alone beneficially entitled and for so long as (i) that cash is repayable on demand, (ii) repayment of that cash is not contingent on the prior discharge of any other indebtedness of the NAC Group or of any other Person whatsoever or on the satisfaction of any other condition, (iii) there is no lien over that cash (other than any Lien arising as a result of the general terms and conditions of the relevant financial institution applicable to any bank account, or pursuant to which the relevant member of the NAC Group has free access to that cash), and (iv) such cash is freely and immediately available to be applied in accordance with the instructions of any one or more member(s) of the NAC Group.

“Cash Equivalent Investments” means (i) debt securities issued by, or unconditionally guaranteed by the United States of America, the United Kingdom, France, Denmark, Germany or Japan (each a “Relevant Country”) in each case rated P1 (Moody’s) or A1 (S&P) which are not convertible into any other form of security and having not more than three months to final maturity, (ii) debt securities which are not convertible into any other form of security, and having not more than three months to final maturity, rated P1 (Moody’s) or A1 (S&P) and which are not issued or guaranteed by any member of the NAC Group, (iii) certificates of deposit having not more than three months to maturity issued by, and acceptances by, banking institutions authorized under applicable legislation of a Relevant Country rated P1 (Moody’s) or A1 (S&P), and (iv) any other similar short-term cash equivalent investment, in each case to which any member(s) of the NAC Group is/are alone beneficially entitled.

“Chapter 11 Cases” means the voluntary cases commenced by NAC DAC and certain of its direct and indirect Subsidiaries under chapter 11 of title 11 of the United States Code, which cases have been jointly administered under case number 21-33693 (KRH) (Bankr. E.D. Va.).

“Code” means the US Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property, rights, title, benefits, interests, assets, accounts and proceeds which are subject, or expressed to be subject, to the Liens created, or expressed to be created, pursuant to the Shared Transaction Security.

“Competitor” means:

(a)          any commercial aircraft leasing company; or

(b)         any Subsidiary or joint venture of any such commercial aircraft leasing company or any other Person that is owned, controlled or managed by any such company, in each case for this paragraph (b), to the extent such Person is reasonably identifiable as associated with the applicable commercial aircraft leasing company, provided that:

(i)         the provision of investment advisory services by a Person to an employee benefit plan (within the meaning of in section 3(3) of ERISA) which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor if such Person has established procedures which will prevent confidential information supplied to such Person by any member of the group from being transmitted or otherwise made available to such employee benefit plan or Person owning or controlling such employee benefit plan;

(ii)         in no event shall an Institutional Investor which (x) maintains passive or Minority Equity Investments in any Person which is a Competitor be deemed a Competitor, it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Institutional Investor to be a “Competitor”, or (y) is an insurance company, bank, trust company, savings and loan association or any pension plan, be deemed a “Competitor”; and

(iii)        in no event shall an Initial Holder (or an “Initial Lender” under and as defined in the Senior Secured Credit Agreement or Super Senior Credit Facility Agreement) be deemed a Competitor if, and for so long as, any such Person remains a Holder or a beneficial owner of Securities (or a “Lender” under and as defined in the Senior Secured Credit Agreement or Super Senior Credit Facility Agreement (as applicable)).

“Compulsory Acquisition” means, for any NAC 29 Aircraft Asset, the requisition for title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of that NAC 29 Aircraft Asset by any Governmental Authority, whether in the state of registration of that NAC 29 Aircraft Asset or otherwise, whether de facto or de jure, but shall exclude requisition for use or hire not involving requisition of title.

“Confidential Information” means information delivered by or on behalf of NAC 29, NAC DAC or any of their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Indenture that is proprietary in nature and that was clearly marked or labelled or otherwise adequately identified when delivered as being confidential information, provided that such term does not include information that (a) was publicly known or otherwise known to the recipient prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the recipient or any Person acting on such recipient’s behalf, (c) otherwise becomes known to such Person other than through disclosure by NAC 29, NAC DAC or any of their respective Subsidiaries or (d) constitutes financial statements delivered under Section 12.01 that are otherwise publicly available.

“Confirmation Order” means the Order Confirming the Third Amended Joint Chapter 11 Plan of Reorganization of Nordic Aviation Capital Designated Activity Company and Its Debtor Affiliates (Technical Modifications), as entered by the Bankruptcy Court on the docket for the Chapter 11 Cases at Docket No. 743.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Financial Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a)          to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b)          to advance or supply funds:

(i)          for the purchase or payment of any such primary obligation; or

(ii)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“control” when used with respect to any Person means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that Person;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that Person; or

(iii)	give directions with respect to the operating and financial policies of that Person with which the directors or other equivalent officers of that Person are obliged to comply; or

(b)
the holding beneficially of more than 50% of the issued share capital of that Person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” means (i) a rate of 6.75% per annum or (ii) in any case, the maximum rate permitted by applicable law, if lower.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Desktop Valuation” means, in respect of any Aircraft Assets, a desktop valuation from an Approved Appraiser setting out the market value, half-life value and full-life value of such Aircraft Assets (for the avoidance of doubt, without any adjustment on account of the maintenance status of the relevant Aircraft Assets).

“Disposal” means (1) the sale, lease, license, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of NAC DAC or any other member of the NAC Group (including NAC 29 and each member of the NAC 29 Group), or (2) the issuance or sale of Equity Interests of any Subsidiary of NAC DAC, whether in a single transaction or a series of related transactions.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Stated Maturity and the date on which NAC 29 has redeemed all of the Securities; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of NAC DAC or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by NAC DAC or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and the symbol mean dollars constituting legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Note Asset Refinancing” means the incurrence of any Financial Indebtedness in order to refund, repay or refinance any GrowthCo E-Note, including to pay premiums (including tender premiums), defeasance costs and other fees and expenses (including break costs) in connection therewith.

“E-Note Receipt Event” means the receipt by any member of the GrowthCo Group of any amount under a GrowthCo E-Note in connection with (i) the sale or the Total Loss of any Aircraft Asset financed under the asset-backed securitization, asset-backed portfolio loan or equivalent transaction that such GrowthCo E-Note is attributable to, (ii) an E-Note Asset Refinancing, (iii) the sale of any GrowthCo E-Note, or (iv) the distribution of proceeds following the liquidation of, or enforcement of any Lien granted over any assets belonging to, any issuer of any GrowthCo E-Note.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment, the conditions of the workplace or the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including those related to Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, or was at the relevant time, treated as a single employer together with any NAC 29 Obligor pursuant to Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding six years, has been established or maintained, or to which contributions are or, within the preceding six years, have been made or required to be made, by any NAC 29 Obligor or any ERISA Affiliate or with respect to which any NAC 29 Obligor or any ERISA Affiliate may have any liability.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Excluded Amounts” means (i) all public or third party liability insurance and any proceeds thereof payable as a result of claims solely for the benefit of or in respect of any cost, loss or liability that has been suffered by any member of the NAC Group or their officers, directors, agents, employees and affiliates (each an “NAC Party”), and (ii) any indemnity, reimbursement or similar amount payable in favor of and/or for the benefit of any NAC Party, in each case solely in respect of any cost, loss or liability suffered or incurred by any NAC Party or in respect of which any NAC Party is required to indemnify any other Person (which is not a member of the NAC Group), together (in each case) with all proceeds of and claims for damages in relation to the foregoing.

“Exit Facility” has the meaning given to that term in the Intercreditor Agreement.

“Exit Facility Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a similar transaction where neither party is under undue pressure to trade and assuming a reasonable time period for completing the transaction, as determined in good faith by NAC DAC or the applicable member of the NAC Group, which determination will be conclusive.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Finance Lease” means any finance lease, instalment sale agreement, conditional sale agreement, hire purchase agreement or similar instrument, which would, in accordance with IFRS, be treated as a finance or capital lease.

“Final Disposition” means:

(a)          any sale of a NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component, following which that NAC 29 Aircraft Asset or NAC 29 Disposal Component ceases to be beneficially owned by a member of the NAC 29 Group, excluding (i) any Asset Trade, (ii) Part-Out Sale, or (iii) the contribution of any NAC 29 Aircraft Asset or NAC 29 Disposal Component (including through contribution of the relevant NAC 29 Aircraft AOE) into a Permitted Joint Venture or Permitted NAC 29 Joint Venture;

(b)          any Part-Out Sale in respect of a NAC 29 Aircraft Asset or NAC 29 Disposal Component;

(c)        the contribution of any NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component into a Permitted Joint Venture or Permitted NAC 29 Joint Venture with the prior written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors); and

(d)          the entry into of any Permitted Finance Lease for a NAC 29 Aircraft Asset.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)          moneys borrowed and debit balances at banks or other financial institutions;

(b)          any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialized equivalent);

(c)          any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)          any liability in respect of a Finance Lease or JOLCO Transaction;

(e)          receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under IFRS);

(f)         any Hedging Obligations (and, when calculating the value of such Hedging Obligations, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Hedging Obligation, that amount) shall be taken into account);

(g)         any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the NAC Group (excluding any given in respect of trade credit arising in the ordinary course of business); or (ii) any liabilities of any member of the NAC Group relating to any post-retirement benefit scheme;

(h)          any amount raised by the issue of redeemable shares which are redeemable before the Maturity Date;

(i)           any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or if the agreement is in respect of the supply of assets or services and the payment is due more than 120 days after the customary date for payment;

(j)        any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS;

(k)        any earn outs, vendor loan notes, purchase price adjustments, profit sharing arrangements, deferred consideration and similar obligations arising out of sale and purchase contracts; and

(l)           (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) through (k) above, other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, that Contingent Obligations shall be deemed not to constitute Financial Indebtedness.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the NAC Group ending on or about the Accounting Reference Date in each year.

“Fitch” means Fitch Ratings Ltd, or any successor thereto.

“Fleet Information Representation Letter” means the letter dated the Plan Effective Date addressed to, amongst others, the Security Agent and the Trustee setting out, and representing as complete and accurate the following information in respect of all NAC 29 Aircraft Assets as at such date: (a) airframe or engine type (as applicable); (b) manufacturer’s serial number; (c) country of registration (for airframes only); (d) legal title holder; (e) lessor (if applicable) and (f) Lease Obligor (if On-Lease).

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program that is (a) established, maintained or contributed to by any NAC 29 Obligor or any of its Subsidiaries, or with respect to which any NAC 29 Obligor or any of its Subsidiaries may have any liability, in each case for the benefit of current or former employees or other service providers of any NAC 29 Obligor or any of its Subsidiaries employed, providing services or residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority (each a “Governmental Plan”)), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) not subject to ERISA.

“Foreign Plan Event” means, (a) with respect to any Foreign Plan, the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) with respect to any Foreign Plan or Governmental Plan, the failure to make the required contributions or payments, under any applicable law or contract, on or before the due date for such contributions or payments, (c) with respect to any Foreign Plan, the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) with respect to any Foreign Plan or Governmental Plan, the incurrence of any liability by any NAC 29 Obligor or any of its Subsidiaries under applicable law or contract on account of the complete or partial termination of such plan or the complete or partial withdrawal of any participating employer therein, (e) with respect to any Foreign Plan or Governmental Plan, the occurrence of any transaction that is prohibited under any applicable law or contract and that could reasonably be expected to result in the incurrence of any liability of any NAC 29 Obligor or any of its Subsidiaries, or (f) with respect to any Foreign Plan or Governmental Plan, the imposition on any NAC 29 Obligor or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any non-compliance with any applicable law or contract.

“Freyja” means Freyja Aviation One Malta Limited, a limited liability company incorporated and existing under the laws of Malta with company registration number C71073 and a Wholly-Owned Subsidiary of NAC 29.

“Governmental Authority” means:

(a)          the government of:

(i)           the United States of America, the United Kingdom or Ireland or any state or other political subdivision of any thereof; or

(ii)         any other jurisdiction in which NAC 29, NAC DAC or any other member of the NAC Group conducts all or any part of its business, or which asserts jurisdiction over any properties of NAC 29, NAC DAC or any other member of the NAC Group; or

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Group Aircraft Asset” means each Group Owned Aircraft Asset, together with each other aircraft (not being a Group Owned Aircraft Asset) which is leased (including, for the avoidance of doubt, pursuant to a JOLCO Transaction) by or for the benefit of any member of the NAC Group in connection with the Business and, save where the context otherwise requires, each reference to a Group Aircraft Asset shall include reference to the airframe and each engine relating to such Group Aircraft Asset.

“Group Owned Aircraft Asset” means any and all aircraft, airframes and aircraft engines which are owned by a member of the NAC Group or are held on trust for the benefit of a member of the NAC Group.

“GrowthCo” means NAC Growth Holdco 1 Limited, a newly incorporated special purpose and wholly-owned Subsidiary of NAC DAC, whose business is limited to the acquisition, ownership, leasing and trading of GrowthCo Assets.

“GrowthCo Aircraft AOE” means any limited liability companies or other entities that are, or upon their acquisition in compliance with the terms of this Indenture will become, Wholly-Owned Subsidiaries of GrowthCo or a GrowthCo Orphan Group Entity, and whose principal assets are GrowthCo Aircraft Assets.

“GrowthCo Aircraft Asset” means any Aircraft Assets being or relating to turboprop, regional or single-aisle aircraft that are, or upon their acquisition in compliance with the terms of this Indenture will become, beneficially owned by a member of the GrowthCo Group or a GrowthCo Orphan Group Entity.

“GrowthCo Asset” means any GrowthCo Aircraft Asset or any GrowthCo Aircraft AOE (as the context requires).

“GrowthCo Asset Refinancing” means the incurrence of any Financial Indebtedness in order to refund, repay or refinance any then existing Financial Indebtedness incurred by a member of the GrowthCo Group or a GrowthCo Orphan Group Entity in connection with any GrowthCo Asset, including to pay premiums (including tender premiums), defeasance costs and other fees and expenses (including break costs) in connection therewith.

“GrowthCo Asset Sale” means any sale of a GrowthCo Asset, following which that GrowthCo Asset ceases to be beneficially or economically owned by a member of the GrowthCo Group or a GrowthCo Orphan Group Entity, excluding any Asset Trade.

“GrowthCo Enforcement Event” means the distribution of proceeds following the liquidation of, or enforcement of any Lien granted over any assets belonging to, any member of the GrowthCo Group or a GrowthCo Orphan Group Entity.

“GrowthCo E-Note” means any E notes, E certificates or similar interests beneficially owned by a member of the GrowthCo Group in any asset-backed securitizations, asset-backed portfolio loan or other similar transaction.

“GrowthCo Group” means GrowthCo with its Subsidiaries from time to time.

“GrowthCo (NAC 29) Note Redemption Amount” has the meaning given to that term in paragraph (b) the definition of “GrowthCo Notes”.

“GrowthCo (NAC 29) Notes” means GrowthCo Notes issued in favour of NAC 29, which will (without prejudice to each applicable requirement set out in the definition of “GrowthCo Notes”):

(a)          require that GrowthCo will use the proceeds of the issuance to either (a) redeem (at or below par) any GrowthCo (NAC DAC) Notes issued within the eighteen months prior to the issuance of such GrowthCo (NAC 29) Notes (b) finance or re-finance the acquisition of GrowthCo Assets by a member of the GrowthCo Group, or (c) finance or re-finance the purchase by a member of the GrowthCo Group of any E notes, E certificates, profit-participating notes or other instruments intended to achieve a similar effect, in each case issued by a GrowthCo Orphan Entity; and

(b)         accrue interest on the outstanding principal amount at a rate of 4.75% per annum, provided that all accrued interest will capitalise on a semi-annual basis on 30 June and 31 December of each calendar year, and in respect of which no make-whole amount or other redemption fee or premium will be payable.

“GrowthCo (NAC DAC) Notes” means GrowthCo Notes issued in favour of NAC DAC, which will (without prejudice to each applicable requirement set out in the definition of “GrowthCo Notes”):

(a)          require that GrowthCo will use the proceeds of the issuance to either (i) finance or re-finance the acquisition of GrowthCo Assets by a member of the GrowthCo Group, or (ii) finance or re-finance the purchase by a member of the GrowthCo Group of any E notes, E certificates, profit-participating notes or other instruments intended to achieve a similar effect, in each case issued by a GrowthCo Orphan Entity; and

(b)          accrue no interest and in respect of which no make-whole amount or other redemption fee or premium will be payable.

“GrowthCo Net Sale Proceeds” means, with respect to any GrowthCo Asset Sale, the aggregate amount of cash received or to be received from time to time (whether as initial or deferred consideration) by or on behalf of the seller in connection with such transaction (excluding, for the avoidance of doubt, any reduction in the gross purchase price payable to the seller in respect of the relevant GrowthCo Asset that is attributable to the security deposit and/or maintenance reserves for the relevant GrowthCo Asset), after deducting therefrom (without duplication): (i) reasonable and customary brokerage commissions and other similar fees and commissions but excluding any other brokerage commissions paid to a Person that is a member of the NAC Group or a GrowthCo Orphan Group Entity, (ii) the amount of Taxes payable in connection with or as a result of such transaction, and (iii) the cost of any modifications to any GrowthCo Asset made directly in connection with the GrowthCo Asset Sale and in accordance with Leasing Company Practice, in each case to the extent, but only to the extent, that amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not a member of the NAC Group or a GrowthCo Orphan Group Entity and are properly attributable to such transaction or to the asset that is the subject thereof.

“GrowthCo Notes” means notes issued by GrowthCo in favour of either NAC 29 or NAC DAC, the terms of which will:

(a)         provide that the obligations of GrowthCo under the GrowthCo Notes will be subordinate to GrowthCo’s obligations to third parties, but rank pari passu amongst each other;

(b)        provide that the principal amount (including any capitalised interest) under the GrowthCo Notes will be subject to a mandatory redemption (together with any accrued but uncapitalised interest) upon:

(i)          a GrowthCo Asset Sale;

(ii)         (unless the relevant GrowthCo Aircraft Asset is on-lease and the lessee is required to, and does, transfer beneficial title to the relevant asset owner of a substitute GrowthCo Aircraft Asset that meets the requirements of the lease, and which will itself become a “GrowthCo Aircraft Asset” following that transfer) the Total Loss of any GrowthCo Aircraft Asset;

(iii)        a GrowthCo Asset Refinancing;

(iv)        an Orphan Profit Participating Instrument Receipt Event;

(v)         an E-Note Receipt Event; or

(vi)        a GrowthCo Enforcement Event,

whereupon (in each case) the GrowthCo Notes (including any capitalised interest and any accrued but uncapitalised interest) will be redeemed on a pro rata basis by an amount equal to the Residual Proceeds attributable to that event (any such amount that is payable pursuant to the GrowthCo (NAC 29) Notes, will be the “GrowthCo (NAC 29) Note Redemption Amount”);

(c)          include customary special purpose covenants and other appropriate covenants in respect of the GrowthCo Group, including, without limitation:

(i)         restrictions limiting their business to matters arising in connection with (i) their formation and/or corporate administration, (ii) their ownership, trading, leasing and/or financing of GrowthCo Assets (including any maintenance, storage and equivalent agreements for Off-Lease Aircraft Assets), and/or (iii) their ownership of any GrowthCo E-Notes or Orphan Profit Participating Instrument;

(ii)       restrictions on the incurrence of Financial Indebtedness, subject to certain customary exclusions, including exclusions for (i) the GrowthCo Notes, (ii) Financial Indebtedness between GrowthCo and any member of the NAC Group that is not a member of the GrowthCo Group, provided that such indebtedness is subordinated to the rights of NAC 29 and/or NAC DAC under the GrowthCo Notes, (iii) Financial Indebtedness between one member of the GrowthCo Group and another member of the GrowthCo Group, provided that any such indebtedness that has been incurred by GrowthCo will be subordinated to the rights of NAC 29 and/or NAC DAC under the GrowthCo Notes, and (iv) Financial Indebtedness incurred for the purposes of the financing or re-financing their acquisition of GrowthCo Assets;

(iii)       restrictions on the granting of liens by the GrowthCo Group, subject to certain customary exclusions, including an exclusion for the granting of liens in respect of secured Financial Indebtedness incurred for the purposes of financing or re-financing their acquisition of GrowthCo Assets; and

(iv)        restrictions on distributions by GrowthCo whilst the GrowthCo Notes remain outstanding;

(d)          include customary limitation on recourse and non-petitioning provisions for the benefit of GrowthCo; and

(e)          without prejudice to Section 4.16(b), not include any restrictions on disposals of GrowthCo Assets.

“GrowthCo Orphan Entity” means an orphan entity or equivalent (together with each of its Subsidiaries) for whom one or more members of the GrowthCo Group holds all of the E notes, E certificates, profit-participating notes or other instruments intended to achieve a similar effect (each, an “Orphan Profit Participating Instrument”) that, in each case, have been issued by that “GrowthCo Orphan Entity”, provided that:

(a)        the business of the “GrowthCo Orphan Entity” and each of its Subsidiaries is limited to matters arising in connection with (i) their formation and/or corporate administration, and/or (ii) their ownership, trading, leasing and/or financing of GrowthCo Assets (including any maintenance, storage and equivalent agreements for Off-Lease Aircraft Assets);

(b)        the “GrowthCo Orphan Entity” and each of its Subsidiaries has not incurred any Financial Indebtedness, other than pursuant to (i) the Orphan Profit Participating Instruments, (ii) between a GrowthCo Orphan Entity and another GrowthCo Orphan Group Entity, and/or (iii) Financial Indebtedness incurred for the purposes of the financing or re-financing their acquisition of GrowthCo Assets;

(c)         the “GrowthCo Orphan Entity” and each of its Subsidiaries has not granted any Liens over its assets, other than (i) any Lien granted in respect of secured Financial Indebtedness incurred for the purposes of financing or re-financing their acquisition of GrowthCo Assets, and (ii) any Lien of a type that it would have been entitled to grant, had it been a member of the NAC 29 Group, in accordance with the definition of Permitted NAC 29 Liens (excluding paragraph (a) thereof); and

(d)          the Board of Directors of each “GrowthCo Orphan Entity” and each of its Subsidiaries are comprised exclusively of independent professional directors.

“GrowthCo Orphan Group Entity” means a GrowthCo Orphan Entity and each of its Subsidiaries.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Financial Indebtedness or other obligations.

“Guarantor” means each of the ICA Guarantors from time to time, in each case until such time as any such Guarantor shall be released and relieved of its obligations pursuant to the terms of the Note Documents, which for the avoidance of doubt shall, at all times, include NAC DAC or any Person duly becoming a successor to NAC DAC pursuant to Section 5.02.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)          currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)          other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rate or commodity prices.

“Holder” means the Person in whose name a Security is registered in the Security Register, which shall initially be the nominee of the Depository.

“ICA Guarantee” means the joint and several guarantee and indemnity constituted by Clause 7 of the Intercreditor Agreement in respect of, amongst other things, NAC 29’s obligations under this Indenture and the Securities.

“ICA Guarantor” means, from time to time, each Person who is at such time a party to the Intercreditor Agreement in the capacity of “Guarantor”.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“incur” means to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, and the term “incurrence” shall have a correlative meaning.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Holders” means each holder of (a) Allowed NAC 29 Funded Debt Claims and/or (b) RoG Funded Debt Claims who has elected to receive the RoG Equitization Recovery, and, in each case, who has elected (or is deemed to have elected) to receive its participation (or a part thereof) in the Initial New NAC 29 Debt in the form of the New NAC 29 Notes.  Capitalized terms in this definition have the meanings given to them in the Plan of Reorganization.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Institutional Investor” means any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the date of this Indenture, among, amongst others, NAC 29, NAC DAC, the Security Agent and  the Trustee as authorized representative for the Secured Parties holding Note Obligations.

“Interest Payment Date” means the maturity date of an installment of interest on the Securities.

“Interim Relevant Proceeds Amount” means the aggregate amount of any Net Sale Proceeds and Total Loss Proceeds received by a member of the NAC Group who is, or upon the Plan Effective Date, will become a member of the NAC 29 Group in respect of any Interim Sale or Total Loss.

“Interim Sale or Total Loss” means any Final Disposition or Total Loss of any Aircraft Assets occurring on or after December 17, 2021 and before the Plan Effective Date, where such Aircraft Assets would, but for such Final Disposition or Total Loss, have constituted NAC 29 Aircraft Assets upon occurrence of the Plan Effective Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended (15 U.S.C. § 80a‑l, et seq).

“Investment Grade” means a rating equal to or higher than (a) BBB- (or the equivalent) by Fitch or S&P, (b) Baa3 (or the equivalent) by Moody’s, or (c) the equivalent rating of any other internationally recognized rating agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees), purchases or other acquisitions for consideration of Financial Indebtedness, equity interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet (excluding the footnotes) of NAC DAC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

"Issue Date" means June [1], 2022, the first date on which the Securities are issued, authenticated and delivered under this Indenture.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“JOLCO Lessor” means a bankruptcy-remote single purpose entity (not being a member of the NAC Group) incorporated in Japan as an orphan entity (or equivalent) or a subsidiary of a reputable Japanese lease arranger (or as a partnership of such entities) which owns any Group Aircraft Asset pursuant to a JOLCO Transaction.

“JOLCO Transaction” means a Japanese operating lease or other aircraft financing transaction on customary terms pursuant to which a JOLCO Lessor leases one or more Group Aircraft Asset to a member of the NAC Group pursuant to a lease, in each case the terms of which permit the member of the NAC Group to acquire legal title to the aircraft on exercise of a call option and payment of an agreed fixed price purchase option.

“Lease” means a lease of a Group Aircraft Asset to a Lease Obligor.

“Lease Obligor” means any third party (not being a member of the NAC Group or a Special Purpose Entity) having a liability or obligation to any member of the NAC Group or a Special Purpose Entity under a Lease of a Group Aircraft Asset (or any guarantor of any such Person).

"Lease VDR" means a password-protected online repository for document storage and distribution to which authorized representatives of the Security Agent and each Permitted Holder Representative (in each case, other than any such Person who is a Competitor or an employee or consultant of a Competitor) shall, upon written request from such Person to NAC DAC, be granted access. For the avoidance of doubt each natural person accessing the Lease VDR will, as a pre-condition to access, be required to (i) confirm that he/she is not accessing such Lease VDR for or on behalf of any Competitor, (ii) confirm that he/she is accessing such Lease VDR for or on behalf of the Trustee or the Security Agent, or in its capacity as Permitted Holder Representative, and (iii) submit to a confidentiality undertaking on substantially the same terms as Section 13.19, but which does not allow for disclosure by that Person (x) in each case, under the circumstances described in any of sub-Sections (a)(iii), (a)(v) or (a)(vii) thereof, or (y) in the case of any natural person accessing the Lease VDR as a Permitted Holder Representative, to any member of the related Permitted Holder Group.

“Leasing Company Practice” means, in relation to any particular issue or matter, acting with reasonable care and diligence as is customary and prudent in the international aircraft operating leasing industry for aircraft of the same type, but in any event no less care and diligence than the Servicer would use for its own aircraft.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, London, England or Dublin, Ireland (or, in relation to any payment hereunder only, if none of the foregoing, the place of payment).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Maintenance Adjustment” means, in respect of a NAC 29 Aircraft Asset, a maintenance status value adjustment for that NAC 29 Aircraft Asset, prepared by an Approved Appraiser.

“Majority Pari Passu Creditors” has the meaning given to that term in the Intercreditor Agreement (including, for the avoidance of doubt, as such term is varied by the operative provisions of the Intercreditor Agreement, including, without limitation, clauses 25.6 (Excluded Pari Passu Credit Participations), 25.7 (Disenfranchisement of NAC Group members) and 25.9 (Disenfranchisement of Competitors) of the Intercreditor Agreement).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of NAC DAC and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the NAC Group taken as a whole, (b) the ability of the NAC 29 Obligors (taken as a whole) to perform their respective obligations under this Indenture or the ICA Guarantees (taken together), or (c) the validity or enforceability of the Note Documents or the Senior Secured Credit Agreement.

“Maturity Date” means June 30, 2026, the fixed date on which the principal of the Securities is due and payable.

“Minority Equity Investments” means, in respect of any Competitor, any other Person beneficially owning or holding, directly or indirectly, ten percent or less of any class of voting or equity interests of that Competitor.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any ERISA Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAC 29” has the meaning given to such term in the preamble to this Indenture.

“NAC 29 Aircraft AOE” means any Aircraft AOE which is a direct or indirect Subsidiary of NAC 29.

“NAC 29 Aircraft Asset” means each Aircraft Asset that is beneficially owned from time to time by any member of the NAC 29 Group, provided that following a Final Disposition of a NAC 29 Disposal Component for a NAC 29 Aircraft Asset, references to that “NAC 29 Aircraft Asset” will be deemed to refer to the NAC 29 Remaining Aircraft Component in respect thereof.

“NAC 29 Disposal Component” means a part (but, for the avoidance of doubt, not a complete NAC 29 Aircraft Asset) formerly associated with an entire NAC 29 Aircraft Asset that the Servicer determines in good faith and in accordance with Leasing Company Practice should be disposed of, but excluding any Traded-Out Asset.

“NAC 29 Group” means NAC 29 with its Subsidiaries from time to time.

“NAC 29 LTV” means, at any time, an amount (expressed as a percentage) equal to the Aggregate Senior Debt as a portion of the aggregate Appraised Values of all the NAC 29 Aircraft Assets.

“NAC 29 Obligor” means, collectively, NAC 29 and each Guarantor from time to time.

“NAC 29 Remaining Aircraft Component” means the portion of a NAC 29 Aircraft Asset remaining after a portion thereof becomes a NAC 29 Disposal Component.

“NAC DAC Capital Stock” means:

(a)          any corporate stock of NAC DAC; and

(b)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, NAC DAC.

“NAC DAC Change of Control” means any Person or group of Persons acting in concert gaining control (directly or indirectly) of NAC DAC. For the purposes of this definition “acting in concert” means, a group of Persons who, pursuant to an agreement or understanding, actively co-operate, through the acquisition directly or indirectly of shares in NAC DAC by any of them, either directly or indirectly, for the purpose of obtaining or consolidating control of NAC DAC.

“NAC DAC Equity Interests” means NAC DAC Capital Stock and all warrants, options or other rights to acquire NAC DAC Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, NAC DAC Capital Stock.

“NAC Group” means NAC DAC and each of its Subsidiaries from time to time.

"NAC HoldCo" means NAC Holdings Limited, an exempted company incorporated in the Cayman Islands with registered number MC-388916 and whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

"NAC HoldCo SHA" means:

(a)         the Shareholders’ Agreement relating to NAC HoldCo and NAC DAC dated on or about the Plan Effective Date (as amended, supplemented and/or restated from time to time); or

(b)         any replacement shareholders' agreement(s) relating to NAC HoldCo and/or NAC DAC and/or any holding company of NAC DAC in effect from time to time.

“NAIC” means the National Association of Insurance Commissioners.

“Net Sale Proceeds” means, with respect to any Final Disposition, the aggregate amount of cash received or to be received from time to time (whether as initial or deferred consideration) by or on behalf of the seller in connection with such transaction (excluding, for the avoidance of doubt, any reduction in the gross purchase price payable to the seller in respect of the relevant NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component that is attributable to the security deposit and/or maintenance reserves related thereto and any Excluded Amounts) after deducting therefrom (without duplication): (i) reasonable and customary brokerage commissions and other similar fees and commissions but excluding any other brokerage commissions paid to a Person that is a member of the NAC Group, (ii) the amount of Taxes payable in connection with or as a result of such transaction and (iii) the cost of any modifications to any NAC 29 Aircraft Asset or NAC 29 Disposal Component made directly in connection with its sale or other Final Disposition and in accordance with Leasing Company Practice, in each case to the extent, but only to the extent, that amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not a member of the NAC Group and are properly attributable to such transaction or to the asset that is the subject thereof.

“Note Documents” means this Indenture, the Securities, the Intercreditor Agreement, any Guarantor Accession Deed (as defined in the Intercreditor Agreement), the Shared Security Documents and the Fleet Information Representation Letter and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Holder or the Trustee in connection with the Securities and transactions contemplated under this Indenture and/or the Intercreditor Agreement, as the same may be amended, supplemented or replaced from the time to time.

“Notes Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable by NAC 29 and the Guarantors with respect to the Securities and the ICA Guarantees and all other obligations of NAC 29 and the Guarantors to the Holders or the Trustee under the Note Documents, according to the terms hereunder or thereunder.

“Notes Proportion” means, from time to time, the decimal figure given when (a) the aggregate amount of outstanding Securities is divided by (b) the outstanding Aggregate Senior Debt, expressed to four (4) decimal places.

“Notes Pro Rata Share” means, from time to time, the decimal figure given when (a) the aggregate principal amount of outstanding Securities is divided by (b)(1) the outstanding Aggregate Senior Debt plus (2) the outstanding principal amounts under the Super Senior Credit Facility, expressed to four (4) decimal places.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, director (with respect to Irish private companies limited by shares and Irish designated activity companies), the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of NAC 29 or NAC DAC, as applicable, which certificate shall be deemed to be, and the Trustee may rely on its being, executed and delivered by the Officer signing it on behalf of the NAC 29 or NAC DAC, as applicable, that complies with the requirements of Section 13.04 and Section 13.05 hereof and Section 314(e) of the Trust Indenture Act and is delivered to the Trustee.  Unless otherwise specified herein, each reference to an Officer’s Certificate will refer to an Officer’s Certificate of NAC 29.

“Off-Lease” means:

(a)          with respect to any Group Aircraft Asset, where the leasing of that Group Aircraft Asset under the previous Lease (with respect to such Aircraft Asset) has been terminated, the Servicer or another member of the NAC Group (or their agents or any maintenance facility engaged by them) has control of that Group Aircraft Asset and it has not yet been delivered to a new Lease Obligor under any replacement Lease; and

(b)          with respect to any Aircraft Asset that is, or is intended to be, the subject of a Permitted NAC 29 Aircraft Asset Acquisition, where such Aircraft Asset (at the time of, or immediately following such, Permitted NAC 29 Aircraft Asset Acquisition) will not be or become subject to a Lease.

“On-Lease” means:

(a)          with respect to any Group Aircraft Asset, where that Group Aircraft Asset is subject to a Lease; and

(b)          with respect to any Aircraft Asset that is, or is intended to be, the subject of a Permitted NAC 29 Aircraft Asset Acquisition, where such Aircraft Asset will (at the time of, or immediately following such, Permitted NAC 29 Aircraft Asset Acquisition) be or become subject to a Lease, including (in either case) any Lease that has been executed but pursuant to which the applicable Aircraft Asset has not yet been delivered to the applicable Lease Obligor.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for, NAC 29 or other counsel who shall be reasonably acceptable to the Trustee that complies with the requirements of Section 13.04 and Section 13.05 hereof and, if required by the Trust Indenture Act, Section 314(e) of the Trust Indenture Act.

“Orphan Profit Participating Instrument” has the meaning given to that term in the definition of “GrowthCo Orphan Entity”.

“Orphan Profit Participating Instrument Receipt Event” means the receipt by any member of the GrowthCo Group of any amount under any Orphan Profit Participating Instrument in connection with the sale of any Orphan Profit Participating Instrument.

“Pari Passu Debt Acceleration Event” has the meaning given to that term in the Intercreditor Agreement.

“Part-Out Agreement” means any agreement (whether entered into with another member of the NAC Group or with a third party) for part-out, consignment agreement or similar agreement for the part-out of an Aircraft Asset (and related parts), which shall not include an agreement for the sale of (i) an engine unless such engine is being torn-down for part-out, or (ii) any Aircraft Asset (and related parts) that is the subject of an Asset Trade.

“Part-Out Sale” means, with respect to any Aircraft Asset, the sale, transfer or other disposition of any part or engine on such Aircraft Asset (including any airframe) to any Person (other than another member of the NAC Group) pursuant to a Part-Out Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Additional Pari Passu Indebtedness” any Financial Indebtedness incurred by NAC 29 (together with Freyja, if applicable) under a Pari Passu Facility or a Pari Passu Note Purchase Agreement (each as defined in the Intercreditor Agreement), provided that such Financial Indebtedness is incurred to either:

(a)          finance or re-finance a Permitted NAC 29 Aircraft Asset Acquisition, provided that the Acquisition LTV is no greater than 75%; or

(b)         re-finance all amounts due under any Super Senior Credit Facility in circumstances where (a) an Event of Default is continuing or an event of default (howsoever defined) is continuing under such Super Senior Credit Facility, the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness, and (b) creditors representing at least 25% of the Aggregate Senior Debt have requested NAC 29 to do so, provided that the terms of any Permitted Additional Pari Passu Indebtedness shall:

(i)        other than in the case of any Permitted Additional Pari Passu Indebtedness under paragraph (b) above, not benefit from any kind of call protection including payment of any make-whole payment, penalty payment or similar early prepayment or redemption compensation;

(ii)         not benefit from any mandatory prepayment events, covenants or events of default (howsoever described) that are broader in scope than those contained in this Indenture or the Senior Secured Credit Agreement in any material respect; and

(iii)        other than in the case of any Permitted Additional Pari Passu Indebtedness under paragraph (b) above, the all-in yield (inclusive of any upfront, commitment or equivalent fees payable in respect thereof and interest accrued thereunder) for any such Financial Indebtedness is less than 4.75%.

“Permitted Finance Lease” means a Finance Lease entered into by any member of the NAC Group as lessor, seller or creditor in relation to a Group Aircraft Asset.

“Permitted Holder Group” means any Person who is, or group of Persons who collectively are, the beneficial owner(s) of 10% or more of the Aggregate Senior Debt, and (i) none of whom is a Competitor, (ii) that has provided such evidence as NAC 29 may reasonably require to evidence that such Person(s) constitute a Permitted Holder Group (which may include the provision of a certificate from an Officer of each Person representing as to the amount of the Aggregate Senior Debt beneficially owned by such Person), (iii) each such Person has provided a satisfactory undertaking in favor of NAC 29 to notify NAC 29  immediately upon any reduction in the amount of the Aggregate Senior Debt beneficially owned by such Person, and (iv) has provided a list setting out (by name) each of its/their Permitted Holder Representatives that it wishes to be provided access to the Lease VDR.

“Permitted Holder Representative” means any natural person who a Permitted Holder Group has designated in writing to NAC 29 as being one of its legal advisors who should be granted access to the Lease VDR, and who is not a consultant or employee of a Competitor.

“Permitted Joint Venture” means any Joint Venture in which a member of the NAC Group has an interest and (a) that is subsisting as of the date of the Plan Effective Date, (b) that is engaged in a Similar Business, or (c) to which a member of the NAC Group has contributed one or more Aircraft Assets for operation either by the Joint Venture or by one or more other persons with an interest therein.

“Permitted NAC 29 Aircraft Asset Acquisition” means the acquisition by any member of the NAC 29 Group of any Aircraft Asset or Aircraft AOE, provided that, where the subject Aircraft Asset(s) (or, in the case of an Aircraft AOE, those Aircraft Asset(s) held by such Aircraft AOE) are or will be On-Lease, then such Lease shall comply with the core lease criteria set forth in Exhibit D, and no event of default (howsoever described) shall be continuing under the relevant Lease or have been waived by the relevant lessor solely for the purposes of conforming to this definition.

“Permitted NAC 29 Disposal” means any Disposal:

(a)          of a NAC 29 Aircraft Asset or NAC 29 Aircraft AOE which is for not less than a Fair Market Value (having regard to the totality of the transaction and any related transactions);

(b)         that is a Part-Out Sale in respect of a NAC 29 Aircraft Asset or NAC 29 Disposal Component, if determined by NAC DAC in good faith to be in the best interests of maximizing returns in respect of the relevant NAC 29 Aircraft Asset or the relevant NAC 29 Disposal Component (as applicable);

(c)          arising by way of investment into a Permitted NAC 29 Joint Venture, with the prior written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors);

(d)          arising as a result of any Permitted Finance Lease with respect to a NAC 29 Aircraft Asset;

(e)          of any Aircraft Asset or the related Aircraft AOE that has ceased to be a NAC 29 Aircraft Asset following the repayment by NAC 29 of the applicable Allocable Amount for that Aircraft Asset in accordance with Section 3.09 or Section 3.10;

(f)          by (w) NAC 29 to any of its Subsidiaries, or (x) a Subsidiary of NAC 29 to NAC 29 or any other Subsidiary of NAC 29, subject always to the continued compliance by NAC 29 with the security requirements set out in clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement;

(g)          arising as a result of any Permitted NAC 29 Lien;

(h)          which is a Lease that complies with the requirements of Exhibit D, whereby a NAC 29 Aircraft Asset is On-Lease;

(i)          by any member of the NAC 29 Group to a trust or an entity that is not a member of the NAC 29 Group for the purpose of addressing tax, regulatory or other objectives under the laws of an applicable jurisdiction so long as a member of the NAC 29 Group retains the beneficial or economic ownership of the relevant property or assets;

(j)          which is a sale of a NAC 29 Aircraft Asset to a Lease Obligor pursuant to the exercise of any purchase option in a Lease by the relevant Lease Obligor;

(k)          which is an Asset Trade, provided that either:

(i)          the relevant Traded-In Asset is of the same manufacturer and model (or an improved or advance version thereof) as the relevant Traded-Out Asset and (subject, in the case of any Asset Trade entered into between the relevant owner of the Traded-Out Asset and a Person that is not a member of the NAC Group, to any exceptions agreed to by the Servicer in accordance with Leasing Company Practice) has a substantially similar value to the relevant Traded-Out Asset; or

(ii)         the relevant Lease Obligor is entitled to implement such an Asset Trade, without further consent, under the terms of the Lease for the related NAC 29 Aircraft Asset;

(l)           to insurers as salvage upon the occurrence of a Total Loss in respect of an Aircraft Asset; or

(m)        of any Capital Stock of any member of the NAC 29 Group (other than NAC 29) that does not, at such time, hold legal or beneficial title to, or equivalent economic interest, any Aircraft Asset or any other material assets.

“Permitted NAC 29 Joint Venture” means any Joint Venture (a) in which a member of the NAC 29 Group has an interest, (b) in which at least one Joint Venture partner is a Person who is not an Affiliate of NAC DAC and (c)(i) that is subsisting as of the date of the Plan Effective Date, (ii) that is engaged in a Similar Business, or (iii) to which a member of the NAC 29 Group has contributed one or more Aircraft Assets upon fair and reasonable terms for operation either by the Joint Venture or by one or more other Persons with an interest therein.

“Permitted NAC 29 Liens” means:

(a)          the Shared Transaction Security;

(b)          Liens created by a member of the NAC 29 Group in connection with any Permitted Finance Lease over any NAC 29 Aircraft Asset which is the subject of such Finance Lease;

(c)          any Lease or sublease for a NAC 29 Aircraft Asset;

(d)         any Lien which a Lease Obligor for any NAC 29 Aircraft Asset is permitted to create in accordance with the terms of the Lease for that NAC 29 Aircraft Asset;

(e)          any Liens that arise as a result of the contravention of the obligations of a Lease Obligor under the Lease for that NAC 29 Aircraft Asset, provided that the relevant members of the NAC 29 Group (or the Servicer on their behalf) are taking appropriate steps in accordance with Leasing Company Practice to ensure the discharge of such Lien;

(f)          (i) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against a member of the NAC 29 Group with respect to which a member of the NAC 29 Group is in good faith prosecuting an appeal or proceedings for review, (ii) Liens incurred by a member of the NAC 29 Group for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which a member of the NAC 29 Group is a party, or (iii) Liens created by or resulting from any litigation or other proceeding that would not result in an Event of Default or an event of default (howsoever described) under the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(g)       carrier’s, warehouseman’s, hangar keeper’s, mechanic’s, repairer’s, landlord’s and materialmen’s liens, liens for Taxes, assessments and other governmental charges and other Liens arising in the ordinary course of business, by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements, in each case securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue, are for Taxes the non-payment of which is permitted or required by the application of insolvency laws (including the Bankruptcy Code), or are being contested in good faith and by appropriate proceedings diligently pursued and for which appropriate reserves have been established in accordance with IFRS;

(h)         Liens arising from uniform commercial code financing statement filings regarding operating leases entered into by a member of the NAC 29 Group in the ordinary course of business;

(i)          Liens in respect of (i) of a collection bank arising under Section 4-210 of the uniform commercial code of New York, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favour of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j)          the rights of insurers in respect of a NAC 29 Aircraft Asset, subject to insurance policies having been entered into in the ordinary course of business and according to commercially reasonable terms;

(k)         the interests of a voting or owner trustee, as applicable, or of any member of the NAC 29 Group that is an intermediate lessee in connection with the relevant intermediate lease;

(l)           any head lease, lease, conditional sale agreement or purchase option granted by a lessor or owner as to the purchase of the NAC 29 Aircraft Asset under or in respect of any lease, to the extent granted in accordance with the standard which a reputable international aircraft operating lessor would apply in the applicable circumstances; and

(m)         any other Lien created at the written request of, or with the prior written consent of, the Security Agent.

“Permitted NAC 29 Transaction” means:

(a)          any Disposal not prohibited, Financial Indebtedness incurred, guarantee, indemnity or Lien or quasi-Lien given, or other transaction arising, under this Indenture, the Securities, the Senior Secured Credit Agreement and any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(b)         an acquisition of (i) any Aircraft Asset that will become a NAC 29 Aircraft Asset, or (ii) any Aircraft AOE if as a result of such acquisition (A) such Aircraft AOE will become a NAC 29 Aircraft AOE or (B) such Aircraft AOE, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a member of the NAC 29 Group; and

(c)          the solvent liquidation or reorganization of any member of the NAC 29 Group which is not NAC 29, provided that any payments or assets distributed as a result of such liquidation or reorganization are distributed to other members of the NAC 29 Group, and provided that the security requirements set out in clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement continue to be complied with.

“Permitted NAC Group Acquisition” means:

(a)         the acquisition by a member of the NAC Group of any asset, share, securities or other property from another member of the NAC Group (including acquisitions of aircraft that are beneficially owned by a member of the NAC Group pursuant to an Irish trust or similar arrangement);

(b)        an acquisition of (i) any Aircraft Asset that will become a Group Aircraft Asset or (ii) any Aircraft AOE if as a result of such acquisition (A) such Aircraft AOE becomes a Subsidiary of NAC DAC or (B) such Aircraft AOE, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NAC DAC or another member of the NAC Group;

(c)          an acquisition of any aircraft leasing company whose primary assets are Aircraft Assets that will become Group Aircraft Assets;

(d)         an acquisition of one or more engines, parts or components whose primary purpose will be to be installed on a Group Aircraft Asset from time to time, including pursuant to any Asset Trade which, if it relates to NAC 29 Aircraft, meets the requirements of paragraph (k) of the definition of “Permitted NAC 29 Disposal”;

(e)        an acquisition of any other asset, share, securities or other property (not specified in clauses (a) through (d) above) in the ordinary course of the Business; or

(f)          the incorporation of a limited liability company which on incorporation becomes a member of the NAC Group.

“Permitted NAC Group Disposal” means any Disposal:

(a)          which is for not less than a Fair Market Value (having regard to the totality of the transaction and any related transactions);

(b)        that is a Part-Out Sale, to the extent not prohibited by this Indenture, the Securities, the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(c)        arising by way of investment into a Permitted Joint Venture or Permitted NAC 29 Joint Venture, to the extent not prohibited by this Indenture, the Securities, the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(d)         arising as a result of any Permitted Finance Lease, to the extent not prohibited by this Indenture, the Securities, the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(e)          arising as a result of any Permitted NAC Group Lien;

(f)           by (i) NAC DAC to any Subsidiary of NAC DAC, or (ii) a Subsidiary of NAC DAC to NAC DAC or any other Subsidiary of NAC DAC;

(g)         arising by way of an aircraft sale and leaseback transaction entered into by the NAC Group or by any Permitted Joint Venture or Permitted NAC 29 Joint Venture for the purposes of raising Permitted NAC Group Financial Indebtedness where the aircraft remains a Group Aircraft Asset;

(h)          which is a Lease whereby a Group Aircraft Asset is On-Lease;

(i)         by NAC DAC or any member of the NAC Group to a trust or an entity that is not NAC DAC or any member of the NAC Group for the purpose of addressing tax, regulatory or other objectives under the laws of an applicable jurisdiction so long as NAC DAC or any member of the NAC Group retains the beneficial or economic ownership of the relevant property or assets;

(j)           which is a sale to a Lease Obligor pursuant to the exercise of any purchase option in a Lease by the relevant Lease Obligor;

(k)          which is an Asset Trade;

(l)           to insurers as salvage upon the occurrence of a Total Loss in respect of an Aircraft Asset; or

(m)         of all or part of E notes, E certificates or similar interests in asset-backed securitizations, asset-backed portfolio loans or other similar transactions.

“Permitted NAC Group Financial Indebtedness” means:

(a)         (i) Financial Indebtedness arising under (A) this Indenture and/or (B) the Senior Secured Credit Agreement and/or (ii) any Permitted Additional Pari Passu Indebtedness;

(b)          Financial Indebtedness arising under or in respect of any Super Senior Credit Facility, in an amount no greater than $200,000,000;

(c)        any other Financial Indebtedness of any member of the NAC Group in existence at the Plan Effective Date or incurred by any member of the NAC Group pursuant to the terms of the Plan of Reorganization;

(d)         Financial Indebtedness of one member of the NAC Group to another member of the NAC Group, provided that any subsequent transfer of any such Financial Indebtedness (except to another member of the NAC Group) shall be deemed, in each case, to be an incurrence of Financial Indebtedness not permitted by this paragraph (d);

(e)        Financial Indebtedness arising under any Treasury Transaction entered into in the ordinary course of business, but not for investment or speculative purposes;

(f)          Financial Indebtedness arising in connection with pre-delivery payment obligations in respect of Aircraft Assets that will become Group Aircraft Assets, on arm’s length terms;

(g)        Financial Indebtedness arising in respect of the financing or refinancing (including by way of loan, instalment sale agreement, conditional sale agreement or a Finance Lease or JOLCO Transaction) of the acquisition price of any Aircraft Assets, provided that such Financial Indebtedness is in the form of Secured Financial Indebtedness, and is secured exclusively by the Aircraft Assets (together with related customary security including share security in respect of any Aircraft AOE) that are the subject of such financing or refinancing, including any cross-collateralised Financial Indebtedness relating to such Aircraft Assets;

(h)          Financial Indebtedness arising in respect of the financing or refinancing of assets other than Aircraft Assets, provided that such Financial Indebtedness (i) constitutes Secured Financial Indebtedness, and is secured exclusively by the assets that are the subject of such financing or refinancing, including any cross-collateralised Financial Indebtedness relating to such non-Aircraft Assets, and (ii) the aggregate amount of Permitted NAC Group Financial Indebtedness incurred under this paragraph (h) that is outstanding at any time shall not exceed $25,000,000;

(i)           Financial Indebtedness arising in connection with overdraft banking facilities of any member of the NAC Group, provided that the aggregate principal amount of Permitted NAC Group Financial Indebtedness incurred and outstanding under this paragraph (i) shall not exceed $25,000,000 at any time;

(j)           any Subordinated Shareholder Loan;

(k)          obligations in respect of any performance or similar bond guaranteeing performance by a member of the NAC Group under any contract entered into in the ordinary course of business;

(l)           any guarantee by NAC DAC of Financial Indebtedness or other obligations of any member of the NAC Group, in each case so long as the incurrence of such Financial Indebtedness incurred by the applicable member of the NAC Group is permitted by the terms of this Indenture;

(m)         any guarantee given in respect of the netting or set-off arrangements permitted pursuant to the definition of Permitted NAC Group Liens;

(n)        any guarantee (on customary terms) by any member of the NAC Group of the obligations of any other member of the NAC Group or any Special Purpose Entity under any Lease or document ancillary thereto, in each case, so long as the incurrence of such obligations by the applicable member of the NAC Group or Special Purpose Entity is not prohibited by the terms of this Indenture;

(o)         Financial Indebtedness and other obligations arising from any indemnity given in the ordinary course of the documentation in the ordinary course of business in respect of any Permitted NAC Group Acquisition or Permitted NAC Group Disposal where the indemnity is in a customary form and subject to customary limitations;

(p)         Financial Indebtedness arising in respect of any Unsecured NAC Facility, provided however that the aggregate principal amount of Permitted NAC Group Financial Indebtedness incurred (comprising both any undrawn commitments and any drawn principal) under any Unsecured NAC Facilities shall not, at any time, exceed an amount that is equal to (i) $350,000,000, less (ii) the aggregate of the total available commitments and the total drawn amount under any Super Senior Credit Facility at that time; and

(q)          Refinancing Indebtedness in respect of any Financial Indebtedness incurred pursuant to the foregoing paragraphs (c) and (e) to (p) above, provided that any such Refinancing Indebtedness shall count towards the aggregate $ caps referred to in paragraphs (h), (i) and (p).

“Permitted NAC Group Investments” means:

(a)         any Investment (i) in any member of the NAC 29 Group, or (ii) by NAC DAC or any Subsidiary of NAC DAC other than a member of the NAC 29 Group, in NAC DAC or any Subsidiary of NAC DAC;

(b)          any Investment in Cash and Cash Equivalent Investments;

(c)          any Permitted NAC Group Acquisition;

(d)         any Investment in securities or other assets not constituting Cash or Cash Equivalent Investments and received in connection with any Permitted NAC Group Disposal;

(e)          any Investment acquired by a member of the NAC Group:

(i)         in exchange for any other Investment or accounts receivable held by a member of the NAC Group in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii)         as a result of a foreclosure by any member of the NAC Group with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(f)          any Investments in Hedging Obligations entered into in the ordinary course of business;

(g)          Investments the payment for which consists of NAC DAC Equity Interests (exclusive of Disqualified Stock);

(h)          guarantees of Permitted NAC Group Financial Indebtedness;

(i)          any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 4.18;

(j)          Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing or similar arrangements;

(k)        any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of any member of the NAC Group, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not affiliates;

(l)          (i) Investments existing on, or contractually committed to as of, the Plan Effective Date and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as (x) no such modification, renewal or extension increases the amount of such Investment (after giving effect to write-downs or write-offs with respect to such Investment) except by the terms thereof or as otherwise permitted by Section 4.17 and (y) such modification, replacement, renewal or extension of such Investment is made in the same Person as the Investment modified, replaced, renewed or extended;

(m)       (i) endorsements for collection or deposit in the ordinary course of business and (ii) any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this paragraph (m) that are at that time outstanding (without giving effect to the sale of any Subsidiary of NAC DAC, to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed 1.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)        Investments in a Permitted Joint Venture or Permitted NAC 29 Joint Venture, when taken together with all other Investments made pursuant to this paragraph (n) that are at that time outstanding, not to exceed 50% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(o)        Investments consisting of the acquisition of all or part of the E notes, E certificates or similar interests in asset-backed securitizations, asset-backed portfolio loans or other similar transactions.

“Permitted NAC Group Liens” means:

(a)          Liens arising by operation of law in the ordinary course of business and not as a result of any default or omission by any member of the NAC Group;

(b)          Liens either existing as at the Plan Effective Date or created pursuant to the terms of, and as expressly contemplated by, the Plan of Reorganization;

(c)          any Shared Transaction Security;

(d)          any Liens required to be provided under the terms of the Exit Facility (including the Super Senior Additional Security);

(e)         Liens created by a member of the NAC Group in connection with any Permitted Finance Lease over the aircraft which is the subject of such Finance Lease;

(f)         Liens created by any member of the NAC Group to secure any Permitted NAC Group Financial Indebtedness, other than any Permitted NAC Group Financial Indebtedness incurred by one member of the NAC Group to another member of the NAC Group and any Subordinated Shareholder Loans;

(g)         any close-out netting or set off arrangements pursuant to any derivative transaction or foreign exchange transactions entered into by a member of the NAC Group;

(h)         Liens on property of a member of the NAC Group existing at the time such Person is merged into or consolidated with another member of the NAC Group or at the time of a purchase, lease or other acquisition of the properties of a Person as an entirety or substantially as an entirety by a member of the NAC Group; provided that such Lien is not created or incurred in connection with, or in contemplation of, the relevant transaction; provided, further, that any such Lien shall not extend to or cover any assets or properties of a member of the NAC Group other than the assets so acquired unless otherwise permitted under this definition;

(i)           leases, subleases or licenses granted to others in the ordinary and usual course of the NAC Group’s Business;

(j)          easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the Business of the NAC Group;

(k)       Liens incurred or deposits made in the ordinary course of business in connection with surety and appeal bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, however, that the obligation so secured is not overdue or is being contested in good faith and by appropriate proceedings diligently pursued;

(l)          any replacement or successive replacement in whole or in part of any Lien referred to in the foregoing clauses (a) to (k), inclusive; provided, however, (i) such replacement shall be limited to all or a part of the property which secured the Lien so replaced (plus improvements on such property) or (ii) if the property which secured the Lien so replaced has been destroyed, condemned or damaged and pursuant to the terms of the Lien other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

(m)        (i) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against a member of the NAC Group with respect to which a member of the NAC Group is in good faith prosecuting an appeal or proceedings for review, (ii) Liens incurred by a member of the NAC Group for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which a member of the NAC Group is a party, or (iii) Liens created by or resulting from any litigation or other proceeding that would not result in an Event of Default or an event of default (howsoever described) under the Senior Secured Credit Agreement and/or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(n)       carrier’s, warehouseman’s, hangar keeper’s, mechanic’s, repairer’s, landlord’s and materialmen’s liens, liens for Taxes, assessments and other governmental charges and other Liens arising in the ordinary course of business, by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements, in each case securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue, are for Taxes the non-payment of which is permitted or required by the application of insolvency laws (including the Bankruptcy Code), or are being contested in good faith and by appropriate proceedings diligently pursued and for which appropriate reserves have been established in accordance with IFRS;

(o)          solely in respect of any Group Aircraft Asset:

(i)          any Lien which a Lease Obligor for that Group Aircraft Asset is permitted to create in accordance with the terms of the Lease for that Group Aircraft Asset; or

(ii)        any Liens that arise as a result of the contravention of the obligations of a Lease Obligor under the Lease for that Group Aircraft Asset, provided that the relevant members of the NAC Group are taking appropriate steps in accordance with Leasing Company Practice to ensure the discharge of such Lien;

(p)         Liens arising from uniform commercial code financing statement filings regarding operating leases entered into by a member of the NAC Group in the ordinary course of business;

(q)         Liens in respect of (i) of a collection bank arising under Section 4-210 of the uniform commercial code of New York, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favour of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(r)          the rights of insurers in respect of a Group Aircraft Asset, subject to insurance policies having been entered into in the ordinary course of business and according to commercially reasonable terms;

(s)         the interests of a voting or owner trustee, as applicable, or of any member of the NAC Group that is an intermediate lessee in connection with the relevant intermediate lease;

(t)          any head lease, lease, conditional sale agreement or purchase option granted by a lessor or owner as to the purchase of a Group Aircraft Asset under or in respect of any lease, to the extent granted in accordance with the standard which a reputable international aircraft operating lessor would apply in the applicable circumstances; and

(u)         any other Lien of a member of the NAC Group in an aggregate amount which, together with all other outstanding Financial Indebtedness of the NAC Group secured by Liens not listed in clauses (a) through (u) of this definition, does not exceed 0.5% of Total Assets at the time incurred.

“Permitted NAC Group Transaction” means:

(1)          any Disposal not prohibited, Financial Indebtedness incurred, guarantee, indemnity or Lien or quasi-Lien given, or other transaction arising, under this Indenture, the Senior Secured Credit Agreement or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness;

(2)          the solvent liquidation or reorganization of any member of the NAC Group which is not NAC DAC, provided that any payments or assets distributed as a result of such liquidation or reorganization are distributed to other members of the NAC Group; and

(3)         transactions (other than (i) any sale, lease, license, transfer or other Disposal and (ii) the granting or creation of any Lien or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s-length terms and provided that the security requirements set out in Clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement continue to be complied with.

“Person” means any individual, corporation, partnership, limited liability company, designated activity company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan Effective Date” has the meaning given to such term in the Plan of Reorganization, the occurrence of which will be notified in writing by NAC 29 to the Trustee.

“Plan of Reorganization” means the Third Amended Joint Chapter 11 Plan of Reorganization of Nordic Aviation Capital Designated Activity Company and Its Debtor Affiliates (Technical Modifications) filed on the docket for the Chapter 11 Cases at Docket No. 727, as confirmed by the Confirmation Order, and as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms and the Confirmation Order.

“principal” of a Security means the principal of the Security.

“Proceeds Account” means the bank account in the name of NAC 29 that is held with the Proceeds Account Bank and charged, pledged or otherwise secured in favour of the Security Agent, into which certain payments of proceeds related to Final Dispositions and Total Loss of any NAC 29 Aircraft Asset are required to be paid in accordance with this Indenture.

“Proceeds Account Bank” means (a) as at the date of this Agreement, Wilmington Trust, National Association or (b) any other account bank with whom the Proceeds Account may be held from time to time with the written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors).

“Prohibited Country” means a country or territory that is subject to comprehensive country-wide or territory-wide Sanctions.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each year.

“Refinancing Indebtedness” means any Financial Indebtedness which serves to refund, repay or refinance prior to its respective maturity Permitted NAC Group Financial Indebtedness, including additional Financial Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and other fees and expenses (including break costs) in connection therewith; provided that such Refinancing Indebtedness:

(a)        solely in the case of Refinancing Indebtedness in respect of Financial Indebtedness that is not Secured Financial Indebtedness, shall have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Financial Indebtedness being refunded, repaid or refinanced;

(b)         to the extent such Refinancing Indebtedness refinances Financial Indebtedness subordinated in right of payment to the Senior Secured Loans, this Indenture, the Securities and/or any other Permitted Additional Pari Passu Indebtedness (whether pursuant to the terms of the applicable instrument or otherwise), such Refinancing Indebtedness is subordinated in right of payment to the Senior Secured Loans, this Indenture, the Securities and/or any other Permitted Additional Pari Passu Indebtedness on customary terms and at least to the same extent as the Financial Indebtedness being refinanced, repaid or refunded; and

(c)         shall be incurred and guaranteed by the same Persons that were obligors with respect to the Financial Indebtedness being refunded, repaid or refinanced.

“Related Fund” means, in relation to (a) a fund or entity (the “First Entity”), or (b) a company owned by a fund or entity (the “First Company”), a fund or entity (or company owned by such fund or entity) which is ultimately managed or advised by (i) the First Entity or First Company, (ii) an Affiliate of the First Entity or First Company, (iii) the same investment manager or investment advisor as the First Entity, First Company or fund (or entity) that owns the First Company (as applicable), or (iv) an investment manager or investment advisor which is an Affiliate of the investment manager or investment advisor of the First Entity, First Company, or fund (or entity) that owns the First Company (as applicable).

“Relevant MAMV” means, in respect of any NAC 29 Aircraft Asset or NAC 29 Disposal Component:

(a)         in the case of any Final Disposition of that NAC 29 Aircraft Asset or NAC 29 Disposal Component that is not a Part-Out Sale, the full-life market valuation given in a Desktop Valuation for that NAC 29 Aircraft Asset or NAC 29 Disposal Component, prepared as at a date that is no more than 90 days prior to the date of that Final Disposition, less a Maintenance Adjustment for that NAC 29 Aircraft Asset or NAC 29 Disposal Component, as at a date no more than 90 days prior to the date of that Final Disposition, it being acknowledged that such Maintenance Adjustment will be prepared taking into account maintenance work that has actually been completed (i.e. a certificate of release to service has been issued in connection with such work) as at that date, unless a NAC 29 Group member is subject to a contingent obligation under the terms of the Lease for that NAC 29 Aircraft Asset or NAC 29 Disposal Component to reimburse the relevant Lease Obligor for the costs of that maintenance work, in which case such maintenance work would only be included for the purposes of calculating the Maintenance Adjustment if the relevant NAC 29 Group member has actually made the required reimbursement payment under the lease, whether directly, by way of set-off or otherwise; or

(b)         in the case of any Part-Out Sale for a NAC 29 Aircraft Asset or NAC 29 Disposal Component, the full-life market valuation given in a Desktop Valuation for that NAC 29 Aircraft Asset or NAC 29 Disposal Component, prepared as at a date that is no more than 90 days prior to prior to the first date on which a Part-Out Sale is entered into for that NAC 29 Aircraft Asset or NAC 29 Disposal Component, less a Maintenance Adjustment for that NAC 29 Aircraft Asset or NAC 29 Disposal Component, as at a date no earlier than 90 days prior to the date of that first Part-Out Sale.

“Replacement Super Senior Credit Facility” means any Super Senior Credit Facility other than the Exit Facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty-day notice period is waived by the PBGC.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation, other official administrative guidance or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residual Proceeds” means:

(a)          in the case of any GrowthCo Asset Sale or the Total Loss of any GrowthCo Aircraft Asset, an amount that is equal to the GrowthCo Net Sale Proceeds or (as the case may be) the Total Loss (including insurance) proceeds (excluding any Excluded Amounts) received by any member of the GrowthCo Group or any GrowthCo Orphan Group Entity in connection with the same, less any portion of such amounts that is required to be applied towards prepayment of outstanding debt for the relevant GrowthCo Asset or towards payment of any other amounts (including any cross-collateralised debt), in each case pursuant to the requirements of the financing for that GrowthCo Asset (the “Permitted Applications”), provided also that if the requirements of the financing for that GrowthCo Asset require any such amount to be retained within the GrowthCo Group or any GrowthCo Orphan Group Entity then such retained amount will only constitute “Residual Proceeds” once they are no longer required to be retained in such manner (provided that the terms of any financing for any GrowthCo Asset shall not permit such amounts to be retained for a period of greater than 365 days) and only then if those retained proceeds are not required to be applied towards any Permitted Applications;

(b)         in the case of any GrowthCo Asset Refinancing, an amount that is equal to the amount of any Financial Indebtedness incurred by and advanced to the GrowthCo Group or any GrowthCo Orphan Group Entity pursuant to that GrowthCo Asset Refinancing (which, for the avoidance of doubt, will not include any available committed financing that is not actually drawn by a member of the GrowthCo Group or any GrowthCo Orphan Group Entity), less the aggregate of (i) the amount of Financial Indebtedness refunded, repaid or refinanced by that GrowthCo Asset Refinancing, and (ii) the amount of any premiums (including tender premiums), defeasance costs and other fees and expenses (including break costs) payable pursuant to the terms of the GrowthCo Asset Refinancing or the terms of the Financial Indebtedness that is being prepaid, in each case as a result of or in connection with the prepayment (provided that if the resultant amount is negative, then the Residual Proceeds shall be deemed to be zero);

(c)         in the case of any E-Note Receipt Event, the amounts received under, or in connection with, the relevant GrowthCo E-Note in connection with that E-Note Receipt Event;

(d)         in the case of any Orphan Profit Participating Instrument Receipt Event, the amounts received under, or in connection with, the relevant Orphan Profit Participating Instrument in connection with that Orphan Profit Participating Instrument Receipt Event; and

(e)         in the case of any GrowthCo Enforcement Event, the amount (if any) of the residual proceeds received by or on behalf the relevant member of the GrowthCo Group (including pursuant to any Orphan Profit Participating Instrument) in connection with such GrowthCo Enforcement Event.

“Restricted Investment” means an Investment other than a Permitted NAC Group Investment.

“Sanctions” means general trade, economic or financial sanctions, laws, regulations embargoes or restrictive measures imposed, administered or enforced by the United States of America, the United Nations Security Council, the European Union, the United Kingdom or the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and Her Majesty’s Treasury.

“S&P” means Standard & Poor’s Ratings Group, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Secured Financial Indebtedness” means Financial Indebtedness that, as of the date it was first incurred:

(a)         benefitted from Liens on property with an aggregate Fair Market Value equal to not less than 90% of the aggregate principal amount of such Financial Indebtedness as of such date; or

(b)          was made available to a member of the NAC Group who performs no business other than:

(i)           the purchase, finance, lease, sale and management of Aircraft Assets; and/or

(ii)          the ownership of other Persons whose sole business is the purchase, finance, lease, sale and management of Aircraft Assets; and/or

(iii)         activities ancillary to limbs (i) and (ii) above,

in circumstances where (A) the aggregate Fair Market Value of the property of that member of the NAC Group and its Subsidiaries, is not less than 90% of the aggregate principal amount of such Financial Indebtedness, and (B) that member of the NAC Group and its Subsidiaries are prohibited from granting liens over that property to third parties, or incurring other Financial Indebtedness from third parties that are not members of the NAC Group, in each case subject to such customary exclusions as the relevant member of the NAC Group may agree.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Securities” means the 4.75% Senior Secured Notes due June 30, 2026 of NAC 29 issued on the Issue Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agent” means, as at the date of this Indenture, Wilmington Trust (London) Limited, in its capacity as security agent under the Intercreditor Agreement and the Shared Security Documents, until a successor replaces it in such capacity and, thereafter, means the successor.

“Security Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, chief funding officer, treasurer or financial controller of NAC 29 or NAC DAC (as applicable).

“Senior Secured Loans” means loans advanced pursuant to the Senior Secured Credit Agreement (and defined as the “Loans” therein).

“Senior Secured Credit Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Servicer” means (a) as at the date of this Indenture, NAC DAC or (b) any replacement servicer therefor appointed by NAC 29 with the prior written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), provided that no such consent will be required if the replacement servicer is another member of the NAC Group which is the sole or principal servicer of the Group Aircraft Assets.

“Shared Security Documents” has the meaning given to that term in the Intercreditor Agreement.

“Shared Transaction Security” has the meaning given to that term in the Intercreditor Agreement.

“Shareholder Loans” means loans made to any member of the NAC Group by any holder of NAC DAC Capital Stock.

“Similar Business” means any business conducted or proposed to be conducted by the NAC Group on the Plan Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Single Employer Plan” means any ERISA Plan covered by Title IV of ERISA which is not a Multiemployer Plan.

“Special Purpose Entity” means (a) each orphan entity (not being a member of the NAC Group) incorporated in connection with the Business for the purposes of the financing, owning or leasing of any Group Aircraft Asset; and (b) each JOLCO Lessor.

“Stated Maturity” means June 30, 2026.

“Subordinated Shareholder Loans” means any Shareholder Loans to the extent that:

(a)          such Shareholder Loans are unsecured and expressly subordinated in right of payment to the amounts due under this Indenture, the Securities, the Senior Secured Credit Agreement and any equivalent documents entered into with respect to any Permitted Additional Pari Passu Indebtedness;

(b)         to the extent such Shareholder Loans are guaranteed (i) they are guaranteed solely by one or more Guarantors and (ii) each such guarantee is subordinated in right of payment to the amounts due under the applicable ICA Guarantee, this Indenture, the Securities, the Senior Secured Credit Agreement and any equivalent documents entered into with respect to any Permitted Additional Pari Passu Indebtedness;

(c)          such Shareholder Loans do not provide for any cash payments unless expressly permitted under the Note Documents; and

(d)          the maturity of such Shareholder Loans falls after the Stated Maturity.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of NAC DAC.

“Super Senior Additional Security” has the meaning given to that term in the Intercreditor Agreement.

“Super Senior Credit Facility” has the meaning given to that term in the Intercreditor Agreement.

“Super Senior Credit Facility Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended).

“Termination Event” means: (i) a Reportable Event; or (ii) the termination of a Single Employer Plan or the filing of a notice of intent to terminate a Single Employer Plan under Section 4041 of ERISA; or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA; or (iv) the partial or complete withdrawal of any NAC 29 Obligor or any ERISA Affiliate from a Multiemployer Plan under Subtitle E of Title IV of ERISA; or (v) the imposition of any Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA in favor of the PBGC or an ERISA Plan; or (vi) any event or condition which results in the Insolvency of a Multiemployer Plan; or (vii) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Assets” means the total assets of NAC DAC and each other member of the NAC Group, as shown on the most recent balance sheet of NAC DAC for which financial statements have been delivered (or are required to be delivered) pursuant to Section 12.01 immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to the date of the calculation as are appropriate.

“Total Loss” with respect to any Aircraft Asset (i) has the meaning given to it or any analogous term in the Lease in relation to such Aircraft Asset or (ii) otherwise, if the Aircraft Asset is not subject to a Lease, means any of the following events:

(a)          the actual, constructive, compromised, agreed or arranged Total Loss of the relevant Aircraft Asset (including any damage of such Aircraft Asset, which results in an insurance settlement on the basis of a Total Loss);

(b)          the relevant Aircraft Asset being destroyed, damaged beyond repair, or permanently rendered unfit for normal use for any reason whatsoever;

(c)          any Compulsory Acquisition of the relevant Aircraft Asset, airframe or engine;

(d)          the hijacking, theft or disappearance of the relevant Aircraft Asset which results in the loss of possession thereof by NAC DAC or any other member of the NAC Group for one hundred and twenty (120) consecutive days or more; or

(e)         other than where a requisition constitutes a Total Loss under paragraph (c) above, the requisition for use of the relevant Aircraft Asset, airframe or engine by any Governmental Authority which results in the loss of possession thereof by NAC DAC or any other member of the NAC Group for one hundred and eighty (180) consecutive days or more.

“Total Loss Proceeds” means any amounts payable to NAC 29 or its Subsidiaries in respect of, or as compensation for, the Total Loss of an Aircraft Asset (including pursuant to any policies of insurance maintained in respect of such Aircraft Asset), other than any Excluded Amounts.

“Traded-In Asset” has the meaning given to that term in the definition of “Asset Trade”.

“Traded-Out Asset” has the meaning given to that term in the definition of “Asset Trade”.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under this Indenture, until a successor replaces it in such capacity and, thereafter, means the successor.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee:

(1)        any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject; and

(2)          who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unsecured NAC Facility” means any Financial Indebtedness incurred on an unsecured basis by any member of the NAC Group and that does not fall within any of paragraphs (a) to (o) of the definition of Permitted NAC Group Financial Indebtedness.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“VDR” means a password-protected online repository for document storage and distribution to which authorized representatives of each Holder, each holder of a beneficial interest in any Global Security and any bona fide potential purchaser, transferee, assignee or sub-participant in respect of the Securities (or any beneficial interest in any Global Security) (in each case, other than any such Person who is a Competitor) shall, upon written request from such Holder or beneficial holder (if and as applicable) to NAC DAC, be granted access. For the avoidance of doubt each natural person accessing the VDR will, as a pre-condition to access, be required to (i) confirm that he/she is not accessing such VDR for or on behalf of any Competitor, (ii) confirm that he/she is accessing such VDR for or on behalf of a Holder or beneficial owner of a Global Security, or any bona fide potential purchaser, transferee, assignee or sub-participant in respect of the Securities (or any beneficial interest in any Global Security), and (iii) submit to a confidentiality undertaking on substantially the same terms as Section 13.19.

“Weighted Average Life to Maturity” means, when applied to any Financial Indebtedness or Disqualified Stock as the case may be, at any date, the quotient obtained by dividing:

(a)         the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Financial Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment; by

(b)          the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02.        Other Definitions.

Term	Defined in Section
“Additional Payment”	Section 2.15(b)
“Appendix”	Section 2.01
“Bankruptcy Law”	Section 6.01

Term	Defined in Section
“NAC 29”	Recitals
“covenant defeasance option”	Section 8.01(b)
“Definitive Security”	Appendix
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 3.08(b)
“Excess Proceeds Redemption Amount”	Section 3.08(b)
“legal defeasance option”	Section 8.01(b)
“Lessee Sanctions Event”	Section 3.10(a)
“Paying Agent”	Section 2.03
“Plan of Reorganization”	Recitals
“Registrar”	Section 2.03
“Relevant Proceeds”	Section 3.08(a)
“Required Redemption Amount”	Section 3.08(a)
“Security Register”	Section 2.03
“Shared Transaction Security Defect”	Section 3.09(a)
“Traded-In Asset”	Definition of “Asset Trade”
“Traded-Out Asset”	Definition of “Asset Trade”

Certain capitalized terms used herein shall have the meanings assigned to them in the Appendix.

Section 1.03.        Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Securities and the ICA Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Securities and ICA Guarantees means NAC 29, the Guarantors and NAC DAC, respectively, and any successor obligor upon the Securities and the ICA Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein, have the meanings so assigned to them.

Section 1.04.        Rules of Construction.  Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)          “or” is not exclusive;

(4)          “including” means including without limitation;

(5)          words in the singular include the plural and words in the plural include the singular;

(6)          “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture;

(7)         unless otherwise provided in this Indenture or in any Security, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Security or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee; and

(8)         the terms “given”, “mailed”, “notify” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depository (or its designee) pursuant to the Applicable Procedures (in the case of a Global Security) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Security Register (in the case of a Definitive Security), in each case, in accordance with Section 13.02.  Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered,” as applicable, under this Indenture.

Section 1.05.        Designation of Definitive Documents.

NAC DAC and NAC 29 acknowledge and agree that the documents listed in Exhibit E shall constitute “New Debt Documents” (and therefore “New Financing Documents” and “Definitive Documents”) for the purposes of the Plan of Reorganization and, in particular, the condition precedent set out in paragraph A7 of Article IX of the Plan of Reorganization.

ARTICLE II

The Securities

Section 2.01.        Form, Dating and Terms.  Certain provisions relating to the Securities are set forth in the Appendix attached hereto (the “Appendix”), which is hereby incorporated in, and expressly made a part of, the Indenture.  The Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in, and expressly made a part of, this Indenture.  The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which NAC 29 or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to NAC 29).  Each Security shall be dated the date of its authentication.  The Securities shall be in minimum denominations of $1.00 and integral multiples of $1.00 thereof.  The terms and provisions contained in the Securities shall constitute, and are hereby expressly made, a part of this Indenture and each of NAC 29, NAC DAC and the Trustee, by their execution and delivery of this Indenture, expressly agrees to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture shall govern and be controlling.

The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is limited to $[•] and NAC 29 may not “re-open” this Indenture to issue additional Securities after the Issue Date, in each case, except for Securities issued upon registration of transfer of, or exchange for, or in lieu of other Securities pursuant to Sections 2.06, 2.08, 2.10, 3.06, or 9.05 or pursuant to Sections 2.3 or 2.4 of the Appendix.

Section 2.02.        Execution and Authentication.  An Officer of NAC 29 shall sign the Securities for NAC 29 by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security.  The manual signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee shall, upon the written direction of NAC 29, authenticate and make available for delivery Securities, as set forth in Section 2.2 of the Appendix.

The Trustee may appoint an authenticating agent reasonably acceptable to NAC 29 to authenticate the Securities.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to NAC 29.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03.       Registrar and Paying Agent.  NAC 29 shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange for other Securities (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register (the “Security Register”) of the Securities and of their transfer and exchange.  NAC 29 may have one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar; and the term “Paying Agent” includes any additional paying agent.  Where required in order to ensure no withholding tax arises on payments of interest on the Securities, NAC 29 shall ensure that the appointed Paying Agent is not in Ireland for the purposes of Section 64 TCA.

NAC 29 shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  NAC 29 shall notify the Trustee of the name and address of any such agent.  If NAC 29 fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  NAC 29 or any Wholly-Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

NAC 29 initially appoints the Trustee as Registrar and Paying Agent in connection with the Securities and the Trustee accepts such appointment as the initial Registrar and Paying Agent.

NAC 29 may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by NAC 29 and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to NAC 29 and the Trustee, in which case the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

With respect to any Global Securities, the Corporate Trust Office of the Trustee shall be the office of agency where such Global Securities may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Securities may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Whenever any Security is held by a Holder that, or the beneficial owner of the Security, is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it is the intention of NAC 29 and such Holder, or the beneficial owner of the Security, that (x) all interest accrued and paid on such Security will be eligible to qualify for exemption from United States withholding tax (excluding United States withholding tax imposed by FATCA) as “portfolio interest” because such Security is an obligation which is in “registered form” within the meaning of Sections 871(h)(2)(B) and 881(c)(2)(B) of the Code (or any successor provision thereto) and the applicable Treasury Regulations promulgated thereunder, and (y) as such, to the extent the requirements relating to the “portfolio interest” exemption are satisfied, all interest accrued and paid on this Security will be exempt from United States information reporting under Sections 6041 and 6049 of the Code and United States backup withholding under Section 3406 of the Code.  NAC 29 (or its agents), on the one hand, and the applicable Holder, or the beneficial owner of the Security, on the other, shall reasonably cooperate with one another, and execute and file such forms or other documents, or do or refrain from doing such other acts, as may be required, to secure exemption from United States withholding tax (including FATCA), information reporting, and backup withholding, as applicable.  In furtherance of the foregoing, any Holder, transferee or assignee Holder, or the beneficial owner of the Security, may from time to time provide (x) any applicable U.S. Internal Revenue Service (“IRS”) Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (with any applicable attachments) or applicable successor form, and (y) to the extent such Holder, transferee or assignee Holder, or the beneficial owner of the Security, as applicable, is not a United States person and is claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate reasonably satisfactory to NAC 29 to the effect that such Holder, transferee or assignee Holder, or the beneficial owner of the Security, as applicable, is not (i) a “10-percent shareholder” of NAC 29 within the meaning of Section 871(h)(3)(B) of the Code, (ii) a “controlled foreign corporation” related to NAC 29 as described in Section 881(c)(3)(C), or (iii) a “bank” extending credit to NAC 29 in the ordinary course of its trade or business as described in Section 881(c)(3)(A).  NAC 29 shall take into account such documentation in good faith.

Section 2.04.        Paying Agent to Hold Money in Trust.  Prior to each due date of the principal and interest or premium on any Security, NAC 29 shall deposit with the Paying Agent (or if NAC 29 or a Wholly-Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest and premium, when so becoming due.  NAC 29 shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders, the Trustee and the Security Agent all money held by the Paying Agent for the payment of principal of or cash interest on the Securities and shall notify the Trustee of any default by NAC 29 in making any such payment.  If NAC 29 or any other member of the NAC Group acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  NAC 29 at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  Upon any Event of Default specified in paragraphs (i), (j) and (k) of Section 6.01, the Trustee shall automatically serve as the Paying Agent for the Securities.

Section 2.05.       Securityholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, NAC 29 shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and NAC 29 shall otherwise comply with TIA § 312(a).

Section 2.06.       Transfer and Exchange.  The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer in compliance with the Appendix.  When a Security is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met.  When Securities are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges for other Securities, NAC 29 shall execute and the Trustee shall authenticate Securities at NAC 29’s request.  NAC 29 may require the Holders to make a payment of a sum sufficient to pay all Taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer Taxes, assessments or similar governmental charge payable upon exchanges not involving any transfer pursuant to Sections 2.06, 2.08, 2.10, 3.06 and 9.05 of this Indenture or Sections 2.3 or 2.4 of the Appendix).  NAC 29 shall not be required to make and the Registrar need not register transfers or exchanges of (a) Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or (b) any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an Interest Payment Date.

Prior to the due presentation for registration of transfer of any Security, NAC 29, the Guarantors, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the Person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of NAC 29, the Guarantors, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in the Global Security may be effected only through a book-entry system maintained by (a) the holder of such Global Security (or its agent) or (b) any holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

All Securities issued upon any transfer or exchange for other Securities pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

Section 2.07.        [Intentionally Blank].

Section 2.08.        Replacement Securities.  If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, NAC 29 shall issue and the Trustee, upon NAC 29’s written instruction, shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder (a) satisfies NAC 29 and the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to NAC 29 and the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code and (c) satisfies any other reasonable requirements of NAC 29, NAC DAC and the Trustee.  If required by the Trustee or NAC 29, such Holder shall furnish an indemnity bond sufficient in the judgment of NAC 29 to protect NAC 29, the Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar and in the judgment of the Trustee to protect the Trustee, the Paying Agent, the Registrar and any of the Trustee’s agents from any loss which any of them may suffer if a Security is replaced.  NAC 29 and the Trustee may charge the Holder for their expenses in replacing a Security (including without limitation attorneys’ fees and disbursements in replacing such Security).  Every replacement Security is an additional Obligation of NAC 29.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Securities.

Section 2.09.        Outstanding Securities.  Securities outstanding at any time are all Securities authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  Subject to Section 13.06, a Security does not cease to be outstanding because NAC 29 or an Affiliate of NAC 29 holds the Security.

If a Security is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and NAC 29 receive proof satisfactory to them that the replaced Security is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or repurchase date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or repurchased or maturing, as the case may be, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10.        Temporary Securities.  In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, NAC 29 may prepare and the Trustee shall authenticate temporary Securities.  Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that NAC 29 considers appropriate for temporary Securities.  Without unreasonable delay, NAC 29 shall prepare and the Trustee shall authenticate Definitive Securities and make them available for delivery in exchange for temporary Securities upon surrender of such temporary Securities at the office or agency of NAC 29, without charge to the Holder.  Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as Definitive Securities.

Section 2.11.        Cancellation.  NAC 29 at any time may deliver Securities to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange for other Securities or payment.  The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Securities surrendered for registration of transfer, exchange for other Securities, payment or cancellation in accordance with the Trustee’s customary procedures and, upon written request, deliver a certificate of such cancellation to NAC 29.  NAC 29 may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.  The Trustee shall not authenticate Securities in place of cancelled Securities other than pursuant to the terms of this Indenture.

Section 2.12.        Defaulted Interest.  If NAC 29 defaults in a payment of interest or any other amount on the Securities, NAC 29 shall pay defaulted interest at the Default Rate.  NAC 29 may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  NAC 29 shall fix or cause to be fixed any such special record date, which shall be not less than 15 days prior to the proposed payment date, and at least 5 days prior to such special record date, shall promptly deliver or cause to be delivered to each affected Holder and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13.       CUSIP Numbers, ISINs, etc.  NAC 29 in issuing the Securities may use “CUSIP” numbers and ISINs (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and ISINs in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Securities, and any such notice shall not be affected by any defect in or omission of such numbers.  NAC 29 shall advise the Trustee in writing of any change in any “CUSIP” numbers or ISINs applicable to the Securities.

Section 2.14.       Calculation of Specified Percentage of Securities.  Subject to the terms of the Intercreditor Agreement, with respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Securities, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of the Securities, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Securities then outstanding, in each case, as determined in accordance with Section 2.09 and Section 13.06 of this Indenture.  Any such calculation made pursuant to this Section 2.14 shall be made by NAC 29 and delivered to the Trustee in an Officer’s Certificate.

Section 2.15.        Withholding.

(a)           All payments whatsoever under this Indenture and the Securities will be made by NAC 29 free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction, unless the withholding or deduction of such Tax is compelled by law.

(a)          If any deduction or withholding for any Tax shall at any time be required in respect of any amounts to be paid by NAC 29 under this Indenture or the Securities, NAC 29, will pay to the relevant tax authority the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Holder of a Security such additional amounts (each an “Additional Payment”) as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of this Indenture or the Securities after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Holder under the terms of this Indenture or the Securities before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)        any Tax that would not have been imposed but for the existence of any present or former connection between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Securities or any amount payable thereon is attributable for the purposes of such Tax) and the jurisdiction imposing such Tax, other than the mere holding of the relevant Securities or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such Holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that the exclusion in this subclause (i) shall not apply with respect to a Tax that would not have been imposed but for NAC 29 after the date of this Indenture, opening an office in, moving an office to, reincorporating in, or changing the jurisdiction from or through which payments on account of this Indenture or the Securities are made to, the jurisdiction imposing the relevant Tax;

(ii)         any Tax that would not have been imposed but for the delay or failure by such Holder in filing any forms that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any extensions, re-filing’s or renewals of filings that may from time to time be required in the relevant jurisdiction);

(iii)        for any Tax imposed by, or deducted or withheld pursuant to, FATCA; or

(iv)         any combination of clauses (i), (ii), and (iii) above.

ARTICLE III

Redemption

Section 3.01.        Notices to Trustee.  If NAC 29 elects to redeem Securities pursuant to Section 3.07 or Section 3.12 hereof, or is required to redeem Securities pursuant to the mandatory redemption provisions of Section 3.08, Section 3.09 or Section 3.10 hereof, NAC 29 shall notify the Trustee in writing at least two (2) Business Days (or such shorter period as the Trustee may agree) prior to the date on which notice is to be sent to the Holders pursuant to Section 3.03, of the redemption date, the principal amount of Securities to be redeemed and the Section of this Indenture pursuant to which the redemption will occur.

Section 3.02.        Selection of Securities To Be Redeemed.  If fewer than all the Securities are to be redeemed pursuant to the notice sent pursuant to Section 3.03, the Trustee shall select the Securities for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Securities are listed, as certified to the Trustee by NAC 29, and in compliance with the requirements of the Depository, or if the Securities are not so listed or such exchange prescribes no method of selection and the Securities are not held through the Depository or the Depository prescribes no method of selection, the Trustee shall select by lot or on a pro rata basis (or a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law), subject to adjustments so that no Security in an unauthorized denomination remains outstanding after such redemption.  The Trustee shall make the selection from outstanding Securities not previously called for redemption.  Securities and portions of them the Trustee selects shall be in principal amounts of $1.00 or whole multiples of $1.00.  Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.  The Trustee shall notify NAC 29 promptly of the Securities or portions of Securities to be redeemed.

Section 3.03.      Notice of Redemption.  If NAC 29 elects to redeem Securities pursuant to Section 3.07 or Section 3.12 hereof, or is required to redeem Securities pursuant to the mandatory redemption provisions of Section 3.08, Section 3.09 or Section 3.10 hereof, NAC 29 shall send a notice of redemption to each Holder whose Securities are to be redeemed (with a copy to the Trustee) at least 5 Business Days (but not more than 60 days) before the redemption date for any such redemption, and shall upload such notice of redemption to the VDR on the same date that such notice is so sent.  Such notice shall be sent to such Holder’s registered address (with a copy to the Trustee), or otherwise in accordance with the Applicable Procedures of the Depository.

The notice shall identify the Securities to be redeemed and shall state:

(1)          the redemption date;

(2)          the redemption price;

(3)          the name and address of the Paying Agent;

(4)          that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)        if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed and the aggregate principal amount of Securities to be outstanding after such partial redemption, and that on and after the redemption date, upon surrender of any Security to be redeemed only in part, a new Security in principal amount equal to the unredeemed portion thereof shall be issued;

(6)         that unless NAC 29 defaults in making such redemption payment, on the redemption date, the redemption price will become due and payable upon each Security or portion thereof to be redeemed and that interest on the Securities (or portion thereof) called for redemption will cease to accrue on and after the redemption date and the only remaining right of the Holders of such Securities on and after the redemption date is to receive payment of the redemption price upon surrender to the Paying Agent of the Securities redeemed;

(7)          the “CUSIP” number printed on the Securities being redeemed; and

(8)          that no representation is made as to the correctness or accuracy of the “CUSIP” number, listed in such notice or printed on the Securities.

At NAC 29’s request made in an Officer’s Certificate and delivered at least two (2) Business Days in the case of Global Securities and five (5) Business Days in the case of definitive Securities prior to the date on which notices of redemption are to be sent (or such shorter period as may be agreed by the Trustee), the Trustee shall deliver the notice of redemption to the Holders in NAC 29’s name and at NAC 29’s expense.  In such event, NAC 29 shall provide the Trustee with the information required by this Section.

Section 3.04.       Effect of Notice of Redemption.  Once a notice of redemption is sent pursuant to Section 3.03, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice and from and after such redemption date (unless NAC 29 defaults in the payment of the redemption price and accrued and unpaid interest), such Securities will cease to bear interest.  Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related Interest Payment Date), and such Securities shall be cancelled by the Trustee.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05.       Deposit of Redemption Price.  Prior to 11:00 A.M. New York City time on the redemption date, NAC 29 shall deposit with the Paying Agent (or, if NAC 29 or any other member of the NAC Group is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities or portions thereof to be redeemed on that date other than Securities or portions of Securities called for redemption which have been delivered by NAC 29 to the Trustee for cancellation.

Section 3.06.        Securities Redeemed in Part.  Upon surrender of a Security that is redeemed in part, NAC 29 shall execute and the Trustee shall authenticate for the Holder (at NAC 29’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

Section 3.07.        Redemption for Tax Reasons.

(a)           If at any time NAC 29 is or becomes obligated to pay any Additional Payments to the Holders or holders of any beneficial interest in a Global Security, as applicable, NAC 29 may, at its option, redeem all of the Securities.

(b)         All redemptions pursuant to this Section 3.07 shall be made in accordance with the procedures of Section 3.01 through Section 3.06 at a redemption price of 100% (expressed as a percentage of the principal amount outstanding on the redemption date) plus interest accrued but unpaid to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed.

(c)         No redemption of Securities pursuant to this Section 3.07 shall affect the obligation of NAC 29 to pay Additional Payments in respect of any payment made on or prior to the date of such redemption.

Section 3.08.        Redemption following a Final Disposition or Total Loss.

   (a)          If (A) any NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component (or any of their related parts) is the subject of a Final Disposition, or (B) (unless the relevant NAC 29 Aircraft Asset is On-Lease and the relevant Lease Obligor is required to, and does, transfer beneficial title to a member of the NAC 29 Group of a substitute aircraft or engine that meets the requirements of the Lease, and which will itself become a “NAC 29 Aircraft Asset” following that transfer), any NAC 29 Aircraft Asset suffers a Total Loss, then the Net Sale Proceeds or Total Loss Proceeds (as applicable) (the “Relevant Proceeds”), will be paid to the Proceeds Account and then applied as follows:

(i)          subject to paragraphs (ii) and (iii) below, an amount equal to the Notes Proportion of 50% of the Relevant MAMV for the relevant NAC 29 Aircraft Asset or NAC 29 Disposal Component (or, in the case of a Final Disposition of an NAC 29 Aircraft AOE, all of the NAC 29 Aircraft Assets owned by that NAC 29 Aircraft AOE) will (in each case) be applied to the redemption of Securities with principal outstanding equal to such amount within 30 Business Days after the date of receipt of the Relevant Proceeds;

(ii)          in the case of any Part-Out Sale in respect of a NAC 29 Aircraft Asset or a NAC 29 Disposal Component, the Notes Proportion of the Net Sale Proceeds of any such Part-Out Sale will be applied to the redemption of Securities with principal outstanding equal to such amount within 30 Business Days after the date of receipt, until such time as the principal amounts of the Securities redeemed pursuant to this paragraph (ii) for that NAC 29 Aircraft Asset or (as applicable) NAC 29 Disposal Component is equal to the Notes Proportion of 50% of the Relevant MAMV for that NAC 29 Aircraft Asset or (as applicable) NAC 29 Disposal Component; or

(iii)        in the case of any Permitted Finance Lease for a NAC 29 Aircraft Asset, the Notes Proportion of the Net Sale Proceeds of any such Permitted Finance Lease will be applied to the redemption of the Securities with principal outstanding equal to such amount within 30 Business Days after the date of receipt, until such time as the principal amounts of Securities redeemed pursuant to this paragraph (iii) for that NAC 29 Aircraft Asset is equal to the Notes Proportion of 50% of the Relevant MAMV for that NAC 29 Aircraft Asset, (each required redemption amount being a “Required Redemption Amount”) provided always that:

(A)          if , following receipt of all Relevant Proceeds for any NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component (as applicable) (the “Final Receipt Date”), the Required Redemption Amount exceeds the actual aggregate Relevant Proceeds received for that NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component (as applicable) (which (x) in the case of any Part-Out Sale, will be calculated once (in the good faith opinion of the Servicer) all Part-Out Sales for that NAC 29 Aircraft Asset or NAC 29 Disposal Component have been completed, or (y) in the case of any Permitted Finance Lease, will be calculated once all amounts due under the Permitted Finance Lease have been paid in full and title to the relevant NAC 29 Aircraft Asset or NAC 29 Disposal Component has been transferred to the finance lessee thereunder), then NAC 29 will be required to redeem Securities with a principal outstanding that is equal to such shortfall amount (a “Shortfall Redemption”), using Cash within 30 Business Days after the Final Receipt Date.  For the avoidance of doubt, NAC 29 will not be entitled to fund any Shortfall Redemption from amounts standing to the credit of the Proceeds Account and only free and unrestricted Cash from within the NAC Group may be used for such purpose;

(B)          without prejudice to the obligation to ensure that all Relevant Proceeds are paid into the Proceeds Account, if the aggregate outstanding Required Redemption Amount (including the amount of any Shortfall Redemption) and Excess Proceeds Redemption Amounts are less than the Notes Proportion of $5,000,000, then NAC 29 will not be required to redeem the requisite Securities until the earlier of the next Interest Payment Date and the date falling 10 Business Days after the date on which the aggregate outstanding Required Redemption Amount (including the amount of any Shortfall Redemption) and Excess Proceeds Redemption Amounts do exceed the Notes Proportion of $5,000,000; and

(C)          in the case of any Final Disposition where the consideration is anticipated to be received other than in cash (including if it is anticipated to be received in the form of shares in any Permitted Joint Venture or Permitted NAC 29 Joint Venture), no member of the NAC 29 Group will enter into any such Final Disposition until it is agreed (as between NAC 29 and the Security Agent acting on the instructions of the Majority Pari Passu Creditors) how such consideration should be treated for the purposes of determination of the Required Redemption Amount related to that Final Disposition.

  (b)         Any portion of the Relevant Proceeds received for any NAC 29 Aircraft AOE, NAC 29 Aircraft Asset or NAC 29 Disposal Component (as applicable) that are not required to be applied towards the redemption and prepayment described in paragraph (a) above (the “Excess Proceeds”) will be retained in the Proceeds Account until such time as they are applied in accordance with Section 4.09, provided that if any Excess Proceeds have not been applied in that manner within 365 days of receipt, then an amount equal to the Notes Proportion of such Excess Proceeds (the “Excess Proceeds Redemption Amount”) will instead be applied at that time to redeem Securities with principal outstanding equal to such amount, provided that if the aggregate outstanding Required Redemption Amount (including the amount of any Shortfall Redemption) and Excess Proceeds Redemption Amounts are less than the Notes Proportion of $5,000,000, then NAC 29 will not be required to redeem such Securities until the earlier of the next Interest Payment Date and the date falling ten Business Days after the date on which the aggregate outstanding Required Redemption Amount (including the amount of any Shortfall Redemption) and Excess Proceeds Redemption do exceed the Notes Proportion of $5,000,000, it being acknowledged that during any interim period such Excess Proceeds will no longer be available for application in accordance with Section 4.09.  Any payment from the Proceeds Account in accordance with Section 4.09 will be deemed to have used those Excess Proceeds that were paid into the Proceeds Account the least recently.

(c)         NAC 29 will apply an amount equal to the Notes Proportion of any GrowthCo (NAC 29) Note Redemption Amount to the redemption of the Securities with principal outstanding equal to such amount within 30 Business Days after the date of receipt and such amount shall be treated on the same basis as any Required Redemption Amount (including, for the avoidance of doubt, subject to the carve out in paragraph (a)(iii)(B) of this Section 3.08).

(d)         All redemptions pursuant to this Section 3.08 shall be made in accordance with the procedures of Section 3.01 through Section 3.06 at a redemption price of 100% (expressed as a percentage of the principal amount on the redemption date) plus interest accrued but unpaid to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed.

Section 3.09.        Redemption upon a Shared Transaction Security Defect.

(a)        If any of the Shared Transaction Security ceases to constitute an enforceable Lien over the relevant Collateral (a “ Shared Transaction Security Defect”), then NAC 29 and the Security Agent will co-operate in good faith for not less than (i) thirty days, in the case of any Lien granted over the Capital Stock of NAC 29, or (ii) sixty days in all other cases, in order to cure such Shared Transaction Security Defect (including if necessary, by releasing and re-taking the relevant Lien), but if it has not been cured by the end of that period and the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) gives NAC 29 written notice requiring a redemption to be made pursuant to this Section 3.09, NAC 29 shall mandatorily redeem the Securities in full within 10 Business Days’ of receipt of such notice from the Security Agent, provided that if the relevant Shared Transaction Security Defect affects or is specifically related to one or more, but not all of, the NAC 29 Aircraft Assets, then NAC 29 will only be required to redeem Securities with principal outstanding in an amount that is equal to the Notes Proportion of the Allocable Amount(s) for the affected NAC 29 Aircraft Assets.

(b)         All redemptions pursuant to this Section 3.09 shall be made in accordance with the procedures of Section 3.01 through Section 3.06 at a redemption price of 100% (expressed as a percentage of the principal amount outstanding on the redemption date) plus interest accrued but unpaid to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed.

Section 3.10.        Redemption upon a Lessee Sanctions Event.

(a)         If any NAC 29 Aircraft Asset is used directly or indirectly in any manner which could expose such NAC 29 Aircraft Asset, any NAC 29 Obligor, the Security Agent, the Trustee or any Holder to being in breach of any Sanctions and such circumstances do not constitute a breach of Section 4.19 (a “Lessee Sanctions Event”), and by the date falling 10 Business Days after the earlier of (x) the Servicer becoming aware of the relevant Lessee Sanctions Event, and (y) the Security Agent acting on the instructions of the Majority Pari Passu Creditors notifying NAC 29 that it requires such Lessee Sanctions Event to be remedied, the relevant lessor for the affected NAC 29 Aircraft Asset has failed to either terminate the leasing of that NAC 29 Aircraft Asset under the relevant Lease or otherwise remedy the Lessee Sanctions Event to the satisfaction of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) and the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) gives NAC 29 written notice requiring a redemption to be made pursuant to this Section 3.10, NAC 29 shall mandatorily redeem the Securities in full within 15  Business Days’ of receipt of such notice from the Security Agent, provided that if the relevant Lessee Sanctions Event affects or is specifically related to one or more, but not all of, the NAC 29 Aircraft Assets, then NAC 29 will only be required to redeem Securities with principal outstanding in an amount that is equal to the Notes Proportion of the Allocable Amount(s) for the affected NAC 29 Aircraft Assets.

(b)         All redemptions pursuant to this Section 3.10 shall be made in accordance with the procedures of Section 3.01 through Section 3.06 at a redemption price of 100% (expressed as a percentage of the principal amount outstanding on the redemption date) plus interest accrued but unpaid to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed.

Section 3.11.        Repurchase upon a Change of Control of NAC DAC.

(a)         Upon any NAC DAC Change of Control (unless NAC 29 has previously or substantially concurrently therewith delivered a redemption notice under Section 3.03 with respect to all the outstanding Securities, provided that such redemption shall (i) be made under Section 3.12, (ii) be a redemption of all of (and not a portion of) the Securities and (iii) have a redemption date falling within twenty (20) Business Days of the date of delivery of the redemption notice under Section 3.03), NAC 29 shall promptly notify the Trustee and the Holders upon becoming aware of that NAC DAC Change of Control and shall make an offer to each Holder to repurchase such Holder's Securities at a price of 100% of the principal amount thereof, plus accrued and unpaid interest on such Securities to, but not including, the date of repurchase, which offer shall be uploaded promptly to the VDR.

(b)         Any Holder may, within twenty (20) Business Days of any NAC DAC Change of Control repurchase offer referred to in paragraph (a), tender their Securities for repurchase in compliance with the Applicable Procedures of the Depository.

(c)         NAC 29 shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Securities in connection with a NAC DAC Change of Control.  To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of the Indenture, NAC 29 shall not be deemed to have breached its obligations described in the Indenture by virtue of compliance therewith.  NAC 29 may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

Section 3.12.       Optional Redemption.  NAC 29 may, at its option, redeem all or, from time to time any portion, of the Securities in an amount not less than $1,000,000 multiplied by the Notes Proportion in the case of a partial redemption, at the redemption prices set forth below (expressed as a percentage of the principal amount outstanding on the redemption date) plus accrued but unpaid interest to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed:

Period	Redemption Price

Prior to the date falling twelve months after the Plan Effective Date	102%

On or after the date falling twelve months after the Plan Effective Date, but prior to the date falling twenty-four months after the Plan Effective Date	101%

On or after the date falling twenty-four months after the Plan Effective Date	100%

Section 3.13.        No Makewhole or Prepayment Premium.  For the avoidance of doubt, except as set out in Section 3.12, NAC 29 will not be required to pay any make-whole payment, prepayment premium or any similar early payment compensation in relation to any redemption or repurchase pursuant to this Article III.

Section 3.14.         Postponement of Initial Partial Prepayments.

(a) The Issuer may not issue a notice under Section 3.12 before the date falling sixty (60) Business Days after the Plan Effective Date.

(b) To the extent that the Issuer would otherwise be obliged pursuant to Section 3.08, Section 3.09 or Section 3.10 to issue a notice providing for a partial redemption of the Securities on a date falling fewer than sixty (60) Business Days after the Plan Effective Date, then (notwithstanding anything to the contrary in such provisions) the Issuer shall instead issue any such notice providing for a redemption date being the sixtieth (60th) Business Day after the  Plan Effective Date.

(c) Nothing in this Section 3.14, shall override or vary the requirements to give to the notices (or the requisite periods for such notices) stipulated in Section 3.01 and Section 3.03.

ARTICLE IV

Covenants

Section 4.01.        Payment of Securities.  NAC 29 shall pay the principal of, and premium, if any, and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture.  Principal of, and premium, if any, and interest on any Securities shall be considered paid on the date due if by 11:00am New York time on such date the Trustee or the Paying Agent (if other than NAC 29, NAC DAC or a Subsidiary thereof) holds in accordance with this Indenture money in immediately available funds sufficient to pay all principal of, and premium, if any, and interest on the Securities.

NAC 29 shall pay interest on overdue principal at the Default Rate, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.        Compliance with Laws.  Without limiting Section 4.19, NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act, any applicable Anti-Money Laundering Laws and any applicable Anti-Corruption Laws), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.03.        Insurance.  NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, maintain (or procure that there is maintained), with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.  In particular, NAC 29 will, and will procure that each member of the NAC 29 Group will, in respect of all NAC 29 Aircraft Assets, cause the Servicer to comply with the aircraft insurance guidelines set out in Exhibit C.

Section 4.04.        Maintenance of Properties.  NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that (i) neither NAC 29 nor NAC DAC will be in breach of this Section 4.04 as a result of any Lease Obligor having failed to maintain and keep any Aircraft Asset that is On-Lease with that Lease Obligor in good repair, working order and condition where the Servicer has acted in accordance with Leasing Company Practice in connection with such circumstances, and (ii) this Section 4.04 shall not prevent NAC 29, NAC DAC or any member of the NAC 29 Group from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and NAC 29 has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05.        Payment of Taxes and Claims.  NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of such member of the NAC 29 Group, provided that no member of the NAC 29 Group need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by such member of the NAC 29 Group on a timely basis in good faith and in appropriate proceedings, and such member of the NAC 29 Group has established adequate reserves therefor in accordance with IFRS (or other recognised accounting standard applicable to such member of the NAC 29 Group) on the books of such Member of the NAC 29 Group, (b) the non-payment of all such Taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (c) the non-payment of such Taxes is permitted or required by the application of insolvency laws (including the Bankruptcy Code).

Section 4.06.       Corporate Existence, Etc.  Except as otherwise expressly permitted under Section 5.02 (in the case of NAC DAC only), NAC 29 and NAC DAC will at all times preserve and keep its corporate existence in full force and effect.  Other than in the case of any member of the NAC 29 Group that is not NAC 29 in compliance with Section 5.01(b), NAC 29 and NAC DAC will at all times preserve and keep in full force and effect the corporate existence of each member of the NAC 29 Group.

Section 4.07.        Books and Records.  NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, maintain proper books of record and account in conformity with IFRS and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over Person.  NAC 29 and NAC DAC will, and will cause each member of the NAC 29 Group to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  NAC 29 and NAC DAC have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and will, and will cause each member of the NAC 29 Group to, continue to maintain such system.

Section 4.08.       Priority of Obligations.  NAC 29 and NAC DAC will ensure that NAC 29’s payment obligations under this Indenture and NAC DAC’s payment obligations under the Intercreditor Agreement (as applicable), will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Financial Indebtedness of NAC 29 or NAC DAC, as applicable.

Section 4.09.        Application of Excess Proceeds; Deemed receipt of Relevant Proceeds.

(a)         Subject to Section 3.08, NAC 29 will procure that any Relevant Proceeds are paid to the Proceeds Account and undertakes to use any Excess Proceeds only in one or more the following ways:

(i)          to subscribe for GrowthCo (NAC 29) Notes;

(ii)        to finance or re-finance the difference between the purchase price payable in respect of a Permitted NAC 29 Aircraft Asset Acquisition (which, in the case of the purchase of any Aircraft Asset or Aircraft AOE from another member of the NAC Group, will be capped at the Acquisition Appraised Value for the subject Aircraft Asset(s)) and the Permitted Additional Pari Passu Indebtedness that is being incurred in relation to such Permitted NAC 29 Aircraft Asset Acquisition; or

(iii)      towards redemption of the Securities and corresponding prepayment of the Senior Secured Loans and any other redemption or prepayment (as applicable) of any Permitted Additional Pari Passu Indebtedness in the manner contemplated by their respective terms including, in the case of the Securities, paragraphs (b) and (c) of Section 3.08.

(b)         NAC 29 will procure that, on the Plan Effective Date, there is paid to the Proceeds Account an amount equal to the Interim Relevant Proceeds Amount. The parties irrevocably agree that for all purposes under this Indenture and the other Note Documents, the Interim Relevant Proceeds Amount shall be deemed to be Relevant Proceeds received by NAC 29 on the Plan Effective Date and the provisions of Section 3.08 shall apply to such amount as from such date.

Section 4.10.        Aircraft Management.

(a)          NAC 29 will, and will procure that each of the member of the NAC 29 Group will, appoint the Servicer as the servicer of the NAC 29 Aircraft Assets.

(b)         Subject to the remaining provisions of this Section 4.10 and without prejudice to Section 4.14(a), Section 4.15(a) and Section 4.16(a), the Servicer will be entitled to manage the NAC 29 Aircraft Assets and any related Leases (including, but not limited to, any decision to enter into a new Lease in respect of any NAC 29 Aircraft Assets, terminate any existing Lease (or leasing) of a NAC 29 Aircraft Assets and/or enter into any Final Disposition for any NAC 29 Aircraft Assets or NAC 29 Disposal Component (or any related part)) as it sees fit, provided that NAC 29 will procure that at all times the Servicer acts in accordance with Leasing Company Practice.

(c)         The Holders and the Trustee acknowledge and agree that the Servicer will be entitled to manage aircraft and other assets owned by the Servicer, its affiliates and other third parties (the “Other Assets”).  In the course of conducting such activities, the Servicer may from time to time have conflicts of interest between its duties on behalf of the various entities to whom it provides such services.  If such a conflict arises with respect to the management of a NAC 29 Aircraft Asset, on the one hand, and any Other Asset, on the other hand, then to the extent that such NAC 29 Aircraft Asset and such Other Asset are substantially similar in terms of objectively identifiable characteristics relevant for purposes of the relevant issue, NAC 29 shall procure that the Servicer shall not unreasonably discriminate among such NAC 29 Aircraft Assets and such Other Asset.  NAC 29 will (subject to any applicable confidentiality obligations) provide such information as any Holder or holder of any beneficial interest in a Global Security (or the Trustee acting at the direction of any such Person) may reasonably request, in relation to any conflict that arises between the management of the NAC 29 Aircraft Assets with such Other Assets.

(d)         NAC 29 and each member of the NAC 29 Group is entitled to re-lease any NAC 29 Aircraft Asset or NAC 29 Disposal Component (including, for the avoidance of doubt, the lease of any engine or airframe separately from any aircraft to which it previously related) without further consent from the Security Agent, the Trustee or the Holders, including pursuant to a Permitted Finance Lease provided that:

(i)          any additional Liens required from time to time in order to comply with the requirements set out in Clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement is provided, and (for the avoidance of doubt) if the proposed Lease contains any prohibition on the granting of Liens by the lessor in favour of the Security Agent over its rights under that Lease, then all necessary consents to the granting of the required Liens will have been obtained;

(ii)         none of the proposed Lease Obligors have commenced insolvency, bankruptcy, examinership, administration or similar proceedings in any jurisdiction that are continuing, unless the Servicer is satisfied (acting in accordance with Leasing Company Practice) that for any Lease Obligor that is the subject of Chapter 11 proceedings under the US Bankruptcy Code the rights of the lessor against the Lease Obligor under that Lease would have priority status as an administrative claim (or equivalent) under such proceedings;

(iii)        the proposed Lease complies with the core lease criteria set forth in Exhibit D; and

(iv)        such re-leasing would (A) not result in any member of the NAC Group being in breach of any Sanctions or of any law applicable to it, (B) not be reasonably expected to result in any Holder, any holder of any beneficial interest in a Global Security, the Trustee or the Security Agent being in breach of Sanctions, and (C) not result in any Default occurring.

(e)         Neither NAC 29 nor any member of the NAC 29 Group will (without the consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) amend any Lease if it would result in such Lease failing to comply (or exacerbate any existing non-compliance) with the core lease criteria set forth in Exhibit D.

(f)        If and for so long as any NAC 29 Aircraft Asset is Off-Lease, then NAC 29 will, or procure that the relevant member of the NAC 29 Group will, at NAC 29’s own expense, procure that: (i) the relevant NAC 29 Aircraft Asset (but not, for the avoidance of doubt, any engine that is, or is a part of, a NAC 29 Aircraft Asset) is registered in United States of America, Ireland, United Kingdom, Jersey, Cayman Islands, Denmark, Singapore, Austria or any other jurisdiction selected by the Servicer in accordance with Leasing Company Practice, it being acknowledged that following the termination of any Lease for a NAC 29 Aircraft Asset, NAC 29 will not be in breach of this paragraph (f) during the period between any such termination and the re-registration of the relevant NAC 29 Aircraft Asset thereafter, provided that the Servicer is taking all action in accordance with Leasing Company Practice to ensure that the relevant NAC 29 Aircraft Asset is re-registered in such a jurisdiction as soon as reasonably practicable after that termination, provided always that NAC 29 will not be under any obligation to register any related engine in such a jurisdiction; (ii) the relevant NAC 29 Aircraft Asset is insured in accordance with the requirements set forth in Exhibit C; (iii) the relevant NAC 29 Aircraft Asset is at all times stored, maintained and operated in accordance with Leasing Company Practice, having regard to normal aviation storage, maintenance and operation requirements for commercial aircraft that are subject to cross border aircraft financing and which are not subject to a lease agreement and that, where relevant, are grounded; and (iv) any additional Liens required as a result of any re-registration contemplated by sub-paragraph (i) above in order to comply with the requirements set out in Clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement are provided.

Section 4.11.        Ratings.  NAC 29 will ensure that at all times the Securities remain the subject of a rating from any two of Moody's, S&P, and/or Fitch and that such rating(s) are updated on an annual basis.  NAC 29 will provide each Holder or holder of any beneficial interest with a copy of any related rating letter or notification from each such rating agency for any such rating which is a public rating, following receipt by NAC 29, in a form such Holder or holder of any beneficial interest in a Global Security may share with their regulators, including the Securities Valuation Office ("SVO") by prompt upload of such letter or notification to the VDR.  Any such rating letter or notification for such public rating will identify the Securities to which such rating is applicable including the aggregate principal amount, initial interest rate and maturity date assigned to such Securities.

Section 4.12.        Further Instruments and Acts.

Upon reasonable request of the Trustee, NAC 29 will, and will cause each of the NAC 29 Obligors to, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture (it being understood that the Trustee has no duty to make any such request absent specific instructions to do so in accordance with this Indenture).

Section 4.13.        Line of Business.

(a)         NAC 29 will not, and will not permit any member of the NAC 29 Group to, engage in any business other than (i) in connection with its formation and/or corporate administration, and (ii) in connection with the ownership, trading, leasing and/or financing of Aircraft Assets (including the NAC 29 Aircraft Assets).

(b)         NAC DAC will not, and will not permit any member of the NAC Group to, engage in any business if, as a result, the general nature of the business in which the NAC Group, taken as a whole, would then be engaged would be substantially changed from the general nature of the Business.

Section 4.14.        Liens.

(a)         NAC 29 will procure that no member of the NAC 29 Group shall create, expressly consent to the creation of or permit to subsist any Lien over any of the Collateral, other than Permitted NAC 29 Liens.

(b)        NAC DAC will not, and will not permit any member of the NAC Group to, directly or indirectly create, incur, assume or permit to exist any Lien over any of the rights, assets or property of any member of the NAC Group, whether now owned or hereafter acquired, except for Permitted NAC Group Liens.  This paragraph (b) shall cease to apply if and for so long as the Securities and the Senior Secured Credit Agreement are rated Investment Grade or above by any two of Moody’s, S&P or Fitch, or any other internationally recognized rating agency (provided that at least one such rating has been provided by Moody’s, S&P or Fitch).

(c)         NAC DAC will not (other than pursuant to the Super Senior Additional Security) directly or indirectly create, incur, assume or permit to exist any Lien over any of GrowthCo’s Equity Interests.

(d)         NAC DAC will not, and will not permit any member of the GrowthCo Group to, directly or indirectly create, incur, assume or permit to exist any Lien over (i) any GrowthCo E-Note or (ii) any Orphan Profit Participating Instrument (other than any Lien granted to secure Financial Indebtedness incurred in order to finance or refinance the acquisition of those Aircraft Assets that the Orphan Profit Participating Instrument are attributable to).

Section 4.15.        Financial Indebtedness.

(a)          NAC 29 will procure that no member of the NAC 29 Group will incur any Financial Indebtedness to any other Person, other than:

(i)        (1) Financial Indebtedness arising under this Indenture, the Securities and/or the Senior Secured Credit Agreement and/or (2) any Permitted Additional Pari Passu Indebtedness;

(ii)         any guarantee by a member of the NAC 29 Group of any Super Senior Credit Facility;

(iii)       Financial Indebtedness from any member of the NAC 29 Group to another member of the NAC 29 Group, provided that any subsequent transfer of such Financial Indebtedness to any Person that is not a member of the NAC 29 Group shall be deemed to be an incurrence of Financial Indebtedness not permitted by this paragraph (a)(iii);

(iv)       Financial Indebtedness of any member of the NAC 29 Group to any other member of the NAC Group, provided that any such Financial Indebtedness is unsecured and subordinated (whether pursuant to the terms of the applicable instrument or otherwise) in right of payment to the Aggregate Senior Debt on customary terms, and provided further that any subsequent transfer of such Financial Indebtedness to any Person that is not a member of the NAC Group shall be deemed to be an incurrence of Financial Indebtedness not permitted by this paragraph (a)(iv);

(v)         Financial Indebtedness arising under any Treasury Transaction not prohibited under the finance documents constituting the Aggregate Senior Debt;

(vi)        any guarantee by a member of the NAC 29 Group of Financial Indebtedness of any other member of the NAC 29 Group, in each case so long as the incurrence of such Financial Indebtedness incurred by such other member of the NAC 29 Group is permitted under the terms of this Indenture; and

(vii)      any guarantee by any member of the NAC 29 Group of the obligations of any other member of the NAC 29 Group or any Special Purpose Entity under any Lease for a NAC 29 Aircraft Asset or any document ancillary thereto.

(b)       NAC DAC will not (and will ensure that no other member of the NAC Group will) incur any Financial Indebtedness, other than Permitted NAC Group Financial Indebtedness.  This paragraph (b) shall cease to apply if and for so long as the Securities and the Senior Secured Credit Agreement are rated Investment Grade or above by any two of Moody’s, S&P or Fitch, or any other internationally recognized rating agency (provided that at least one such rating has been provided by Moody’s, S&P or Fitch).

(c)         NAC DAC will not (and will ensure that no other member of the NAC Group will) agree to increase or extend the limitations or caps on liability under any “Partial Guarantee” under any Moelis/Weil/NRF Amended Financing Arrangements (as defined in the Plan of Reorganization)  without the prior written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), provided that nothing in this paragraph (c) will prevent any Person that is or becomes an ICA Guarantor (other than as a result of being a member of the NAC 29 Group) from providing a guarantee in favour of the creditors on substantially equivalent terms to such original “Partial Guarantee” from NAC DAC, including that it is (i) an unsecured guarantee, and (ii) subject to the same caps and limitations on liability (without double-counting).

(d)          NAC DAC will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), enter into any Replacement Super Senior Credit Facility unless the requirements of Section 18.7 (Accession of Super Senior Creditors under new Super Senior Credit Facilities) of the Intercreditor Agreement have been met, and any of the following applies:

(i)       such Replacement Super Senior Credit Facility is the Approved Replacement Exit Facility; or

(ii)      the Replacement Super Senior Credit Facility shall be rated by one or more of Moody’s, S&P or Fitch, or any other internationally recognized rating agency and such rating shall confirm that the rating of the Securities and the Senior Secured Credit Agreement would not be adversely affected by NAC DAC availing itself of such Replacement Super Senior Credit Facility; or

(iii)         (A) the lenders in respect of such Replacement Super Senior Credit Facility accede to the Intercreditor Agreement in its existing form and on its existing terms (provided that, for the avoidance of doubt, the fact any Replacement Super Senior Credit Facility may not benefit from the Super Senior Additional Security will not constitute a change to the existing form or terms of the Intercreditor Agreement), (B) the interest and recurring fees incurred under such Replacement Super Senior Credit Facility are at lower rates than the Exit Facility, and (C) the  maturity date of such Replacement Super Senior Credit Facility is no earlier than 31 March 2026.

(e)         NAC 29 will consider in good faith any request from the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) to re-finance any Super Senior Credit Facility with Permitted Additional Pari Passu Indebtedness.

Section 4.16.        Disposals.

(a)        NAC 29 will procure that no member of the NAC 29 Group will enter into a Disposal, other than pursuant to a Permitted NAC 29 Disposal or a Permitted NAC 29 Transaction, which in either case has received all necessary board, transaction committee and/or shareholder approvals (as applicable).

(b)          NAC DAC will not (and will ensure that no other member of the NAC Group will) cause, make or suffer to exist any Disposal, other than a Permitted NAC Group Disposal or a Permitted NAC Group Transaction, which in either case has received all necessary board, transaction committee and/or shareholder approvals (as applicable).  This paragraph (b) shall cease to apply if and for so long as the Securities and the Senior Secured Credit Agreement are rated Investment Grade or above by any two of Moody’s, S&P or Fitch, or any other internationally recognized rating agency (provided that at least one such rating has been provided by Moody’s, S&P or Fitch).

(c)          NAC DAC will not enter into any Disposal of any of GrowthCo’s Equity Interests.

(d)       Where the consideration for any GrowthCo Asset Sale is anticipated to be received other than in Cash, then unless that non-Cash consideration takes the form of E notes, E certificates or similar interests in any asset-backed securitizations, asset-backed portfolio loan or other similar transaction into which the relevant GrowthCo Asset is being transferred, then NAC 29 will procure that no member of the GrowthCo Group and no GrowthCo Orphan Group Entity will enter into any such GrowthCo Asset Sale until it is agreed (as between NAC 29 and Security Agent acting on the instructions of the Majority Pari Passu Creditors) how such consideration should be treated for the purposes of determination of the GrowthCo Net Sale Proceeds related to that GrowthCo Asset Sale.

(e)         Where the consideration for any Final Disposition is anticipated to be received other than in cash (including if it is anticipated to be received in the form of shares in any Permitted Joint Venture or Permitted NAC 29 Joint Venture), such Final Disposition will not be entered into until the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) has consented to the basis on which such consideration should be treated for the purposes of determination of the related Net Sale Proceeds.

Section 4.17.        Restricted Payments.

(a)          NAC DAC will not, nor (in the case of paragraph (iii) below) will it permit any member of the NAC Group to:

(i)        declare or pay any dividends whatsoever or make any distribution on any of NAC DAC’s Equity Interests (except in shares of, or warrants or rights to subscribe for, or purchase shares of, NAC DAC Capital Stock), or make any payment to acquire or retire any NAC DAC Equity Interests prior to the occurrence of the Pari Passu Discharge Date (as defined in the Intercreditor Agreement); provided, however, that nothing in this paragraph (a) will prohibit (A) payment of any fees or other amounts pursuant to the terms of, and as expressly contemplated by, the Plan of Reorganization, (B) payments to acquire or retire shares of the Equity Interests of NAC DAC (or options or warrants in respect thereof or other NAC DAC Equity Interests) in connection with employee stock purchase or stock option plans, director, consultant or employee benefits, contracts, severance agreements or other arrangements, (C) the establishment, implementation or terms of any ordinary course arrangement designed to incentivize or reward any employee of, or consultant to, the NAC Group, or (D) the purchase or retirement of fractional shares;

(ii)        purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of NAC DAC, including in connection with any amalgamation, merger or consolidation; or

(iii)        make any payment, whether of interest or principal, under, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Shareholder Loan,

provided that if either (1) the Securities and the Senior Secured Credit Agreement are rated Investment Grade or above by any two of Moody’s, S&P or Fitch, or any other internationally recognized rating agency (provided that at least one such rating has been provided by Moody’s, S&P or Fitch), or (2) the NAC 29 LTV is below 50%, then for so long as such circumstances continue, then any such restriction(s) in this paragraph (a) will cease to apply.

(b)         NAC DAC will not, nor will it permit any member of the NAC Group, to make any Restricted Investment for so long as any Event of Default is continuing or would result therefrom, or an event of default (howsoever described) under this Indenture, the Securities, the Senior Secured Credit Agreement or any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness is continuing or would result therefrom.

(c)         Nothing in this Section 4.17 shall prohibit NAC DAC from making funds available to NAC HoldCo including (without limitation) by way of dividend or other distribution on NAC DAC’s Equity Interests to meet the ordinary course costs and expenses of NAC HoldCo if and for so long as NAC HoldCo’s business remains that of a holding company whose only material assets are NAC DAC’s Equity Interests.

Section 4.18.        Transactions with Affiliates.

(a)        NAC DAC will procure that no member of the NAC Group will enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any other member of the NAC Group, except pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favourable to such member of the NAC Group than would be obtainable in a comparable arm’s-length transaction with a Person that is not another member of the NAC Group.

(b)          NAC 29 will procure that no member of the NAC 29 Group will enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any other member or Affiliate of the NAC Group that is not a member of the NAC 29 Group, except in the ordinary course and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favourable to such member or Affiliate of the NAC 29 Group than would be obtainable in a comparable arm’s-length transaction with a Person that is not another member of the NAC 29 Group.

Section 4.19.        Economic Sanctions, Etc.

(a)         NAC 29 will procure that no member of the NAC 29 Group: (i) will consent to any NAC 29 Aircraft Asset being used directly or (with its knowledge following due inquiry in accordance with Leasing Company Practice) indirectly in any manner which could expose such NAC 29 Aircraft Asset, any member of the NAC 29 Group or the Trustee or the Security Agent to being in breach of any Sanctions; or (ii) nor any of their directors, officers or employees, will (A) be the subject of any Sanctions, (B) be located, organized or resident in a Prohibited Country, provided that no breach of this subparagraph (B) will occur solely as a result of any director, officer or employee of any member of the NAC 29 Group being located in a Prohibited Country for reasons that are unconnected to their directorship, officership or employment, (C) be engaged directly or (with its knowledge) indirectly, in any trade, business or other activities which are in breach of Sanctions, or (D) directly or (with its knowledge following due inquiry in accordance with Leasing Company Practice) indirectly use the proceeds of any Security, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity to fund or facilitate any activities of, or business with, any Person or entity that, at the relevant time, is subject to Sanctions or located, organized or resident in a Prohibited Country, to fund or facilitate any activities of any Person, or the business of any Person in, any Prohibited Country, or in any other manner that will result in a violation by the Trustee or the Security Agent of Sanctions, provided that no breach of the foregoing provisions will occur to the extent that (x) the relevant circumstances that would have given rise to the same arose as a consequence of a Person (other than a member of the NAC Group, or any of their respective directors, officers or employees) becoming the subject of Sanctions or acting in breach of Sanctions, and (y) no member of the NAC Group, nor any of their respective directors, officers or employees, acting in accordance with Leasing Company Practice, could have taken further steps to prevent the same and such Persons are taking all steps reasonably available to them, in each case in accordance with Leasing Company Practice, to mitigate and/or deal with the consequences of such circumstances.

(b)        The covenant set out in this Section 4.19 shall only apply to any member of the NAC 29 Group or any of their respective directors, officers or employees to the extent that such provisions would not result in any violation of, conflict with or liability under Council Regulation (EC) 2271/96 or a similar anti-boycott statute, law or regulation applicable to it (or any analogous legislation that has binding effect in the jurisdiction of incorporation of any member of the NAC 29 Group), provided that to the extent that this paragraph applies, the relevant member of the NAC 29 Group shall, in accordance with Leasing Company Practice, exercise reasonable endeavours to obtain any exemptions from Council Regulation (EC) No 2271/96.

Section 4.20.        Freyja.  NAC 29 will not permit Freyja to (a) engage in any operations or business other than acting as a co-borrower under the Senior Secured Credit Agreement and activities ancillary thereto, including maintaining its organizational status as a limited liability company or (b) have or maintain any assets other than intra-group receivables with corresponding liabilities in the form of external debt in accordance with the NAC Group’s accounting policies in force from time to time, together with any intra-group compensation therefor as determined in accordance with the NAC Group’s taxation policies in force from time to time and any assets required for and/ or ancillary to its role as a co-borrower under the Senior Secured Credit Agreement and activities ancillary thereto, including maintaining its organizational status as a limited liability company; provided, however, that notwithstanding anything to the contrary in this Indenture, Freyja will not consolidate or merge with, or liquidate or dissolve into, or convey, transfer or lease all or substantially all of its assets to, any Person other than NAC 29 (in which case, NAC 29 shall be the continuing or surviving Person).

Section 4.21.       Listing. NAC 29 will ensure that, prior to the first Interest Payment Date, the Securities are listed on the Cayman Islands Stock Exchange or another stock exchange which is a “recognised stock exchange” for the purposes of Section 64 of the TCA. NAC 29 shall ensure that for so long as the Securities remain outstanding they shall remain listed on a “recognised stock exchange” for the purposes of Section 64 TCA.

ARTICLE V

Merger and Consolidation

Section 5.01.        Company and its Subsidiaries May Not Consolidate, Etc.  NAC 29 will procure that:

(a)         it will not enter into any consolidation, amalgamation, merger or demerger with any Person, whether or not NAC 29 is the surviving corporation; and

(b)         no other member of the NAC 29 Group will enter into any consolidation, amalgamation, merger or demerger with any Person, other than pursuant to a Permitted NAC 29 Disposal and/or a Permitted NAC 29 Transaction.

Section 5.02.        NAC DAC May Consolidate, Etc., Only on Certain Terms. NAC DAC will not consolidate, amalgamate or merge with or into or wind up into (whether or not NAC DAC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (or any group of Persons who are Affiliates) unless:

(a)          in the case of consolidation, amalgamation or merger, NAC DAC is the surviving entity; or

(b)         the Person formed by or surviving any such consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person (or, as the case may be, are Persons) organized or existing under the laws of any of the United States, any state thereof, the District of Columbia, or any territory thereof, Bermuda, the Cayman Islands, Switzerland, Ireland, Singapore or any other country that on April 30, 2004 was a member of the European Union (other than Greece, Italy, Spain or Portugal) (such Person, as the case may be, being herein called the “Successor Parent(s)”);

(c)         if NAC DAC is not the surviving entity, the Successor Parent(s) have expressly assumed all of the obligations of NAC DAC under this Indenture and the other Note Documents to which it is a party pursuant to a supplemental indenture and an accession to the Intercreditor Agreement (in each case in form reasonably acceptable to the Trustee), and the Successor Parent(s) have delivered to the Trustee an Opinion of Counsel stating that (in addition to the matters required by Section 9.06, Section 13.04 and Section 13.05 and subject to customary assumptions, exceptions and qualifications) such agreement has been duly authorized, executed and delivered by, and is a legal, valid and binding agreement enforceable against, the relevant Successor Parent(s), provided that in giving an Opinion of Counsel, counsel may rely on any Officer’s Certificate of the Successor Parent(s) as to any matters of fact;

(d)         immediately after giving effect to such transaction (and treating any Financial Indebtedness that becomes an obligation of NAC DAC or Successor Parent, as applicable, or any Subsidiary of such Person as a result of such transaction as having been incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing (and no default, or event of default (howsoever described) shall have occurred and be continuing under the Senior Secured Credit Agreement and any equivalent document entered into in relation to any Permitted Additional Pari Passu Indebtedness); and

(e)          NAC DAC shall have given not less than 20 days’ written notice to the Trustee of the proposed transaction and shall have delivered:

(i)          to the Trustee (and, if requested by them in writing, the Holders), all documentation and other information about the surviving entity (or, if NAC DAC is not the surviving entity, the Successor Parent(s)) to the extent the same is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and is requested in writing by them at least ten days prior to the date on which such consolidation, amalgamation or merger, or sale, assignment, transfer, lease, conveyance or disposition occurs; and

(ii)        to the Trustee, an Officer’s Certificate stating that such consolidation, amalgamation or merger, or sale, assignment, transfer, lease conveyance or disposition comply with the terms of this Indenture.

ARTICLE VI

Defaults and Remedies

Section 6.01.        Events of Default.  If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

(a)         if NAC 29 defaults in the due and punctual payment of any interest due on any Interest Payment Date or principal due on the Stated Maturity, and such default continues for a period of five Business Days; or

(b)        if a NAC 29 Obligor defaults in the due and punctual payment of any other amounts due and payable under the Note Documents (other than those referred to in subparagraph (a)(above)), and such default continues for a period of ten Business Days;

(c)         if default shall be made in the performance or observance of any covenant set forth in Section 4.03, Section 4.10(f), Section 4.19, Section 4.14(a), Section 4.15(a) or Section 4.16(a) hereunder, unless such non-compliance has been remedied within five Business Days of the earlier of (i) the date on which that NAC 29 Obligor receives notice from the Trustee (acting on instructions from the Majority Pari Passu Creditors or the Security Agent (acting on the instructions of the Majority Pari Passu Creditors)) and/or any Holder or holder of any beneficial interest in a Global Security, as applicable, of such non-compliance, and (ii) the date on which NAC 29 or the applicable NAC 29 Obligor became aware of such non-compliance;

(d)         GrowthCo materially fails to comply with its obligations under the GrowthCo (NAC 29) Notes, unless such non-compliance has been remedied within thirty days of the earlier of (i) the date on which NAC 29 receives notice from the Trustee (acting on instructions from the Majority Pari Passu Creditors or the Security Agent (acting on the instructions of the Majority Pari Passu Creditors)) and/or any Holder or holder of any beneficial interest in a Global Security, as applicable, of such non-compliance, and (ii) the date on which NAC 29, NAC DAC or GrowthCo became aware of such non-compliance;

(e)         any NAC 29 Obligor materially fails to comply with its obligations under the Note Documents (other than as described in paragraph (a), (b) or (c) above), unless such non-compliance has been remedied within thirty (30) days of the earlier of (i) the date on which that NAC 29 Obligor receives notice from the Trustee (acting on instructions from the Majority Pari Passu Creditors or the Security Agent (acting on the instructions of the Majority Pari Passu Creditors)) and/or any Holder or holder of any beneficial interest in a Global Security, as applicable, of such non-compliance, and (ii) the date on which NAC 29 or the applicable NAC 29 Obligor became aware of such non-compliance;

(f)          any representation or warranty made by any NAC 29 Obligor under the Note Documents shall prove to have been materially false or misleading, unless the relevant circumstances giving rise to the same have been remedied within thirty days of the earlier of (i) the date on which NAC 29 receives notice from the Trustee (acting on instructions from the Majority Pari Passu Creditors or the Security Agent (acting on the instructions of the Majority Pari Passu Creditors)) and/or any Holder or holder of any beneficial interest in a Global Security, as applicable, of such misrepresentation, and (ii) the date on which NAC 29 or the applicable NAC 29 Obligor became aware of such misrepresentation;

(g)          there shall occur (i) an event of default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Financial Indebtedness or hedging obligation of any member of the NAC Group which permits the holder of any such Financial Indebtedness to accelerate the maturity thereof, or (ii) any other event of default (howsoever described) under or pursuant to any Financial Indebtedness of any member of the NAC Group, and as a result of such event of default any such Financial Indebtedness becomes prematurely due and payable or is placed on demand, and such default shall (x) continue for more than the period of grace (if any) specified therein, and (y) be in respect of Financial Indebtedness (which, for the avoidance of doubt, will be limited in respect of (i) above to the relevant amount of Financial Indebtedness that has not been paid when due) having an aggregate principal amount of at least $25,000,000 or its equivalent in any other currency or currencies, excluding intra-group debt and limited recourse debt (provided that, in each case, such debt constituted Permitted  NAC Group Financial Indebtedness, it being acknowledged that the debt under any Moelis/Weil/NRF Amended Financing Arrangements (as defined in the Plan of Reorganization) will be treated as limited recourse debt unless NAC DAC fails to comply with its obligations under any related “Partial Guarantee” (as defined in the Plan of Reorganization) or clause 16.1.6 of the amended and restated facility agreement comprising part of the Moelis/Weil/NRF Amended Debt Documents (as defined the Plan of Reorganization) (the “Bad Boy Guarantee”), in which case the unpaid liability of NAC DAC under that “Partial Guarantee” or “Bad Boy Guarantee” (as applicable) will be taken into account for the purposes of this paragraph (g), and provided that no Event of Default shall occur under this paragraph (g) if a member of the NAC Group is disputing such Financial Indebtedness in good faith, including by appropriate proceedings with adequate reserves having been provided for the payment of such Financial Indebtedness;

(h)        (i) NAC 29 and/or GrowthCo ceases to be a Wholly-Owned Subsidiary of NAC DAC or (ii) Freyja ceases to be a Wholly-Owned Subsidiary of NAC 29;

(i)         any NAC 29 Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, examinership, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, (vi) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party (as defined in the Intercreditor Agreement) in its capacity as such) with a view to rescheduling any of its indebtedness, or (vii) takes corporate action for the purpose of any of the foregoing;

(j)         a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the relevant NAC 29 Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up, examinership or liquidation of any NAC 29 Obligor, or any such petition shall be filed against any NAC 29 Obligor and such petition shall not be dismissed within 60 days;

(k)        any event occurs with respect to any NAC 29 Obligor which under the laws of any jurisdiction is analogous to any of the events described in paragraph (i) or (j), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in paragraph (i) or (j);

(l)        failure by any NAC 29 Obligor(s) to pay final judgments, individually or in the aggregate, in excess of $25,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed in each case unless the same is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(m)        any member of the NAC Group, other than in the ordinary course of business or pursuant to any Permitted NAC Group Transaction, suspending all or any part of its operations material to the conduct of NAC DAC and its Subsidiaries’ business taken as a whole for a period of more than sixty days, provided that, no Event of Default shall occur in respect of any event, circumstance or transaction which is contemplated by the Plan of Reorganization;

(n)        there shall occur any event of default (howsoever defined), which is not waived, under any Super Senior Credit Facility, the Senior Secured Credit Agreement and/or any other Permitted Additional Pari Passu Indebtedness; or

(o)         if (i) any ERISA Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any ERISA Plan under Section 4041 of ERISA shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any ERISA Plan (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under one or more ERISA Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Foreign Plans exceeds the aggregate current value of the assets of such Foreign Plans allocable to such liabilities, (v) any NAC 29 Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) any NAC 29 Obligor or any ERISA Affiliate incurs withdrawal liability in respect of any Multiemployer Plan under Subtitle E of Title IV of ERISA, (vii) any NAC 29 Obligor or any of its Subsidiaries establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any NAC 29 Obligor or any of its Subsidiaries thereunder, (viii) any NAC 29 Obligor or any of its Subsidiaries fails to administer or maintain or contribute to a Foreign Plan or Governmental Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations, contractual requirements or court orders, or any Foreign Plan is involuntarily terminated or wound up, or (ix) any NAC 29 Obligor or any of its Subsidiaries becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Plans or Governmental Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.  As used in this paragraph (o), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA (whether or not subject to ERISA), provided that no Event of Default will occur under this Section 6.01 if the relevant condition or event either (A) arose directly and solely from the transactions contemplated by the Plan of Reorganization (and the implementation thereof in accordance with its terms), including any cross-default or insolvency-related default triggered, or (B) arose during the period of six months following the Issue Date, in respect of any cross-default or cross-enforcement (including enforcement of security) or insolvency-related event of default that, in each case, where the same has arisen directly and solely from (i) the transactions contemplated the Plan of Reorganization in respect of any Exiting Financing Arrangement (as defined therein), or (ii) actions taken following any failure to conclude such transactions, in each case, in circumstances where such condition or event does not have a Material Adverse Effect.

Section 6.02.        Acceleration.  (a) If an Event of Default (other than an Event of Default specified in Section 6.01(i), (j) or (k) with respect to NAC 29) occurs and is continuing and the Trustee receives a written direction from the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), then the Trustee and/or any Holder or holder of any beneficial interest in a Global Security will be entitled, by written notice to NAC 29, which written notice shall include a copy of the written direction from the Security Agent, to declare the principal of and accrued but unpaid interest on all the Securities to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  If (i) an Event of Default specified in Section 6.01(i), (j) or (k) with respect to NAC 29 occurs, or (ii) any Pari Passu Debt Acceleration Event occurs, the principal of and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders or holders of any beneficial interest in a Global Security, as applicable.  The Trustee will, if so instructed by the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), by notice to NAC 29, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree.  No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

(b)         Notwithstanding the foregoing, if an Event of Default under Section 6.01(g) has occurred and is continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Financial Indebtedness that is the subject of such Event of Default under Section 6.01(g) has been repaid or (ii) if the default relating to such Financial Indebtedness is waived by the holders of such Financial Indebtedness or cured, and if such Financial Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration with respect thereto, and (iii) any other existing Events of Default, except non-payment of principal, premium or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured and waived.

(c)        If the Securities are accelerated or otherwise become due prior to their Stated Maturity, in each case, in respect of any Event of Default, the amount of principal of, accrued and unpaid interest and premium on the Securities that becomes due and payable shall equal 100% of the principal amount of the Securities plus accrued and unpaid interest, if any.

Section 6.03.      Other Remedies.  Subject always to the Intercreditor Agreement and Section 6.04(c), if an Event of Default occurs and is continuing and subject to the Trustee’s receipt of written direction from the Security Agent (acting on the instructions of the Majority Pari Passu Creditors), the Trustee may pursue any available remedy to collect the payment of principal of or interest and premium on the Securities or to enforce the performance of any provision of the Securities, this Indenture and the other Note Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding.  A delay or omission by the Trustee, any Holder or any holder of any beneficial interest in a Global Security in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  To the extent required by law, all available remedies are cumulative.

Section 6.04.        Control by Majority Pari Passu Creditors.

(a)         The Trustee will follow the directions of the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) as to the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

(b)        However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

(c)         Prior to taking any action hereunder or under the other Note Documents, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

(d)         The provisions of TIA § 316(a) are expressly excluded.

Section 6.05.      Limitation on Suits.  Subject in all respects to the Intercreditor Agreement, except to enforce the right to receive payment of principal, premium or interest when due, no Holder or holder of any beneficial interest in a Global Security may pursue any remedy with respect to this Indenture or the Securities unless:

(1)          the Holder or holder of any beneficial interest in a Global Security, as applicable, gives to the Trustee written notice stating that an Event of Default is continuing;

(2)          the Majority Pari Passu Creditors or the Security Agent (acting on the instructions of the Majority Pari Passu Creditors) make a written request to the Trustee to pursue the remedy;

(3)          such Holder or Holders or holder or holders of any beneficial interest in a Global Security, as applicable, offer, and if requested, provide to the Trustee security or indemnity acceptable to the Trustee in its sole discretion against any loss, liability or expense;

(4)          the Trustee does not comply with the written request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)          a Majority Pari Passu Creditors do not give the Trustee a written direction inconsistent with the request during such 60-day period.

A Holder or holder of any beneficial interest in a Global Security may not use this Indenture to prejudice the rights of another Holder or holder of any beneficial interest in a Global Security or to obtain a preference or priority over another Holder or holder of any beneficial interest in a Global Security.  In the event that the Definitive Securities are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Security (as defined in the Appendix) to issue such Definitive Securities to such beneficial owner of its nominee, NAC 29 expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial holder’s Securities as if such Definitive Securities had been issued.

Section 6.06.       Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest and premium on the Securities held by such Holder, on the respective due dates expressed in the Securities (or, in the case of a redemption, on the redemption date), or to bring suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder.

Section 6.07.      Collection Suit by Trustee.  Subject to the Intercreditor Agreement, if an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against NAC 29 for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07, and against NAC DAC for any amounts owed by it under the terms of the ICA Guarantee.

Section 6.08.        Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to NAC 29, NAC DAC, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and each of its agents and counsel, and any other amounts due to the Trustee, as applicable, under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.09.      Priorities.  If the Trustee collects any money or property pursuant to this Article VI, it shall, if required by the Intercreditor Agreement, distribute such money or property to the Security Agent for further application in accordance with the Intercreditor Agreement.  If the Trustee receives money or property after application in the manner provided for in the Intercreditor Agreement, such money or property shall be paid out as follows:

(a)          FIRST: to the Trustee for amounts due to it under Section 7.07 hereof;

(b)         SECOND: to Holders for amounts due and unpaid on the Securities for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal of, or premium, if any, and interest, respectively; and

(c)         THIRD: to NAC 29, or to the extent the Trustee collects any amount from any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders provided for hereunder. At least 15 days before such record date, NAC DAC shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.10.       Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 or a suit by Holders of more than 10% in aggregate principal amount of the Securities.

Section 6.11.        Waiver of Stay or Extension Laws.  NAC 29 (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and NAC 29 (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

Section 7.01.        Duties of Trustee.

(a)          [Intentionally blank].

(b)         Whether or not an Event of Default has occurred and is continuing:

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture or any other Note Documents to which it is party and no implied covenants or obligations shall be read into this Indenture or any other Note Document against the Trustee; and

(ii)          in the absence of gross negligence or wilful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction, except that:

(i)          this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)       the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04, from the Security Agent, from Holders or beneficial holders of the Securities or otherwise from the Majority Pari Passu Creditors.

(d)        No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or under any other Note Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(e)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with NAC 29.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)       Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.  Notwithstanding anything to the contrary in this Indenture or any other Note Document, TIA § 315 is hereby expressly excluding from this Indenture and the other Note Documents.

Section 7.02.        Rights of Trustee.

(a)         The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)         Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)         The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any such agent appointed with due care. The Trustee, in its capacity as such, shall have no liability for the actions or inactions of the Security Agent or the Proceeds Account Bank, including if the Security Agent or Proceeds Account Bank are the same or affiliated financial institutions.

(d)        The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)         The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee shall not be deemed to have notice of any Default or Event of Default, except a Default under Sections 6.01(a) (but only if the Trustee is also the Paying Agent), unless written notice of any event which is in fact such a Default or Event of Default is received by a Trust Officer at its office described in Section 13.02 herein from NAC 29 or the Holders of 25% in aggregate principal amount of the outstanding Securities, and such notice references the specific Default or Event of Default, the Securities and this Indenture and states that it is a “Notice of Default”.  In the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(g)        In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)         The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(i)       The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including as Security Agent.

(j)        The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the other Note Documents at the request, order or direction of any of the Holders, the Majority Pari Passu Creditors or the Security Agent pursuant to the provisions of this Indenture, unless such Holders or the Majority Pari Passu Creditors shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which may be incurred therein or thereby.

(k)        The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee or unless written notice of such fact or matter is received by the Trustee at the corporate trust office of the Trustee specified in Section 13.02.

(l)        Whenever in the administration of this Indenture or the other Note Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(m)      The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgement, bond, debenture, note, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and the Trustee will incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n)         The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o)        The Trustee may request that NAC 29 deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the other Note Documents.

(p)        Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from NAC 29 shall be sufficient if signed by an Officer of NAC 29.

(q)         The permissive rights of the Trustee enumerated hereunder shall not be construed as duties.

(r)         Notwithstanding anything to the contrary in this Indenture, other than this Indenture and the Securities, the Trustee will have no duty to know or inquire as to the performance or non- performance of any provision of any other agreement, instrument, or contract, nor will the Trustee be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or contract, whether or not a copy of such agreement has been provided to the Trustee

Section 7.03.      Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with NAC 29 or its Affiliates with the same rights it would have if it were not Trustee or Security Agent.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04.        Trustee’s Disclaimer.  The Trustee shall not be (A) responsible for and makes no representation as to the validity or adequacy of this Indenture, the Securities or any other Note Documents, (B) accountable for NAC 29’s use of its proceeds from the Securities or any money paid to NAC 29 or upon NAC 29’s direction under any provision of this Indenture, (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee, (D) responsible for any statement or recital in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication, (E) responsible for the validity, enforceability or perfection of the security interests expressed to be created pursuant to or under the Note Documents and (F) responsible for the contents of, access to, completeness of or otherwise any matters with respect to the VDR and/or the Lease VDR.

Section 7.05.       Notice of Defaults.  If a Default occurs and is continuing of which the Trustee has received written notice, the Trustee shall send to each Holder notice of the Default within the later of (a) 90 days after it occurs or (b) 30 days after the Trustee obtaining knowledge thereof.  Notwithstanding the immediately preceding sentence, except in the case of a Default involving the payment of principal of or interest or premium on any Security (including payments pursuant to the mandatory redemption provisions of such Security, if any), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is not opposed to the interests of the Holders.

Section 7.06.        TIA and Listings.  Within 60 days after each June 1 beginning with June 1, 2023, and for so long as Securities remain outstanding, the Trustee shall deliver to each Holder a brief report dated as of June 1 in accordance with, and to the extent required under, TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  During the same time period specified above, the Trustee also shall comply with TIA § 313(b), which section relates to the release or substitution of certain property from the Lien of this Indenture and advances made by the Trustee.  The Trustee will also transmit by mail all reports as required by TIA § 313(c).

If this Indenture has been qualified under the TIA, a copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Securities are listed in accordance with TIA § 313(d).  NAC 29 agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof and promptly upload such notification to the VDR.

Section 7.07.       Compensation and Indemnity.  NAC 29 shall pay to the Trustee from time to time reasonable compensation for its services under this Indenture and the Securities as NAC 29 and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  NAC 29 shall promptly reimburse the Trustee upon request for all reasonable disbursements, advances and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  NAC 29 and NAC DAC shall, jointly and severally, indemnify the Trustee and its respective officers, directors, employees and agents against any and all loss, liability or expense (including attorneys’ fees) incurred by any of them in connection with the acceptance or administration of this trust and the performance of its duties hereunder or under the other Note Documents, including any fees, costs and expenses incurred in enforcing this Indenture (including this Section 7.07).  The Trustee shall notify NAC 29 promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify NAC 29 shall not relieve NAC 29 of its obligations hereunder.  NAC 29 shall defend the claim and the Trustee may have separate counsel and NAC 29 shall pay the fees and expenses of such counsel.  NAC 29 need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure (x) the payment obligations of NAC DAC and NAC 29 under this Section 7.07, and (y) the obligations of NAC DAC, NAC 29 and each other NAC 29 Obligor owing to the Trustee and the Security Agent (and their agents) under or in connection with this Indenture and the other Note Documents, the Trustee shall have a lien ranking prior to the Securities and ranking prior to the Lien created or evidenced by any Transaction Security Document on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities, and the Trustee shall apply all such moneys and proceeds of such property, pro rata, toward the discharge of such obligations, up to, in the case of the obligations owed to the Security Agent and its agents, the Notes Pro Rata Share of such obligations owed to the Security Agent and its agents.

NAC 29’s payment obligations pursuant to this Section shall survive the discharge of this Indenture and the resignation and removal of the Trustee hereunder.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(i), (j) or (k) with respect to NAC 29, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08.       Replacement of Trustee.  The Trustee may resign at any time by so notifying NAC 29.  The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee in writing with 30 days’ prior written notice and may appoint a successor Trustee.  NAC 29 shall remove the Trustee if:

(1)          the Trustee fails to comply with Section 7.10;

(2)          the Trustee is adjudged bankrupt or insolvent;

(3)          a receiver or other public officer takes charge of the Trustee or its property;

or

(4)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by NAC 29 or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), NAC 29 shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to NAC 29 and NAC DAC.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by a Holder of at least six months, fails to comply with Section 7.10, subject to TIA § 315(e), such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, NAC 29’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.       Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee and shall have all of the rights, powers and duties of the Trustee under this Indenture.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture and any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases any such certificate shall have the full force of a certificate of the Trustee as provided for by the Securities or this Indenture (as applicable).

Section 7.10.        Eligibility; Disqualification.  There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11.        Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.12.       Direction to Trustee to Sign Intercreditor Agreement.  By its acceptance of any Security or any beneficial interest in a Global Security, each Holder and holder of any beneficial interest in a Global Security will be deemed for all purposes to have authorized and directed the Trustee to execute, deliver and perform its obligations as “Creditor Representative” for the Securities under the Intercreditor Agreement , binding such Holder and holders to the terms thereof (including without limitation the indemnities provided therein).  Whether or not expressly provided therein, in entering into and performing any obligations under the Intercreditor Agreement, the Trustee shall have the benefit of all of the rights, privileges, immunities and indemnities provided to it under this Indenture.

ARTICLE VIII

Discharge of Indenture; Defeasance

Section 8.01.        Discharge of Liability on Securities; Defeasance.  (a) This Indenture and the other Note Documents (insofar as related to this Indenture and the Securities) shall, subject to Section 8.01(c), cease to be of further effect (and for the purposes of determining whether, under the terms of the Intercreditor Agreement, if any Collateral should be released from the Liens, the Securities will be treated as having been repaid in full) when both (x) either (i) NAC 29 delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.08) for cancellation or (ii) all outstanding Securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article III hereof or (2) will become due and payable within one year at the Stated Maturity or within 60 days as the result of the giving of any irrevocable and unconditional notice of redemption pursuant to Article III hereof, and, in the case of clause (ii), NAC 29 irrevocably deposits with the Trustee cash in U.S. dollars or non-callable U.S. Government Obligations or a combination thereof, in amounts sufficient to pay at maturity or upon redemption all outstanding Securities, including interest and premium, if any, thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.08), and (y) NAC 29 pays all other sums payable hereunder by NAC 29.  The Trustee and Security Agent shall acknowledge satisfaction and discharge of this Indenture (subject to Section 8.01(c)) and the other Note Documents (insofar as related to this Indenture and the Securities) on demand of NAC 29 and upon receipt of an Officer’s Certificate and an  Opinion of Counsel stating that all conditions precedent to the satisfaction and discharge of the Indenture and release of Liens have been satisfied.

(b)         Subject to Sections 8.01(c) and 8.02, NAC 29 at any time may terminate (1) all its obligations under the Securities and this Indenture (“legal defeasance option”) or (2) its obligations under Article IV (other than  Section 4.01) and the operation of Section 6.01 (other than paragraphs (a) or (b) thereof) (“covenant defeasance option”).  NAC 29 may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If NAC 29 exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default with respect thereto.  If NAC 29 exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default other than those specified in Sections 6.01(a) and (b).  If NAC 29 exercises its legal defeasance option or its covenant defeasance option, (i) each Guarantor, if any, shall be released from all its obligations with respect to its ICA Guarantee and (ii) NAC DAC shall be released from all its obligations with respect to its ICA Guarantee, in each case except to the extent necessary to guarantee any of NAC 29’s continuing obligations pursuant to Section 8.01(c); and (iii) for the purposes of determining whether, under the terms of the Intercreditor Agreement, the Collateral should be released from the Liens, the Securities will be treated as having been repaid in full).

Upon satisfaction of the conditions set forth herein, and satisfaction of the other covenants or obligations under the other Note Documents (insofar as related to the Securities and this Indenture), and upon request of NAC 29, the Trustee shall acknowledge in writing the discharge of those obligations that NAC 29 terminates and the Collateral shall be released as to the Notes Obligations.

(c)         Notwithstanding clauses (a) and (b) above, NAC 29’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.08, 2.09, 7.07 and 7.08 and in this Article VIII shall survive until the Securities have been paid in full.  Thereafter, NAC 29’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

Section 8.02.        Conditions to Defeasance.  NAC 29 may exercise its legal defeasance option or its covenant defeasance option only if:

(1)         NAC 29 irrevocably deposits with the Trustee cash in U.S. dollars or U.S. Government Obligations or a combination thereof for the payment of principal of and interest and premium on the Securities to maturity or redemption, as the case may be;

(2)        NAC 29 delivers to the Trustee a certificate from a recognized firm of independent accountants expressing their opinion that the payments of principal and interest and premium when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest and premium when due on all the Securities to maturity or redemption, as the case may be;

(3)         123 days pass after the deposit is made and during the 123-day period no Default specified in paragraphs (i), (j) or (k) of Section 6.01 (with respect to NAC 29 only) occurs which is continuing at the end of the period;

(4)          the deposit does not constitute a default under any other agreement binding on NAC 29;

(5)          NAC 29 delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act;

(6)         in the case of the legal defeasance option, NAC 29 shall have delivered to the Trustee an Opinion of Counsel stating that since the Issue Date (A) NAC 29 has received from, or there has been published by, the IRS a ruling, or (B) there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; provided that, notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Securities not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NAC 29;

(7)          in the case of the covenant defeasance option, NAC 29 shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8)         NAC 29 delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article VIII have been complied with.

Before or after a deposit, NAC 29 may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article III.

Section 8.03.       Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.

Section 8.04.       Repayment to NAC 29.  The Trustee and the Paying Agent shall promptly turn over to NAC 29 upon written request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to NAC 29 upon request any money held by them for the payment of principal, interest or premium that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to NAC 29 for payment as general creditors.

Section 8.05.        Indemnity for Government Obligations.  NAC 29 shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06.       Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, NAC 29’s and NAC DAC’s obligations under this Indenture, the Securities and other Note Documents (insofar as related to this Indenture and the Securities) shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if NAC 29 has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, NAC 29 shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

Section 9.01.       Without Consent of Holders.  NAC 29, NAC DAC, the Trustee and, in the case of any Shared Security Document, the Security Agent may amend any of this Indenture, the Securities or the other Note Documents without notice to or consent of any Holder:

(1)          to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)          to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code;

(3)        to provide for any ICA Guarantee or to confirm and evidence the release, termination or discharge of any ICA Guarantee securing the Securities or any ICA Guarantee when such release, termination or discharge is permitted by clause 7.10 (Resignation of a Guarantor) of the Intercreditor Agreement;

(4)          to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to comply with any requirements of the SEC to effect or maintain the qualification of this Indenture under the TIA, or under any similar federal statute hereafter enacted;

(5)        to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities; provided, however, that (a) compliance with this Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Securities;

(6)          to comply with the requirements of any securities depository with respect to the Securities;

(7)         to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof; or

(8)         to evidence the succession of another Person to NAC DAC and the assumption by any such successor of the covenants of NAC DAC contained herein and in the Intercreditor Agreement.

Upon the written request of NAC 29 accompanied by a resolution of the Board of Directors of NAC 29 authorizing the execution of any such amended or supplemental indenture or any amendment or supplement to any Shared Security Document, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with NAC 29 and NAC DAC in the execution of (and (in the case of any Shared Security Document) shall direct (in writing) the Security Agent to execute) such amended or supplemental indenture or such Shared Security Document amendment or supplement authorized or permitted by the terms of this Indenture, unless such amended or supplemented indenture or such Shared Security Document amendment or supplement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into (or, in the case of any Shared Security Document, so direct) such amended or supplemental indenture or such Shared Security Document amendment or supplement.

After an amendment under this Section becomes effective, NAC 29 shall send to Holders a notice briefly describing such amendment and upload such notice to the VDR on the same date that such notice is so sent.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.02.        All other amendments governed by the Intercreditor Agreement.

Without prejudice to Section 9.01, (i) any amendment, modification, variation or other change made to, (ii) any consent, approvals, waivers or similar given in respect of, and (iii) any instructions given to the Trustee pursuant to, this Indenture and/or any other Note Document shall be governed by Clause 24 (Common Instructing Group – Pari Passu Creditors) of the Intercreditor Agreement.

Upon the written request of NAC 29 and NAC DAC accompanied by a resolution of the Board of Directors of NAC 29 and a resolution of the Board of Directors of NAC DAC authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver permitted under the terms of this Section, and upon receipt by the Trustee (and the Security Agent to the extent applicable) of the documents described in Section 9.06, the Trustee (and the Security Agent to the extent applicable) shall join with NAC 29 and NAC DAC in the execution of such supplemental indenture or supplement or amendment to the Note Documents.  After an amendment under this Section becomes effective, NAC 29 shall send to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.03.        Compliance with Trust Indenture Act.  Subject to Section 13.06, every amendment or supplement to this Indenture or the Securities shall be set forth in a supplemental indenture hereto that complies with the TIA as then in effect if this Indenture shall then be qualified under the TIA.

Section 9.04.      Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Security shall be a continuing consent and shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee and/or the Security Agent (as applicable).

NAC 29 may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless consent from the Holders of the principal amount of Securities required hereunder for such amendment or waiver to be effective also shall have been given and not revoked within such 120-day period.  After an amendment or waiver becomes effective, it will bind every Holder, unless it makes a change described in Clause 24.2 (All Pari Passu Creditor matters) of the Intercreditor Agreement, in which case, the amendment or waiver will bind only each Holder of a Security who has consented to it and every subsequent Holder of a Security or portion of a Security that evidences the same Financial Indebtedness as the consenting Holder’s Security.

Section 9.05.        Notation on or Exchange of Securities.  If an amendment changes the terms of a Security, the Trustee may require the Holder to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder.  Alternatively, if NAC 29 or the Trustee so determines, NAC 29 in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

Section 9.06.        Trustee To Sign Amendments.

(a)        The Trustee shall sign (or, in the case of any Shared Security Document, the Trustee shall direct the Security Agent to sign) any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent as applicable.  If an amendment, supplement or waiver adversely affects the rights, duties, liabilities or immunities of the Trustee or Security Agent, the Trustee or the Security Agent, as applicable, may but need not sign (or, in the case of any Shared Security Document, the Trustee, may, but need not, direct the Security Agent to sign) such amendment, supplement or waiver.  In signing (or so directing the Security Agent to sign) any amendment, supplement or waiver, each of the Trustee and the Security Agent shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, evidence of the actual or deemed consent, direction or waiver or other action of Holders and an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, the Intercreditor Agreement and any other relevant Note Documents. In case of any consent, direction or waiver or other action of any Holders deemed to have been given pursuant to Clause 25.6 (Excluded Pari Passu Participations) of the Intercreditor Agreement, evidence of the same shall be in the form of an Officer’s Certificate of NAC 29, upon which the Trustee shall be entitled to conclusively rely without investigation or liability, certifying that notice was given to the relevant Holders in accordance with the terms of the Indenture and the Intercreditor Agreement and that relevant Holders were afforded the requisite notice period and no objection from such Holders were received.

(b)         Tabulation of votes of Holders will be conducted in accordance with Section 2.14 and Section 9.07.

Section 9.07.        Acts of Holders.

(a)         Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to NAC 29.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and NAC 29, if made in the manner provided in this Section 9.07.

Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Security, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Security may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Security in the records of such Depository; and (ii) with respect to any Global Security the Depository for which is The Depository Trust Company (“DTC”), any consent or other action given, made or taken by an “agent member” of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Security, and such Act shall be deemed to have been delivered to NAC 29 and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(b)         The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)          The ownership of Securities shall be proved by the Register.

(d)         If in relation to (i) a request for consent, approval, release or waiver or agreement to any amendment in relation to any of the terms of this Indenture or any other Note Document, (ii) a request to approve any other action under this Indenture or any other Note Document, or (iii) a request to provide any confirmation or notification under this Indenture or any other Note Document, any Holder fails to respond to that request within 10 Business Days of that request being made, then (A) in the case of sub-paragraphs (i) and (ii) above, that Holder shall be deemed to give that consent, approval, release or waiver or agreement to any amendment (applicable), vote in favour of the proposal or approve that action (as applicable) or (B) in the case of paragraph (iii) above, that confirmation or notification shall be deemed to have been given, save where NAC 29 and the Trustee have agreed to a longer time period, provided that this paragraph (d) shall not apply in relation to any of the matters referred to in Clause 24.2 (All Pari Passu Creditor matters) of the Intercreditor Agreement.

ARTICLE X

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ARTICLE XI

Representations and Warranties

NAC 29 and NAC DAC represent and warrant to the Trustee, each Holder and each holder of any beneficial interest in a Global Security with respect to itself and the other NAC 29 Obligors, in each case on the Plan Effective Date that:

Section 11.01.     Organization; Power and Authority.  Each NAC 29 Obligor is a corporation duly organized (or company duly incorporated), validly existing and, where applicable, in good standing (or its equivalent, to the extent applicable) under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each NAC 29 Obligor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact (including, without limitation, being or becoming a party to the Intercreditor Agreement and executing any Shared Security Documents required of it).

Section 11.02.      Authorization, Etc.  This Indenture, the Intercreditor Agreement and each other Note Document entered into or to be entered into on or about the Plan Effective Date, have been duly authorized by all necessary corporate action on the part of NAC 29, NAC DAC and each of the other Guarantors, and will constitute the legal, valid and binding obligations of NAC 29, NAC DAC and each other Guarantor (respectively) enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 11.03.      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the NAC 29 Obligors of the Note Documents will not (a) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, constitution, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or any other agreement or instrument to which such NAC 29 Obligor is bound or by which any NAC 29 Obligor or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any NAC 29 Obligor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any NAC 29 Obligor.

Section 11.04.    Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by NAC 29 or NAC DAC of this Indenture or, with respect to NAC 29 only, the Securities, including any thereof required in connection with the obtaining of Dollars to make payments under this Indenture or the Securities and the payment of such Dollars to Persons resident in the United States of America.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Ireland of this Indenture or the Securities that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

Section 11.05.      Litigation; Observance of Agreements, Statutes and Orders.

(a)         Save as referred to in paragraph (c) below, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of NAC 29 or NAC DAC, threatened against or affecting any NAC 29 Obligor or any property of any NAC 29 Obligor in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Save as referred to in paragraph (c) below, no NAC 29 Obligor is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)         The existence and continuation of the Chapter 11 Cases and any other actions, suits, or proceedings ancillary thereto shall not constitute a breach of the representations in this Section 11.05.

Section 11.06.      Taxes.

(a)         The NAC 29 Obligors have filed all tax returns that are required to have been filed by them in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which, individually or in the aggregate, would not result in a Material Adverse Effect, (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which NAC DAC or the relevant NAC 29 Obligor, as the case may be, has established adequate reserves in accordance with IFRS, or (iii) any amounts the non-payment of which is permitted or required by the application of insolvency laws (including the Bankruptcy Code).  Neither NAC 29 nor NAC DAC knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of NAC DAC and its Subsidiaries in respect of federal, national, state or other Taxes for all fiscal periods are adequate.

(b)         No deduction or withholding in respect of Taxes imposed by or for the account of Ireland is required to be made from any payment by NAC 29 or NAC DAC under this Indenture or, with respect to NAC 29 only, the Securities.

(c)         No liability for any Tax will be incurred by NAC 29, NAC DAC or any holder of a Security as a result of the execution or delivery of this Indenture or the Securities.

(d)        No capital gains, income taxes nor corporation tax imposed by for the account of Ireland are payable by any Holder on a disposal of the Securities unless (a) such income or capital gain is attributable to a trade or business which is carried on through a permanent establishment or a permanent representative of the Holder in Ireland in respect of which the Securities were used or held or (b) the Holder is, or is deemed to be, resident in Ireland for the purposes of Irish taxation.

(e)         Before the first Interest Payment Date, the Securities will be listed on the Cayman Islands Stock Exchange or another stock exchange which is a “recognised stock exchange” for the purposes of Section 64 TCA.

Section 11.07.     Title to Property.  Each NAC 29 Obligor has good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Indenture.

Section 11.08.      Licenses, Permits, Etc.

(a)        Each NAC 29 Obligor owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)         To the best knowledge of NAC 29 and NAC DAC, no product or service of any NAC 29 Obligor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)         To the best knowledge of NAC 29 and NAC DAC, there is no Material violation by any Person of any right of any NAC 29 Obligor with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any NAC 29 Obligor.

Section 11.09.      Compliance with ERISA.

(a)       Except as could not reasonably be expected to have a Material Adverse Effect, no NAC 29 Obligor nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any ERISA Plan.  No NAC 29 Obligor nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any ERISA Plan.

(b)       Except as could not reasonably be expected to have a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of NAC DAC’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c)         None of the NAC 29 Obligors or any of its respective ERISA Affiliates has or is reasonably likely to incur any liability or  obligation in connection with the termination of or withdrawal from any Foreign Plan or Governmental Plan that has or would reasonably be likely to be, individually or in the aggregate, Material.  Except as would not reasonably be expected to have a Material Adverse Effect, no Termination Event or Foreign Plan Event has occurred or is reasonably likely to occur.

(d)        All Foreign Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Foreign Plan or Governmental Plan documents or applicable laws to be paid or accrued by any NAC 29 Obligor or any of its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 11.10.      Foreign Assets Control Regulations, Etc.

(a)         No NAC 29 Obligor (nor any of their directors, officers or employees) (i) is a subject of any Sanctions, or (ii) located, organised or resident in a Prohibited Country.

(b)         No NAC 29 Obligor (nor any of their directors, officers or employees) (i) has violated, been found in violation of, or been charged or convicted under, any applicable Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to such NAC 29 Obligor’s knowledge, is under investigation by any Governmental Authority for possible violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)        The NAC 29 Obligors have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that each NAC 29 Obligor is and will continue to be in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 11.11.       Investment Company Act.  No NAC 29 Obligor is subject to regulation under the Investment Company Act of 1940.

Section 11.12.      Environmental Matters.

(a)       No NAC 29 Obligor has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against such NAC 29 Obligor or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)         No NAC 29 Obligor has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)         No NAC 29 Obligor has stored any Hazardous Material on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)        No NAC 29 Obligor has disposed of any Hazardous Material in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)       All buildings on all real properties now owned, leased or operated by any NAC 29 Obligor are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 11.13.      EEA Financial Institution.  Neither NAC 29 nor NAC DAC is an EEA Financial Institution.

Section 11.14.       Securitization Company.  NAC 29 is not a qualifying company within the meaning of section 110 of the TCA.

Section 11.15.     Freyja.  Freyja does not and will not (a) engage in any operations or business other than acting as a co-borrower under the Senior Secured Credit Agreement and activities ancillary thereto, including maintaining its organizational status as a limited liability company or (b) have or maintain any assets other than intra-group receivables with corresponding liabilities in the form of external debt in accordance with the NAC Group’s accounting policies in force from time to time, together with any intra-group compensation therefore as determined in accordance with the NAC Group’s taxation policies in force from time to time and any assets required for and/ or ancillary to its role as a co-borrower under the Senior Secured Credit Agreement and activities ancillary thereto, including maintaining its organizational status as a limited liability company.

Section 11.16.     NAC 29 not a SME.  NAC 29 is a wholly owned direct or indirect subsidiary of NAC DAC which, on a consolidated group basis, has an annual turnover greater than €50,000,000 and a balance sheet total greater than €43,000,000.

ARTICLE XII

Information Covenants.

Section 12.01.      Financial Reports etc.  NAC 29 shall deliver to each Holder (and in the case of clauses (d), (e), (j) and (k), the Trustee):

(a)         Interim Statements — promptly after the same are available and in any event within 45 days after the end of each Financial Quarter in each Financial Year of NAC DAC (other than the last Financial Quarter of each such Financial Year), duplicate copies of:

(i)          a consolidated balance sheet of NAC DAC and its Subsidiaries as at the end of such Financial Quarter, and

(ii)        a consolidated profit and loss account and a consolidated cash flow statement of NAC DAC and its Subsidiaries, for such Financial Quarter,

prepared in accordance with IFRS applicable to interim financial statements generally, and (x) certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and (y) accompanied by a customary management discussion and analysis

(b)         Annual Statements — as soon as reasonably practicable and in any event, in the case of NAC DAC, within 105 days after the end of each Financial Year of NAC DAC and, in the case of NAC 29, within 135 days after the end of each Financial Year of NAC 29 (or, in either case, for the Financial Year ending 31 December 2021, 270 days after such date), duplicate copies of the audited consolidated financial statements of NAC DAC and NAC 29 (as applicable), to include:

(i)          a consolidated balance sheet of NAC DAC and its Subsidiaries and of NAC 29 and its Subsidiaries (as applicable), in each case, as of the last day of such Financial Year, and

(ii)         a consolidated profit and loss account and a consolidated cash flow statement of NAC DAC and its Subsidiaries and of NAC 29 and its Subsidiaries (as applicable), in each case, for such Financial Year, setting forth in comparative form the corresponding figures for the prior Financial Year (to the extent such corresponding figures were previously prepared for such prior Financial Year), each audited by KPMG or other independent certified public accountants of recognized international standing (which report shall (except in the case of the Financial Year ending 31 December 2021) not be subject to a “going concern” qualification (except as resulting from the impending maturity of the Securities and/or the Term Loan B Credit Agreement and/or any other Permitted Pari Passu Indebtedness within the four Financial Quarter period following the relevant audit date)) all prepared in accordance with IFRS, accompanied by customary management discussion and analysis;

(c)        SEC and Other Reports — promptly upon their becoming available to NAC DAC or NAC 29, a copy of (i) any regular or special reports or effective registration statements which NAC DAC, NAC 29 or any Subsidiary thereof shall file with the SEC (or any successor thereto) or any securities exchange, and (ii) any proxy statement distributed by NAC DAC, NAC 29 or any Subsidiary thereof to its shareholders, bondholders or the financial community in general;

(d)         Notice of Default or Event of Default — promptly and in any event within 10 days after an Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the relevant NAC 29 Obligor(s) are taking or propose to take with respect thereto, which notice shall also be uploaded to the VDR on the same date;

(e)         Target of Sanctions - promptly upon becoming aware of (i) NAC DAC or any member of the NAC 29 Group becoming subject to any Sanctions and (ii) any Lessee Sanctions Event;

(f)        Resignation or Replacement of Auditors — within 30 days following the date on which NAC DAC’s auditors resign or NAC DAC elects to change auditors, as the case may be, notification thereof, together with such supporting information as the any Holder or holder of any beneficial interest in a Global Security may reasonably request;

(g)         Notice of Suits or Other Proceedings — promptly upon any officer of NAC DAC or NAC 29 obtaining knowledge of any action, suit, litigation, investigation, or other proceeding being instituted or threatened against NAC 29, NAC DAC or any other Subsidiary thereof; in any court or before any Governmental Authority, or any attachment, levy, execution or other process being instituted against any assets of NAC 29, NAC DAC or any other Subsidiary thereof; making a claim or claims in an aggregate amount greater than $25,000,000, exclusive of punitive damages, not otherwise covered by insurance and that would be reasonably expected to have a Material Adverse Effect, written notice thereof stating the nature and status of such action, suit, litigation, investigation, dispute, proceeding, levy, execution or other process;

(h)       Employee Benefits Matters — promptly, and in any event within thirty (30) days after an Officer becoming aware of any of the following, a written notice of (i) the establishment of any Single Employer Plan (which notice shall include a copy of such plan), (ii) the failure of any NAC 29 Obligor or any ERISA Affiliate to make a required installment or payment under Section 303(j) of ERISA or Section 430(j) of the Code by the due date, (iii) the occurrence of a Termination Event or Foreign Plan Event with respect to any Single Employer Plan, Multiemployer Plan, Foreign Plan or Governmental Plan, and (iv) the institution of proceedings or the taking of any other action by the PBGC or any NAC 29 Obligor or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Multiemployer Plan;

(i)         Requested Information — promptly, from time to time, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of NAC DAC or any member of the NAC Group or relating to the ability of any NAC 29 Obligor to perform its obligations the Note Documents to which it is a party, including information readily available to NAC DAC explaining NAC DAC’s financial statements as a Holder may reasonably request;

(j)          Compliance Certificates — within 30 days after the end of each Financial Year, an Officer’s Certificate of NAC 29, stating that in the course of the performance by the signer of his or her duties as an Officer of NAC 29 he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous Financial Year; provided that no such Officer’s Certificate shall be required for any Financial Year ended prior to the Issue Date.  If such Officer does have knowledge of any Default or Event of Default, the certificate shall describe the Default or Event of Default, its status and the action NAC 29 is taking or proposes to take with respect thereto.  NAC 29 shall also comply with TIA § 314(a)(4) and deliver the certificate referred to in such section of the TIA, which certificate shall be delivered to the Trustee within 30 days after the end of each Financial Year of NAC 29. Any certificates delivered pursuant to this Section 12.01(j) shall , on the same date, also be uploaded to the VDR;

(k)       Additional reporting — if a Pari Passu Debt Acceleration Event  occurs or NAC 29 receives notice under Clause 5.1 (Option to Purchase: Pari passu creditors) of the Intercreditor Agreement that any Pari Passu Noteholder or Pari Passu Lender intends to purchase the Super Senior Liabilities, then, upon becoming aware of the same, NAC 29 will (i) promptly (and in any event within one Business Day) notify the Trustee of such circumstances and will direct the Trustee to send notice of the same to the Holders of the Securities, and (ii) on the same date upload a written notice advising of the occurrence of such event on the VDR. Capitalised terms used in this Section 12.01(k) and not otherwise defined herein have the meanings given to such terms in the Intercreditor Agreement; and

(l)      Monthly Management Report — within 15 Business Days of the end of each calendar month a management report substantially in the form set out in Exhibit F.

(m)   Shareholder Circulars — at the same time as they are so dispatched or otherwise delivered (howsoever described), any documents (howsoever described and including, without limitation, notices, consent and/or approval requests, waiver requests, amendment requests, supplement requests and other modification and/or variation requests) dispatched or otherwise delivered (howsoever described) by NAC DAC or NAC HoldCo to all of the shareholders of NAC HoldCo generally (whether pursuant to any provision of the NAC HoldCo SHA or otherwise), that does not require any election, opt-in, assent or similar on the part of the relevant shareholder(s) receiving such document.

Section 12.02.      Aircraft Portfolio Reporting.

(a)          NAC 29 will deliver to the Holders within 30 Business Days of each Quarter Date:

(i)          a portfolio report in respect of the NAC 29 Aircraft Assets in the form set out in Exhibit B accurate as at such Quarter Date;

(ii)         the Desktop Valuations in respect of each NAC 29 Aircraft Asset and GrowthCo Aircraft Asset dated no earlier than 30 days prior to such Quarter Date;

(iii)       a summary of (A) the aggregate outstanding Financial Indebtedness incurred by the GrowthCo Group or any GrowthCo Orphan Group Entity, and (B) the aggregate outstanding amount under each of the GrowthCo (NAC 29) Notes and the GrowthCo (NAC DAC) Notes,

(together the “Quarterly Portfolio Information”).

(b)         In addition to and at the same time as delivery of the Quarterly Portfolio Information, NAC 29 will deliver, in respect of the second Quarter Date, the Servicer-derived maintenance adjustment in respect of each NAC 29 Aircraft Asset dated no earlier than 30 days prior to the applicable Quarter Date.

(c)       In addition to delivery of the Quarterly Portfolio Information in respect of the fourth Quarter Date, NAC 29 shall deliver a Maintenance Adjustment in respect of each NAC 29 Aircraft Asset, within 45 Business Days of each fourth Quarter Date in each case dated no earlier than 30 days prior to the applicable fourth Quarter Date.

(d)         NAC 29 will promptly notify the Holders of (i) any Total Loss occurring in respect of any NAC 29 Aircraft Assets or related engine, (ii) any new Lease being entered into in respect of any NAC 29 Aircraft Assets; (iii) any insolvency filing having been made by or in respect of any Lease Obligor for any NAC 29 Aircraft Assets; (iv) any failure by the Lease Obligor of any NAC 29 Aircraft Asset to ensure that it is insured in accordance with the requirements of the relevant Lease; and (v) any NAC 29 Aircraft Asset being operated in breach of any Sanctions or applicable laws.

(e)        NAC 29 will ensure that copies of all documentation entered into in connection with each Pre-Authorised Action (as defined in the Intercreditor Agreement), in respect of any NAC 29 Aircraft Assets will promptly be made available to the Security Agent (and, at the request of any Holder, to that Holder).

(f)       NAC 29 will, within fifteen Business Days of the final day of each calendar month, deliver a monthly Lease receivables report (aggregated across all NAC 29 Aircraft Assets, but not broken down by Lease Obligor, nor by NAC 29 Aircraft Asset) in respect of the NAC 29 Aircraft Assets, based on the circumstances existing as at a date that is no earlier than the final day of that calendar month.  Such reports will be made available to the Holders.

(g)       NAC 29 will ensure that copies of all lease documentation entered into by any NAC 29 Obligor in respect of any NAC 29 Aircraft Asset will promptly (and, if and for so long as an Event of Default has occurred and is continuing, within not less than five Business Days of being entered into) be made available to the Security Agent and each Permitted Holder Representative.

Section 12.03.      Electronic Delivery.

(a)         NAC 29 will maintain the VDR and the Lease VDR at all times.

(b)        The documents and information required to be delivered pursuant to Section 12.01 and Section 12.02 (and any other documents or information required to be delivered pursuant to the Note Documents) other than pursuant to Section 12.02(g) shall be, and shall be deemed for all purposes to have been, delivered to the Holders or the beneficial owners of the Securities by way of upload to the VDR, which such upload will be performed on a timely basis and in any event within any express timeframes required under this Indenture.

(c)       The documents and information required to be delivered pursuant to Section 12.02(g) shall be, and shall be deemed for all purposes to have been, delivered to the Security Agent and any Permitted Holder Representative by way of upload to the Lease VDR, which such upload will be performed on a timely basis and in any event within any express timeframes required under this Indenture.  NAC 29 will furthermore ensure that the contents of the Lease VDR are downloaded on a USB data stick (or soft-copy equivalent) not less than semi-annually (or, if an Event of Default is continuing, weekly), and if at any time the Lease VDR ceases to be accessible to any Person that is entitled to access under this Agreement, then NAC 29 will promptly provide a copy of any such USB data stick (or soft-copy equivalent) to that Person, upon their written request and provided always that such Person has agreed in writing to treat the contents thereof confidential on the same basis as the contents of the Lease VDR. The Holders or the beneficial owners of the Securities acknowledge and agree that, notwithstanding that the Security Agent may have access to the Lease VDR, the Security Agent shall be under no obligation to monitor the contents of the Lease VDR or NAC 29’s compliance with Section 12.02(g). Moreover, the Security Agent is not required to access the Lease VDR other than pursuant to, and the extent of, any specific instructions given to it by the relevant Instructing Group (as defined in the Intercreditor Agreement).

(d)        NAC 29 will, promptly following a written request, provide access to the VDR to any Person who (i) confirms that he/she is not accessing such VDR for or on behalf of any Competitor, (ii) confirms that he/she is accessing such VDR for or on behalf of a Holder or beneficial owner of a Global Security, or any bona fide potential purchaser, transferee, assignee or sub-participant in respect of the Securities (or any beneficial interest in any Global Security), and (iii) has submitted to a confidentiality undertaking on substantially the same terms as Section 13.19.

(e)       NAC 29 will, promptly following a written request, provide access to the Lease VDR to any Person who (i) confirms that he/she is not accessing such Lease VDR for or on behalf of any Competitor, (ii) confirms that he/she is accessing such VDR for or on behalf of the Trustee or the Security Agent, or in its capacity as Permitted Holder Representative, and (iii) submits to a confidentiality undertaking on substantially the same terms as Section 13.19, but which does not allow for disclosure by that Person (x) in each case, under the circumstances described in any of sub-Sections (a)(iii), (a)(v) or (a)(vii) thereof, or (y) in the case of any natural person accessing the VDR as a Permitted Holder Representative, to any member of the related Permitted Holder Group.  If NAC 29 fails to provide access to any such Person when required pursuant to the terms of this Agreement, the Security Agent will be entitled to grant such access on its behalf.

Section 12.04.      Limitation on Disclosure Obligation.  No NAC 29 Obligor shall be required to disclose the following information pursuant to Section 12.01(i) or Section 12.02:

(a)        information that NAC 29 determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 13.19, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(b)        information that, notwithstanding the confidentiality requirements of Section 13.19, any NAC 29 Obligor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon such NAC 29 Obligor, provided that such NAC 29 Obligor shall use commercially reasonable efforts to obtain consent from the party in whose favour the obligation of confidentiality was made to permit the disclosure of the relevant information.

Section 12.05.      No Information to Competitors.  Any Holder or holder of any beneficial interest in a Global Security that is or becomes a Competitor shall not have any right to receive or access any information detailed in this Article XII (save for Section 12.01(d)) or otherwise required to be delivered by the NAC 29 Obligors pursuant to the Note Documents. Any notice described in Section 12.01(d) shall be sent to each such Person who is a Competitor by e-mail at the e-mail address as communicated from time to time by such Person to NAC 29.  Each Holder and holder of a beneficial interest in a Global Security, by accepting the benefits of the Securities, agrees that, to the extent it is a Competitor, it will not (whether itself or through any other Person) access, or seek access to, the VDR or any other Confidential Information.

Section 12.06.     Concerning the Trustee.   Any information that is required to be delivered to the Trustee under this Article XII, shall be sent to the Trustee at its address in Section 13.02.  The delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of such reports shall not constitute actual or constructive notice or knowledge of the information contained therein or determinable therefrom, including NAC 29’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no duty to determine whether any filings or postings described in this Article XII have been made or to review or analyze any reports furnished to it. The Trustee shall have no duty to deliver any information under this Article XII to Holders or beneficial owners of the Securities or any other Person, and shall have no duty to enroll in, monitor, establish or otherwise maintain the VDR.  The Trustee shall not be deemed or charged with any knowledge of the Security Agent, notwithstanding the fact that the Trustee and the Security Agent may be the same or related entities.

Section 12.07.     Collateral Release. NAC 29 shall furnish to the Trustee, at such time as required by the TIA, such Opinions of Counsel and certificates or opinions of engineers, appraisers or other experts as may be required by TIA § 314(b) or 314(d) and shall take such other action as may be necessary to cause TIA § 314(d) relating to the release of Collateral from the security interests as provided by the Indenture, the Intercreditor Agreement and the Shared Security Documents to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of NAC 29, except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in NAC 29 or in any Affiliate of NAC 29 and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for NAC 29. The Trustee shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

ARTICLE XIII

Miscellaneous

Section 13.01.      Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with a provision included in this Indenture which is required to be included in this Indenture by any of the provisions of TIA §§ 310 to 318, inclusive, such imposed duties or incorporated provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be.

Section 13.02.      Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to NAC 29:

NAC Aviation 29 Designated Activity Company
Gardens International
Henry Street
Limerick
V94 4D83
Ireland
Attention:	COO / General Counsel
Fax:	+353 614 32420
Email:	middleoffice@nac.dk

if to NAC DAC:

Nordic Aviation Capital Designated Activity Company
Gardens International
Henry Street
Limerick
V94 4D83
Ireland
Attention:	COO / General Counsel
Fax:	+353 614 32420
Email:	middleoffice@nac.dk

if to the Trustee:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
United States of America
Fax:	+1-612-217-5651
Attention:	Nordic Aviation Notes Administrator

NAC 29, NAC DAC or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be delivered pursuant to the Applicable Procedures (in the case of a Global Security) or mailed, to the Holder at the Holder’s address as it appears on the registration books of the Registrar (if a Definitive Security) and shall be sufficiently given if so delivered or mailed within the time prescribed.  Any notice or communication will also be so mailed or delivered electronically to any Person described in TIA § 313(c), to the extent required by the TIA.  Notwithstanding any provision of this Indenture to the contrary, so long as the Securities are evidenced by Global Securities, any notice to the Holders shall be sufficient if given in accordance with the Applicable Procedures of the Depository within the time prescribed.

Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notice or communication to NAC 29 or NAC DAC shall be deemed given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall only be deemed delivered upon receipt.

If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or the Securities, where this Indenture or any Security provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be delivered to the Trustee, but such delivery shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 13.03.      Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Securities.  NAC 29, NAC DAC, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04.      Certificate and Opinion as to Conditions Precedent.  Upon any request or application by NAC 29 or NAC DAC to the Trustee to take or refrain from taking any action under this Indenture, the Intercreditor Agreement or any other Note Document, NAC 29 or NAC DAC shall furnish to the Trustee:

(1)         an Officer’s Certificate in form satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; or

(2)         an Opinion of Counsel in form satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05.     Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and shall include:

(1)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)         a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of NAC 29 or any Guarantor stating that the information with respect to such factual matters is in the possession of NAC 29 or NAC DAC unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.06.     When Securities Disregarded.  Notwithstanding anything to the contrary in this Indenture or any other Note Document, TIA § 315(d)(3) and TIA § 316(a) (including the last sentence thereof) are hereby expressly excluded from this Indenture and the other Note Documents for all purposes.  In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver, consent or approval or other action of Holders, Securities owned by NAC 29, NAC DAC or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with NAC 29 or NAC DAC shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver, consent approval or other action of Holders, only Securities which the Trustee knows are so owned shall be so disregarded.  Securities so owned that have been pledged in good faith shall not be so disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver, consent, approval or other action of Holders with respect to the Securities and that the pledgee is not NAC 29, NAC DAC or any Subsidiary of NAC 29.  Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

Section 13.07.     Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.08.      Legal Holidays.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.09.      Governing Law; Jurisdiction; Process Agent.

(a)         The Laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) shall govern and be used to construe this Indenture and the Securities without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)         Each Party hereto hereby expressly and irrevocably submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State, or, to the extent permitted by law, in such federal court.  By the execution and delivery of this agreement, each party hereto expressly waives any objection that it may now or hereafter have to the laying of venue in, or to the exercise of jurisdiction over it and its property by, any such court in any such suit, action or proceeding, each party hereto hereby irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

(c)         NAC DAC and NAC 29 hereby appoint CT Corporation, located at 111 Eighth Avenue, New York, New York 10011 as its process agent hereunder, and agrees that service of process may be made by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address provided in Section 13.02.  Or by any other method of service provided for under the applicable laws in effect in the State of New York.

(d)         To the extent that either of NAC 29 or NAC DAC have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, NAC 29 or NAC DAC hereby irrevocably waive and agree not to plead or claim such immunity in respect of their obligations under this Indenture or any other Note Document.

Section 13.10.      Force Majeure.  The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, epidemic, pandemic or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility); it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.11.     Waiver of Jury Trial.  EACH OF NAC 29, NAC DAC AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12.      No Recourse Against Others.  A director, officer, employee, incorporator or stockholder, as such, of NAC 29 or any Guarantor shall not have any liability for any obligations of NAC 29 or NAC DAC under the Securities or this Indenture or of such Guarantor under the Intercreditor Agreement, this Indenture or any other Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation.  By accepting a Security, each Holder shall waive and release all such claims and liability.  The waiver and release shall be part of the consideration for the issue of the Securities.

Section 13.13.     Successors.  All agreements of NAC 29 and NAC DAC in this Indenture and the Securities shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.14.     Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

Section 13.15.     Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.16.     Severability.  In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.17.      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of NAC 29 or any Guarantor or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.18.      Benefits of Indenture.

Nothing in this Indenture or in the Securities or the other Note Documents, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of Securities, holder of any beneficial interest in a Global Security, as applicable, and the Security Agent (and, solely in the case of the Shared Security Documents, the holders of Secured Obligations), any benefit or any legal or equitable right, remedy or claim under this Indenture or the Shared Security Documents.

Section 13.19.      Confidential Information.

(a)       Each Holder and each holder of a beneficial interest in any Global Security will maintain the confidentiality of any Confidential Information in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Person, provided that such Person may deliver or disclose Confidential Information (and any other information received by it under or in connection with the Note Documents) to:

(i)        its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Securities);

(ii)       its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 13.19 or are otherwise subject to a professional duty of confidentiality with respect to such Confidential Information;

(iii)        any other Holder or holder of a beneficial interest in any Global Security;

(iv)        its Affiliates and Related Funds (to the extent such disclosure reasonably relates to the administration of the investment represented by the Securities);

(v)         any bona fide potential and actual purchasers, transferees, assignees or sub-participants in respect of the Securities (or any beneficial interest in any Global Security) who, in each case, agree in writing prior to its receipt of such Confidential Information to hold confidential the Confidential Information substantially in accordance with this Section 13.19;

(vi)        any Governmental Authority having jurisdiction over such Person;

(vii)      the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Holder’s investment portfolio; or

(viii)    any other Person to which such delivery or disclosure may be necessary or appropriate (v) in the discharge of any duty or obligation under any Note Document, (w) to effect compliance with any law, rule, regulation or order applicable to such Holder or holder of a beneficial interest in any Global Security, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Holder or holder of a beneficial interest in any Global Security is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Holder or holder of a beneficial interest in any Global Security may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Securities, this Indenture or any Note Document, provided that in no circumstances will any such Person be entitled to disclose any such information to any Competitor.

(b)        Each Holder or holder of a beneficial interest in any Global Security, by its acceptance of a Security or its beneficial interest in any Global Security, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 13.19 as though it were a party to this Indenture.  On reasonable request by NAC 29 or NAC DAC in connection with the delivery of Confidential Information to any Person entitled to receive the same under this Section 13.19, such Holder or holder of a beneficial interest in any Global Security will enter into an agreement with NAC 29 and/or NAC DAC embodying this Section 13.19.

(c)         In the event that as a condition to receiving access to information relating to NAC 29, NAC DAC or their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Indenture, any Holder or holder of a beneficial interest in any Global Security is required to agree to a confidentiality undertaking through any VDR (but not the Lease VDR) which is different from this Section 13.19, this Section 13.19 shall not be amended thereby and, as between such Holder or such holder of a beneficial interest in any Global Security and NAC 29, NAC DAC and their respective Subsidiaries, this Section 13.19 shall supersede any such other confidentiality undertaking.

Section 13.20.      Currency Conversion.

(a)         The U.S. Dollar is the sole currency (the “Required Currency”) of account and payment for all sums payable by NAC 29 under or in connection with the Securities and this Indenture, including damages (“Relevant Sums”).

(b)         For the purpose of, or pending the discharge of, any of Relevant Sums the Trustee may convert any moneys received or recovered by the Trustee (including, without limitation, any cash proceeds) from the currency received or recovered to the Required Currency, at the spot rate of exchange reported in the Wall Street Journal (or, if not so published, any other publicly available spot rate of exchange selected by the Trustee (acting reasonably)), for the purchase of the Required Currency with the currency received or recovered in the New York foreign exchange market at or about 11:00 a.m. (New York time) on the date of such purchase.

(c)        The obligations of NAC 29 to pay any Relevant Sum in the Required Currency shall only be satisfied in the case of paragraph (b) above, to the extent of the amount of the Required Currency so purchased after deducting the costs of conversion.

Section 13.21.      Market Abuse

(a)         Each Holder and holder of a beneficial interest in a Global Security, by accepting the benefits of the Securities, agrees that it shall not take any steps to directly or indirectly request the admission to or approval or acceptance for trading of the Securities (or any of them) on any regulated market, multilateral trading facility or organised trading facility located in, or otherwise regulated by, the United Kingdom or any EEA member state (each a “Relevant Market”).

(b)        NAC 29 undertakes that it shall not take (and shall procure that no other member of the NAC Group takes) any steps to directly or indirectly request, facilitate or approve the admission to or approval or acceptance for trading of the Securities (or any of them) on any Relevant Market.

(c)          If the Securities (or any of them) are admitted to trading or traded on any Relevant Market, then:

(i)         NAC 29 will take (and/or procure that the relevant member of the NAC Group takes) all reasonable steps to procure that the admission to trading of such Securities to any Relevant Market is reversed and trading in such Securities on any Relevant Market is ceased as soon as possible; and

(ii)        if (A) the admission to trading of such Securities to any Relevant Market has not been cancelled or otherwise permanently reversed (suspension will not be deemed adequate reversal) or trading in such Securities on any Relevant Market has not ceased within a period of fifteen (15) Business Days after receipt of notice from the Trustee or any Holder or holder of a beneficial interest in a Global Security requesting the same, and (B) such action is required in order to alleviate any restrictions on trading which would otherwise arise due to the applicability of Regulation (EU) No 596/2014 of the European Parliament or Market Abuse (Amendment) (EU Exit) Regulations 2019 of the United Kingdom (as applicable) (together, the Market Abuse Regulations”) as a result of the listing of the Securities (or any of them) on the Relevant Market, NAC 29 will make a public disclosure of any inside information (as such term  is defined in the relevant Market Abuse Regulations) that directly concerns NAC 29 and/or any other member of the NAC Group and that is required in order to avoid any restrictions on trading pursuant to the Market Abuse Regulations, and will continue to make such public disclosures as are required for so long as the Securities (or any of them) are admitted to trading or traded on a Relevant Market.

(d)         By accepting the benefits of the Securities, each Holder of, or holder of a beneficial interest in, any Security which is a price-affected security, by acceptance of such Security or interest in such Security (for the purposes of this Section 13.21, a “Relevant Person”), represents and warrants (to the best of its knowledge) that none of its officers, directors, or employees holding price-sensitive information relating to the Security were physically located within the Cayman Islands (acting in such capacity for or on behalf of such Relevant Person in respect of the matters in (i), (ii) or (iii) below) at the time when such Relevant Person (i) acquired the Security or interest therein; (ii) did any act constituting or forming part of the dealing in such Security or interest therein; or (iii) received any price-sensitive information, or disclosure or encouragement in relation to the dealing in such Security or interest therein. For the purposes of the foregoing, the terms ‘price-affected security’ and ‘price-sensitive information’ shall be interpreted in accordance with the Securities Investment Business Act (as amended) of the Cayman Islands.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SIGNED for and on behalf of NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney:

Signature:

Name:

SIGNED for and on behalf of NORDIC AVIATION CAPITAL DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney:

Signature:

Name:

TRUSTEE: WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Trustee

By:
Name:

APPENDIX
PROVISIONS RELATING TO SECURITIES

1.	Definitions

1.1	Definitions

Capitalized terms used in this Appendix and not otherwise defined shall have the meanings provided in the Indenture.  For the purposes of this Appendix and the Indenture as a whole, the following terms shall have the meanings indicated below:

“Definitive Security” means a certificated Security that does not include the Global Securities Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Securities” has the meaning set forth in Section 2.1 hereof.

“Global Securities Legend” means the legend set forth under that caption in Exhibit A, to the Indenture.

“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository) or any successor Person thereto and shall initially be the Trustee.

1.2	Other Definitions

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Global Security”	2.1(a)

2.	The Securities

2.1	Form and Dating

(a)
The Securities shall be issued in the form of one or more global notes (a “Global Security” and are collectively referred to herein as “Global Securities”).  The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee and on the schedules thereto as hereinafter provided.

(b)
NAC 29 shall execute and the Trustee shall, pursuant to an order of NAC 29 signed by two Officers, authenticate and deliver initially one or more Global Securities that (i) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Securities Custodian.

APPENDIX
(c)
Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as Securities Custodian or under such Global Security, and NAC 29, the Trustee and any agent of NAC 29 or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent NAC 29, the Trustee or any agent of NAC 29 or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of certificated Securities.

2.2
Authentication.  The Trustee shall authenticate and deliver on the Issue Date, an aggregate principal amount of $[•] of 4.75% Senior Secured Notes due June 30, 2026.  Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated.

2.3	Transfer and Exchange.

(a)	Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:

(A)          to register the transfer of such Definitive Securities; or

(B)          to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to NAC 29 and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing.

(b)
Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security.  A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below.  Upon receipt by the Registrar of a Definitive Security, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to NAC 29 and the Registrar, together with written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so cancelled.  If no Global Securities are then outstanding and the Global Security has not been previously exchanged for certificated Securities pursuant to Section 2.4, NAC 29 shall issue and the Trustee shall authenticate, upon written order of NAC 29 in the form of an Officer’s Certificate, a new Global Security in the appropriate principal amount.

APPENDIX
(c)
Transfer and Exchange of Global Securities. (i) The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor.  A transferor of a beneficial interest in a Global Security shall deliver to the Registrar a written order given in accordance with the Applicable Procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in such Global Security.  The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the applicable Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(i)
If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.

(ii)
Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d)
Cancellation or Adjustment of Global Security.  At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, purchased or cancelled, such Global Security shall be returned to the Depository for cancellation or retained and cancelled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, purchased or cancelled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction, and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

APPENDIX
(e)	Obligations with Respect to Transfers and Exchanges of Securities

(i)	To permit registrations of transfers and exchanges, NAC 29 shall execute and the Trustee shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.

(ii)
No service charge shall be made for any registration of transfer or exchange, but NAC 29 may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer Taxes, assessments or similar governmental charge payable upon exchanges not involving any transfer pursuant to Sections 2.06, 2.08, 2.10, 3.06 and 9.05 of the Indenture or pursuant to Section 2.3 or 2.4 of this Appendix).

(iii)
Prior to the due presentation for registration of transfer of any Security, NAC 29, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of NAC 29, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)
All Securities issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Securities surrendered upon such transfer or exchange.

(v)
Each Holder and holder of a beneficial interest in a Global Security, by accepting the benefits of the Securities, agrees that to the extent it is a Competitor, it will not (whether itself or through any other Person) access, or seek access to, the VDR or any other Confidential Information.

(f)	No Obligation of the Trustee

(i)
The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Security).  The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners and shall have no liability for the actions or inactions of the Depository.

APPENDIX
(ii)
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under applicable law with respect to any transfer of any interest in any Security other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4
Definitive Securities.  (a) A Global Security deposited with the Depository or with the Trustee as Securities Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies NAC 29 that it is unwilling or unable to continue as Depository for such Global Security and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, and, in either case, a successor depository is not appointed by NAC 29 within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) NAC 29, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Securities under the Indenture.

(b)
Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.  Any portion of a Global Security transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $1.00 principal amount and any integral multiple thereof and registered in such names as the Depository shall direct.

(c)
The registered Holder of a Global Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Securities.

APPENDIX
(d)
In the event of the occurrence of any of the events specified in Section 2.4(b)(i), (ii) or (iii) hereof, NAC 29 shall promptly make available to the Trustee a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons.  In the event that such Definitive Securities are not issued, NAC 29 expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.05 or Section 6.06 of the Indenture, the right of any beneficial owner of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial owner’s Securities as if such Definitive Securities had been issued.

EXHIBIT A

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO NAC 29 OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101–1532, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF NAC 29. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF NAC 29, THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) NAC 29 IS IN RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NAC 29 AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, AS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.  NO REGISTRATION OR TRANSFER OF SUCH SECURITIES MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

NAC 29 IS NOT, AND WILL NOT BE, REGULATED BY THE CENTRAL BANK OF IRELAND (THE “CENTRAL BANK”) BY VIRTUE OF THE ISSUANCE OF THE SECURITIES. ANY INVESTMENT IN THE SECURITIES DOES NOT HAVE THE STATUS OF A BANK DEPOSIT AND IS NOT SUBJECT TO THE DEPOSIT PROTECTION SCHEME OPERATED BY THE CENTRAL BANK.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION UNDER REGULATION (EU) 2017/1129 OF THE EUROPEAN PARLIAMENT (THE “PROSPECTUS REGULATION”) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF SECURITIES. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER OF THE SECURITIES IN ANY EEA MEMBER STATE MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR NAC 29 TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS REGULATION IN RELATION TO SUCH OFFER. NAC 29 HAS NOT AUTHORISED, NOR DOES IT AUTHORISE, THE MAKING OF ANY OFFER OF SECURITIES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR NAC 29 TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

No.	$
CUSIP No. 62877C AA1

NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY

4.75% Senior Secured Notes due June 30, 2026

NAC Aviation 29 Designated Activity Company, a designated activity company incorporated and existing under the laws of Ireland with registered number 599680, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of              Dollars [as may be increased or decreased as set forth on the attached Schedule of Increases or Decreases in Global Security] on June 30, 2026.

Interest Payment Dates: June 30 and December 31.

Record Dates: June 15 and December 15.

Additional provisions of this Security are set forth on the other side of this Security.

SIGNED for and on behalf of NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney:

Signature:

Name:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Authorized Signature

Dated:

[FORM OF REVERSE SIDE OF SECURITY]

4.75% Senior Secured Notes due June 30, 2026

1.	Interest

NAC Aviation 29 Designated Activity Company, a designated activity company incorporated and existing under the laws of Ireland with registered number 599680 (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called “NAC 29”) promises to pay interest on the principal amount of this Security at the rate per annum shown above.  NAC 29 shall pay interest semi-annually in arrears on June 30 and December 31 of each year, commencing December 31, 2022.  Interest on the Securities shall accrue from the Issue Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  NAC 29 shall pay interest on overdue principal at the Default Rate, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

Interest on the Securities will accrue at the annual rate set forth above and will be payable solely in cash.

2.	Method of Payment

NAC 29 shall pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 15 and December 15 (whether or not a Legal Holiday) immediately preceding the Interest Payment Date even if Securities are cancelled after the record date and on or before the Interest Payment Date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  NAC 29 will pay principal, premium and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on that payment for the intervening period.  Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. Subject to the succeeding sentences, NAC 29 will make all payments in respect of a certificated Security (including principal, premium and interest) by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States.  Each Holder shall give written notice (and otherwise comply with the Trustee and Paying Agent’s procedures) to the Trustee or the Paying Agent designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its sole and absolute discretion). If no such account has been so designated, any such payment may be made by check mailed to such Holder’s address as set forth in the register of Holders.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association, a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”), will act as Paying Agent and Registrar.  NAC 29 may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  NAC 29 or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

NAC 29 originally issued the Securities under the Indenture dated as of June [1], 2022 (the "Indenture"), among NAC 29, Nordic Aviation Capital Designated Activity Company and the Trustee.  The terms of the Securities include those stated in the Indenture.  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  To the extent any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture shall govern and be controlling.  The Securities are subject to all such terms, and Holders are referred to the Indenture.  The Securities are entitled to the benefits of the Shared Security Documents, subject to the terms of the Note Documents, including the Intercreditor Agreement.

The Indenture contains covenants that, among other things, limit the ability of NAC 29 and its Subsidiaries to incur additional indebtedness; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; and consolidate, merge or transfer all or substantially all of its assets and the assets of its Subsidiaries.  These covenants are subject to important exceptions and qualifications.

5.	Redemption or Repurchase

NAC 29 may, at its option, redeem all or, from time to time any portion, of the Securities in an amount not less than $1,000,000 multiplied by the Notes Proportion in the case of a partial redemption, at the redemption prices set forth below (expressed as a percentage of the principal amount outstanding on the redemption date) plus accrued but unpaid interest to but excluding the redemption date with respect to the principal amount of the Securities being so redeemed:

Period	Redemption Price

Prior to the date falling twelve months after the Plan Effective Date	102%

On or after the date falling twelve months after the Plan Effective Date, but prior to the date falling twenty-four months after the Plan Effective Date	101%

On or after the date falling twenty-four months after the Plan Effective Date	100%

In addition, NAC 29 (i) is obliged to redeem the Securities in whole or part in circumstances set out in Section 3.08 (Redemption following a Final Disposition or Total Loss), Section 3.09 (Redemption upon a Shared Transaction Security Defect) and Section 3.10 (Redemption upon a Lessee Sanctions Event) of the Indenture, (ii) may, at its election, redeem the Security in full in the circumstances set out in Section 3.07 (Redemption for Tax Reasons) of the Indenture and (iii) may be required to repurchase certain Securities in circumstances set out in Section 3.11 (Repurchase upon a Change of Control of NAC DAC) of the Indenture, in each case at par plus accrued but unpaid interest to but excluding the date of redemption or repurchase (as applicable).

NAC 29 will not be required to pay any make-whole payment, prepayment premium or any similar early payment compensation in relation to any redemption or repurchase (other than pursuant to this paragraph 5).

6.	Notice of Redemption

NAC 29 shall send a notice of redemption pursuant to paragraph 5 to each Holder whose Securities are to be redeemed at such Holder’s registered address at least 5 Business Days (but not more than 60 days) before a date for redemption of Securities.  If money sufficient to pay the principal of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.	Guarantees; Security

The payment by NAC 29 of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture and the Intercreditor Agreement.  The Securities and ICA Guarantees will be secured by the Collateral (subject only to Permitted NAC 29 Liens) as provided in the Indenture, the Intercreditor Agreement and the Shared Security Documents.  The Intercreditor Agreement sets out the priority of payments from proceeds of the Collateral, however, in summary, the Holders benefit from such security on a second-priority basis, ranking junior to the lenders under the Super Senior Credit Facility and on an equal and ratable basis with the other holders of the Aggregate Senior Debt.  This statement is subject to important exceptions and qualifications, which are detailed in the Intercreditor Agreement.

8.	Denominations; Transfer; Exchange

The Securities are in registered form without coupons in minimum denominations of $1.00 principal amount and integral multiples of $1.00.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any Taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an Interest Payment Date.

9.	Shared Security Document; Intercreditor Agreement

Each Holder, by accepting a Security, shall be deemed to have agreed to and accepted the terms and conditions of the Shared Security Documents and the Intercreditor Agreement and the performance by the Trustee and the Security Agent of their respective obligations and the exercise of their respective rights thereunder and in connection therewith and deemed to have directed the Trustee to execute and deliver the Intercreditor Agreement on their behalf.

10.	Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to NAC 29 at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to NAC 29 and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions provided in the Indenture, NAC 29 at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture and to the release of liens on the Collateral if NAC 29 deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

13.	Amendment; Waiver

The Indenture, the Shared Security Documents or the Securities may be amended or supplemented, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Shared Security Documents or the Securities may be waived as provided in the Intercreditor Agreement. In summary, subject to (i) certain matters reserved as requiring consent of all creditors with pari passu ranking in respect of the Collateral securing the Securities (not only the Holders) (the “Pari Passu Creditors”) and (ii) certain other amendments which are subject to specific consent arrangements detailed in the Intercreditor Agreement, any such amendment, supplement or waiver may be made at the direction of a group representing 50.1% of the Pari Passu Creditors by participation (the “Majority Pari Passu Creditors”). This statement is subject to important exceptions and qualifications, which are detailed in the Intercreditor Agreement.

The Indenture and the Intercreditor Agreement contain provisions which provide for the deemed consent of any Holders in the event that such Holder does not respond to a request for consent with ten (10) Business Days.

Subject to certain exceptions set forth in the Indenture, NAC 29, NAC DAC, the Trustee and the Security Agent, if applicable, may amend any of the Indenture, the Securities or the other Note Documents without notice to or consent of any Holder to (a) cure any ambiguity, omission, mistake, defect or inconsistency, (b) to provide for uncertificated Securities in addition to or in place of certificated Securities, (c) to provide for any ICA Guarantee or to confirm and evidence the release, termination or discharge of any ICA Guarantee, (d) comply with any requirements of the SEC in connection with qualifying the Indenture under the TIA, (e) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities, (f) to comply with the requirements of any securities depository with respect to the Securities, (g) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee and (h) to evidence the succession of another Person to NAC DAC and the assumption by any such successor of the covenants of NAC DAC contained herein and in the Intercreditor Agreement.

TIA § 316(a) is expressly excluded from the Indenture and the other Note Documents for all purposes.  In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver, consent, approval or other action of Holders, Securities owned by NAC 29 or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with NAC 29 shall be disregarded and deemed not to be outstanding; provided that for purposes of determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Securities have concurred in any direction, waiver, consent, approval or other action of Holders, only Securities which a Trust Officer actually knows to be held by the NAC 29 or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with NAC 29 shall not be considered outstanding.

14.	Defaults and Remedies

The Events of Default relating to the Securities are set forth in the Indenture.  If an Event of Default occurs and is continuing, the Trustee will declare all the Securities to be due and payable immediately if it is instructed to do so by Security Agent, acting on the instructions of a Majority Pari Passu Creditors (as defined in paragraph 13).  Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture and the Intercreditor Agreement.  The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it.  Subject to certain limitations, the Majority Pari Passu Creditors may direct the Trustee in its exercise of any trust or power.

15.	Trustee Dealings with NAC 29

Subject to certain limitations set forth in the Indenture and the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by NAC 29 or its Affiliates and may otherwise deal with NAC 29 or its Affiliates with the same rights it would have if it were not Trustee, as the case may be.

16.	No Recourse Against Others

A director, officer, employee, incorporator or stockholder (other than any NAC 29 Obligor), as such, of NAC 29 or any Guarantor shall not have any liability for any obligations of NAC 29 under the Securities, the Intercreditor Agreement, the Indenture or any other Note Document or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder waives and releases all such claims and liability.  The waiver and release are part of the consideration for the issue of the Securities.

17.	Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP Numbers

NAC 29 has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

NAC 29 will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security in larger type.  Requests may be made to:

Nordic Aviation Capital Designated Activity Company
Gardens International
Henry Street
Limerick, Ireland
Attention:	COO
Fax:	+353 614 32420

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of NAC 29.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

EXHIBIT B

NAC 29 PORTFOLIO REPORT

[insert date]

The Indenture dated as of June [1], 2022 between NAC Aviation 29 Designated Activity Company (“NAC 29”), Nordic Aviation Capital Designated Activity Company (“NAC DAC”) and [Wilmington Trust, National Association], as Trustee (the “Indenture”) and the Term Loan B Credit Agreement dated as of June [1], 2022 between, amongst others, NAC 29, NAC DAC and [Wilmington Trust (London) Limited], as Agent (the “Senior Secured Credit Agreement” and, together with the Indenture, the “Agreements”)

Capitalised words and expressions used in this Portfolio Report shall have the same meaning given to them in the Agreements, unless the context otherwise requires.

This is a “Portfolio Report” required to be delivered to the Holders pursuant to Section 12.02 (Aircraft Portfolio Reporting) of the Indenture and the Lenders pursuant to Section 6.2 (Aircraft Portfolio Reporting) of the Senior Secured Credit Agreement (respectively), in each case for the three month period ending on [insert relevant fiscal quarter end] (for the purposes of this Portfolio Report, the “Relevant Quarter Period”).

1.	PORTFOLIO OVERVIEW

1.1	An overview of the aircraft assets in the portfolio (the “Portfolio”) is included in Exhibit A.

1.2	The aggregate monthly rent for the Portfolio is $[ ], based on the following assumptions [Insert relevant assumptions for floating and PBH rent, and any rent that is not paid on a monthly basis].

1.3
Rental amounts for the Portfolio are paid on the following basis: [Insert % split of the basis of rental accrual across the Portfolio, including the % of aircraft for which rent accrues on a fixed, floating or PBH basis, and those for which no rental is payable at the relevant time].

1.4
The weighted average life to maturity of the leases for the Portfolio is [  ].  The Portfolio includes [Insert % split of Portfolio that has leases with voluntary extension options, early termination options and purchase options].

2.	MAINTENANCE RESERVES AND SECURITY DEPOSITS

2.1	The aggregate cash maintenance reserve balance of the Portfolio is $[ ].

2.2	The aggregate maintenance reserve balance of the Portfolio held in the form of letters of credit (or equivalent) is $[ ].

2.3	The Portfolio contains: [Insert % split of those parts of the Portfolio that have cash MR, MR LCs, no MRs, EOL Compensation].

2.4	The aggregate cash security deposit balance of the Portfolio is $[ ].

2.5	The aggregate security deposit balance of the Portfolio held in the form of letters of credit (or equivalent) is $[ ].

2.6	The Portfolio contains: [Insert % split of those parts of the Portfolio that have cash security deposits, security deposit LCs, no security deposits].

3.	AGED RECEIVABLE REPORT

The aggregate outstanding receivables for the Portfolio as at the end of the Relevant Quarter Period are:

Total Receivable	Deferred	Net Receivable	1-15 days	16-30 days	31-60 days	61-90 days	90+ days	Comment

4.	OPEN MAINTENANCE REIMBURSEMENT CLAIMS

The aggregate amount of claims for qualifying maintenance events that have been formally notified to the Servicer or relevant lessor for the Portfolio and for which the relevant Lease Obligor is entitled to receive a reimbursement of maintenance reserves or supplemental rent (or analogous term used in the relevant lease agreement) were, as at the end of the Relevant Quarter Period: $[  ].

5.	ENFORCEMENT ACTION AND EVENTS OF DEFAULT

[Insert (i) description of any leases for which the NAC group either terminated the relevant lease or sought to repossess the related aircraft during the Relevant Quarter Period, and (ii) % split of the Portfolio that is subject to an “event of default” (howsoever defined) under any lease agreement of which the Servicer is aware and that was continuing on the final day of the Relevant Quarter Period.]

6.	OFF-LEASE AIRCRAFT

The following aircraft in the Portfolio were Off-Lease on the final day of the Relevant Quarter Period:

[Insert summary, including date since which the aircraft has been Off-Lease.]

7.	EVENTS OF LOSS

[List and description of any aircraft in the Portfolio that have suffered an airframe or engine event of loss during the Relevant Quarter Period.]

8.	DAMAGE ABOVE DAMAGE NOTIFICATION THRESHOLD

[List of any incidents in respect of any aircraft in the Portfolio during the Relevant Quarter Period that exceed the damage notification threshold for such aircraft.]

9.	COMMERCIAL/LEASE ACTIVITY

[Aggregated summary of any sales, new leases and lease extensions entered into in respect of any aircraft in the Portfolio during the Relevant Quarter Period.]

10.	PRE-AUTHORISED ACTIONS

[List of any Pre-Authorised Actions (including the sequential order in which they have been taken and, where necessary, the reason for such Pre-Authorised Action having been taken) during the Relevant Quarter Period.]

EXHIBIT A

PORTFOLIO OVERVIEW

Aircraft Assets					Lease
Type	MSN	Registration	Economic Owner	Legal Title Holder	Lease Status	Lessor	Lessee	Operator

EXHIBIT C

INSURANCES

PART A
AVIATION INSURANCES

1.	Insurance Requirements

1.1	Obligation to Insure

NAC 29 will procure that the Servicer effects and maintains (or causes to be effected and maintained) appropriate insurances in accordance with Leasing Company Practice in respect of each NAC 29 Aircraft Asset, including insurance for (i) loss or damage to the NAC 29 Aircraft Assets and each part thereof, and (ii) any liability for injury to or death of persons and damage to or the destruction of public or private property arising out of or in connection with the operation, storage, maintenance or use of (in each case to the extent available) the NAC 29 Aircraft Assets and of any other part thereof not belonging to the member of the NAC 29 Group but from time to time installed on the airframe.

Subject to paragraph 1.2 below, the Servicer will, in accordance with Leasing Company Practice, maintain or cause to be maintained the following specific insurances with respect to each NAC 29 Aircraft Asset:

(a)
All Risks Hull Insurance - All risks hull insurance policy on an agreed value basis for an amount determined in accordance with Leasing Company Practice, but in any event at least equal to 110% of the relevant Allocable Amount for that NAC 29 Aircraft Asset;

(b)
Hull War Risk Insurance - Hull war risk and allied perils insurance, including hijacking, (excluding, however, confiscation by government of registry or country of domicile to the extent coverage of such risk is not generally available to the operator of the relevant NAC 29 Aircraft Asset in the relevant insurance market at a commercially reasonable cost or is not customarily obtained by operators in such jurisdiction at such time) where the custom in the industry is to carry war risk for aircraft operating on routes or kept in locations similar to the relevant NAC 29 Aircraft Asset on an agreed value basis;

(c)
Legal Liability Insurance – to the extent reasonably available in the international insurance market and consistent with Leasing Company Practice, third party legal liability insurance, including passenger, baggage, cargo and mail (including war and allied perils consistent with AVN52E), bodily injury and property damage in amounts and on terms and conditions which are customary in international lease transactions involving similar aircraft;

(d)	Aircraft Spares Insurance – Insurance for the engines and the parts (including war and allied perils) while not installed on the airframe, for their replacement cost or on an agreed value basis; and

(e)
Third party engines – If a third party engine is installed on the relevant NAC 29 Aircraft Asset, either (i) the hull insurance coverage on such NAC 29 Aircraft Asset shall automatically increase to such higher amount as is necessary in order to satisfy the requirements of this Part A of this Exhibit C and the amount required by the third party engine owner or (ii) separate additional insurance on such engine must attach in order to satisfy separately any requirements to such third party engine owner, provided that the Servicer will not be under any obligation to procure that the Security Agent or any Holder is named on the Issue Date as a contract party, loss payee or additional insured on any insurance certificate for any NAC 29 Aircraft Asset in accordance with the terms and conditions of airline finance/lease contract endorsement AVN67B, or any replacement, successor or alternative endorsement thereto (“AVN67B”), nor as the addressee of any broker’s letter of undertaking for any NAC 29 Aircraft Asset, nor that any Note Documents be added as a “Contract” on any insurance certificates for any NAC 29 Aircraft Asset in accordance with AVN67B, provided however that upon any post-Plan Effective Date renewal of the insurances for a NAC 29 Aircraft Asset, the entry into of any replacement lease for a NAC 29 Aircraft Asset, and/or upon the lease for a NAC 29 Aircraft Asset being amended or extended, the Servicer will use all reasonable endeavours to procure that (i) the Security Agent (for and on behalf of itself and the Holders) is named as a “Contract Party” in accordance with the terms and conditions of AVN67B and (to the extent any relevant brokers agree to do so following reasonable efforts by the Servicer to secure their agreement) the sole loss payee in respect of the hull insurances referred to in paragraph (a) above and the hull war risk and allied perils insurance referred to in paragraph (b) above and an addressee to the relevant broker letter of undertaking, (ii) the Security Agreement for the relevant NAC 29 Aircraft Asset is named as a “Contract” in accordance with the terms and conditions of AVN67B in respect of the hull insurances referred to in paragraph (a) above and the hull war risk and allied perils insurance referred to in paragraph (b) above, and (iii) the Security Agent and each Holder (referred to generically rather than individually) is named as an “Additional Insured” under the legal liability insurances referred to in paragraph (c) above.

1.2	Variations on Specific Insurance Requirements

In certain circumstances, it will be customary for certain of the insurances described in paragraph 1.1 above to not be carried for one or more of the NAC 29 Aircraft Asset.  For example, when a NAC 29 Aircraft Asset is not on lease to a passenger air carrier or is in storage, is being repaired or maintained, is being parted out (including where the airframe for that NAC 29 Aircraft Asset has been the subject of a Final Disposition and the relevant NAC 29 Aircraft Asset constitutes only engines), ferry or ground rather than passenger flight coverage for the relevant NAC 29 Aircraft Asset shall be applicable and lower insurance limits may apply to reflect that the relevant NAC 29 Aircraft Asset is not being operated.  Similarly, indemnities may be provided by a governmental authority in lieu of particular insurances.  The Servicer will determine the necessary coverage for the NAC 29 Aircraft Asset in such situations consistent with Leasing Company Practice with respect to similar aircraft.

1.3	Currency

All insurances and reinsurances effected pursuant to this Part A of this Exhibit C shall be payable in US dollars, save that, in the case of the insurances referred to in paragraph 1.1(c), if another denomination is (a) required by the law of the state of registration of the relevant NAC 29 Aircraft Asset, (b) the normal practice of airlines in the relevant country that operate aircraft leased from lessors located outside such country, or (c) otherwise accepted in accordance with Leasing Company Practice, proceeds under such insurances and reinsurances shall be payable in such other currency.

1.4	Specific Terms of Insurances

The Servicer will procure that the NAC 29 Aircraft Asset are insured and the applicable insurance policies endorsed either (i) in a manner consistent with AVN67B, AVN67C or, in each case, a successor London market endorsement, as it may be amended or revised or its equivalent or (ii) in such manner as the Servicer (acting in according with Leasing Company Practice) considers to be customary in the airline industry for aircraft of the same type as the relevant NAC 29 Aircraft Asset and that are utilised by operators in the same country and whose operational network and credit status is similar to the type of business as the relevant Lease Obligor or operator (if any) and at the time commonly available in the insurance market.  In all cases, the Servicer will set the standards, review and manage the insurances on the NAC 29 Aircraft Asset consistent with Leasing Company Practice with respect to similar aircraft.

1.5	Insurance Brokers and Insurers

In reviewing and accepting the insurance brokers (if any) and reinsurance brokers (if any) and insurers and reinsurers (if any) providing coverage with respect to the NAC 29 Aircraft Asset, the Servicer will utilise standards consistent with Leasing Company Practice with respect to similar aircraft.  Subject to paragraph 1.7 below, it is recognised that airlines in certain countries are required to utilise brokers (and sometimes even no brokers) or carry insurance with local insurance brokers and insurers.  If requested by the Security Agent but without any obligation to disclose the contents of its contingent policy, the Servicer will provide the Security Agent with evidence that the insurances described in this Exhibit C are in full force and effect.

1.6	Deductibles and Self-Insurance

With respect to the type of aircraft concerned, the nationality and creditworthiness of the airline operator, the airline operator’s use and operation thereof and to the scope of and the amount covered by the insurances carried by the operator of the relevant NAC 29 Aircraft Asset, the Servicer will apply standards consistent with Leasing Company Practice with respect to similar aircraft in reviewing and accepting the amount of any insurance deductibles, whether the operator of the relevant NAC 29 Aircraft Asset may self-insure any of the risks covered by the insurances and the scope and terms of reinsurance, if any, including a cut-through and assignment clause.

1.7	Reinsurance

If the insurances are not effected in the leading international insurance markets, the Servicer shall procure that they (or a portion thereof) are reinsured in accordance with Leasing Company Practice with reinsurers in the leading international insurance markets who are of recognised standing.  Any reinsurance will be on the same terms as the relevant primary insurance.

1.8	Renewals

The Servicer will monitor the insurances on the NAC 29 Aircraft Asset and their expiration dates and will ensure that any insurances in respect of any NAC 29 Aircraft Asset not subject to a Lease are promptly renewed prior to the relevant expiration date.

1.9	Failure to Insure

If the Servicer fails to procure that the NAC 29 Aircraft Asset is insured in accordance with this Exhibit C the Security Agent may (but is not obliged to) pay outstanding premiums or effect alternative insurance in respect of the NAC 29 Aircraft Asset and any cost incurred by the Security Agent in the exercise of this right will be reimbursed by the relevant member of the NAC 29 Group on demand.

2.	Application of insurance proceeds

The Intercreditor Agreement will set out the basis on which any insurance proceeds of the NAC 29 Aircraft Asset will be applied.

PART B
NAC LIABILITY INSURANCES

1.	Obligation to Insure

Without prejudice to the terms of Part A of this Exhibit C, NAC 29 shall maintain, to the extent reasonably available in the international insurance market and consistent with Leasing Company Practice, third party legal liability insurance, including passenger, baggage, cargo and mail (including war and allied perils consistent with AVN52E), bodily injury and property damage in an amount no less than $300,000,000 and otherwise on terms and conditions which are customary in international lease transactions involving similar aircraft.

2.	Specific Requirements

Any such liability insurances (the “NAC 29 Liability Insurances”) shall:

(a)
include the Security Agent (both in such capacity and in its individual or personal capacity), any receiver or delegate appointed under the Note Documents and their respective affiliates, Subsidiaries, officers, directors, servants, agents and employees, and each of their respective successors, permitted assigns and permitted transferees as additional insureds; and

(b)
otherwise be endorsed either (i) in a manner consistent with AVN67B, AVN67C or, in each case, a successor London market endorsement, as it may be amended or revised or its equivalent or (ii) in such manner as the Servicer (acting in according with Leasing Company Practice) considers to be customary in the airline industry for aircraft of the same type as the relevant NAC 29 Aircraft Asset and that are utilised by operators in the same country and whose operational network and credit status is similar to the type of business as the relevant Lease Obligor or operator (if any) and at the time commonly available in the insurance market.  In all cases, the Servicer will set the standards, review and manage the insurances on the NAC 29 Aircraft Asset consistent with Leasing Company Practice with respect to similar aircraft.

2.	Renewals

NAC 29 will monitor the NAC 29 Liability Insurances and its expiration date and will ensure that the NAC 29 Liability Insurances are promptly renewed prior to its expiration date

3.	Failure to Insure

If the Servicer fails to maintain the NAC 29 Liability Insurances in accordance with the requirements of this Part B, the Security Agent may (whether or not an Event of Default is occurring and acting in its individual or personal capacity without any need for instruction from the Majority Pari Passu Creditors or any other person, and otherwise without prejudice to any of the other rights or remedies available to the Security Agent), but shall not obliged to, pay the premiums due or to effect and maintain legal liability insurances satisfactory to it or otherwise remedy such failure in such manner as it considers appropriate.  Any costs or other losses incurred by the Security Agent in maintaining such insurances shall be immediately due and payable by NAC 29 to the Security Agent.

EXHIBIT D

CORE LEASE CRITERIA

1.
Representations and Warranties, etc. - representations and warranties or a legal opinion or such other comfort acceptable to Servicer as to, without limitation, the due execution of the lease by the related lessee and the validity of such lessee’s obligations thereunder, due authorization of such lease and procurement of relevant licenses and permits in connection therewith.

2.
Subleasing - permission to sublease only if the sublease is subordinated to the primary lease and the primary lessee under the lease remains obligated to make payments on such primary lease, except with respect to specific classes of sublessees and under specific conditions consistent with Leasing Company Practice and provided for in such lease.

3.
Permitted Liens – provisions requiring the lessee not to create any Liens in respect of the aircraft asset, except for exceptions thereto consistent with Leasing Company Practice, including liens not affecting the use or operation of the aircraft asset arising in the ordinary course of the lessee’s business.

4.
No Right to Sell - the lease shall not permit a lessee to sell any aircraft asset except (i) with respect to an aircraft asset subject to a Total Loss, pursuant to the sale of such aircraft asset as salvage to the insurers or their designee, and (ii) with respect to an aircraft asset the subject of a purchase option, pursuant to an agreement entered into by such lessee prior to the exercise of such purchase option to sell or otherwise transfer ownership of such aircraft asset upon the exercise of such purchase option.

5.
Events of Loss/Insurances - provisions stipulating that the lease will terminate in the event of a Total Loss of the relevant aircraft asset (except to the extent such lease provides for an option to provide a replacement aircraft asset rather than pay the agreed value), and requiring that the relevant lessee will maintain insurances with respect to loss or damage to the aircraft asset and liability insurances, in each case in accordance with Leasing Company Practice and in compliance with the requirements of Exhibit C.

6.
Return of Aircraft Asset - provisions for redelivery of the relevant aircraft asset, including, if applicable, replacement engines and parts, on expiry or termination of the lease (other than any expiration or termination coincident with the purchase of the relevant aircraft asset pursuant to exercise of a purchase option by the relevant lessee or in cases in which such lease provides for retention of the relevant aircraft asset by the lessee or for delivery to a third party), specifying the required return condition and any obligation upon the lessee to remedy or compensate the lessor, directly or indirectly, for any material deviations from such return condition, in each case considering the other terms of the relevant lease and to the extent consistent with the customary practices of leading international aircraft asset operating lessors and in accordance with Leasing Company Practice.

7.
Termination Events - provisions setting forth the conditions under which the lessor may terminate a lease and repossess the relevant aircraft asset, at any time after the expiration of any agreed grace period or remedy period, in each case consistent with Leasing Company Practice.  For any new lease entered into by a member of the NAC 29 Group, the lessor will have used its reasonable endeavours to include provisions allowing it to terminate the lease upon a lessor illegality event, on terms consistent with Leasing Company Practice.

8.
Assignment - provisions that (i) prohibit the assignment by lessee of any benefits or obligations under the lease to any person, and (ii) permit the lessor to transfer its rights and obligations under the lease to another Person and to assign its rights by way of security to another Person, subject (in each case) to exceptions consistent with Leasing Company Practice, it being acknowledged that in certain circumstances any transfer and/or assignment by the lessor of its rights and/or obligations under the lease may be subject to the consent of the relevant lessee in all circumstances.

9.
Disclaimer of Conditions or Warranty - provisions acknowledging that when the lessee gives formal notice of acceptance of the relevant aircraft asset, it takes delivery of such aircraft asset with no condition, warranty or representation of any kind having been given by or on behalf of the lessor in respect of such aircraft asset, except as to matters expressly set forth in the lease or in the delivery documentation, subject to customary carve outs that are consistent with Leasing Company Practice.

10.	Indemnities – operational indemnity provisions (including as to Taxes) from the lessee, subject to exceptions consistent with Leasing Company Practice.

11.
Net Lease - provisions stating the lessee’s obligation to make rental payments is absolute and unconditional under any and all circumstances and regardless of other events or similar provisions, subject to customary carve outs that are consistent with Leasing Company Practice.

12.	Taxes - a tax gross up clause subject to customary carve outs in accordance with Leasing Company Practice.

13.
Governing Law/Jurisdiction - the lease will be governed by the laws of England, New York, Ireland or any other jurisdiction acceptable to the Servicer and that is consistent with Leasing Company Practice, and will include a submission by the lessee to the jurisdiction of such courts, or (as applicable) such arbitral tribunal, as the Servicer may determine to be acceptable in accordance with Leasing Company Practice.

14.
Ownership - provisions relating to the perfection and registration of the interest(s) of the aircraft asset lessor and owner in the aircraft asset and the lease (including, where applicable, pursuant to the Cape Town Convention), subject to exceptions consistent with Leasing Company Practice.

15.
Recognition of Rights Agreements – solely in the case of any engine lease, provisions requiring the receipt of recognition of rights agreement from third parties holding an interest in any aircraft on which the engine is to be installed, to the extent required by (and subject to exceptions consistent with) Leasing Company Practice.

16.
Other - provisions as to lessee’s obligations with regard to the operation, maintenance and registration of the aircraft asset, including as to compliance with applicable laws and sanctions, in each case to the extent consistent with Leasing Company Practice.

EXHIBIT E

REQUIRED DOCUMENTATION

1.	Corporate Documents

(a)	A copy of the constitutional documents of NAC 29 and NAC DAC.

(b)	A copy of a resolution of the Board of Directors of NAC 29 and NAC DAC:

(i)	approving the terms of, and the transactions contemplated by, the Note Documents to which it is a party and resolving that it execute, deliver and perform the Note Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Note Documents to which it is a party on its behalf; and

(iii)
authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Note Documents to which it is a party.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) in relation to the Note Documents and related documents.

(d)	If applicable, a copy of any power of attorney of the relevant company appointing a specified person or person as attorney to execute the Note Documents to which it is party on its behalf.

(e)
A certificate of an authorized signatory of NAC 29 and NAC DAC certifying that each copy document relating to it specified in this Exhibit E is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Indenture.

2.	Note Documents

(a)	The Intercreditor Agreement executed by NAC 29, NAC DAC and the members of the NAC Group party to that Agreement (as of the Plan Effective Date).

(b)	This Indenture executed by NAC 29 and NAC DAC.

(c)	The Senior Secured Credit Agreement executed by NAC 29 and NAC DAC.

(d)	The Fleet Information Representation Letter executed by NAC 29.

(e)	Each Shared Security Document required to ensure compliance (as at the Plan Effective Date) with the requirements set out in clause 8 (Undertakings re Shared Security) of the Intercreditor Agreement.

3.	Legal opinions

The following legal opinions, each addressed to the Trustee (on behalf of itself and the Holders) and the Security Agent:

(a)	a legal opinion of Clifford Chance US LLP, as to New York law as to the enforceability of this Indenture, the Security Agreement and the Senior Secured Credit Agreement;

(b)
a legal opinion of Clifford Chance LLP, as to English law as to (i) the capacity and authority of each original NAC 29 Obligor incorporated in England and (ii) the enforceability of the Exit Facility Agreement, the Intercreditor Agreement and any initial Shared Security Document governed by English law;

(c)
a legal opinion of William Fry, as to Irish law as to (i) the capacity and authority of each original NAC 29 Obligor incorporated in Ireland and (ii) enforceability of any initial Shared Security Document governed by Irish law; and

(d)	to the extent not covered above, a legal opinion of NAC 29’s counsel in each of the following jurisdictions:

(i)	any jurisdiction in which an original NAC 29 Obligor is incorporated or otherwise established, as to the capacity and authority of such original NAC 29 Obligor; and

(ii)	any jurisdiction which is the governing law of any initial Shared Security Document,

each substantially in the form distributed to the Trustee and the Security Agent prior to signing this Indenture (or otherwise satisfactory to the Trustee and the Security Agent, acting reasonably).

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Note Documents, has accepted its appointment.

(b)
A deed of release in respect of the any English, Irish or Singaporean law Liens granted over the NAC 29 Aircraft Assets in favor of the respective prior financiers in respect of such NAC 29 Aircraft Assets, signed by the beneficiary of any such Lien.

(c)
Evidence that arrangements satisfactory to the Security Agent (acting reasonably) are in place to release any existing Liens over the NAC 29 Aircraft Assets not referred to in paragraph (b) above upon (or where not practicable in the jurisdiction in question, promptly following) the occurrence of the Plan Effective Date.

EXHIBIT F

FORM OF MONTHLY MANAGEMENT REPORT

[Agreed form to be appended]